Exhibit 99.1
HARRIS CORPORATION
UPDATES TO CERTAIN HISTORICAL FISCAL 2018 AND FISCAL 2017 FINANCIAL INFORMATION
IN ITEM 6, ITEM 7, ITEM 8 AND ITEM 15(2)
IN ANNUAL REPORT ON FORM 10-K FOR FISCAL YEAR ENDED JUNE 29, 2018
FOR RETROSPECTIVE APPLICATION OF ASC 606 AND ASU 2017-07

Explanatory Note
As previously reported, Harris Corporation ("Harris" or the "Company") adopted, effective June 30, 2018 (the first day of Harris' fiscal 2019), Accounting Standards Update (ASU) No. 2014-09, Revenue from Contracts with Customers (Topic 606), as amended (“ASC 606”), and ASU 2017-07, Compensation - Retirement Benefits (Topic 715): Improving the Presentation of Net Periodic Pension Cost and Net Periodic Postretirement Benefit Cost ("ASU 2017-07") on a retrospective basis. Harris began reporting comparative results under ASC 606 and ASU 2017-07 in its Quarterly Report on Form 10-Q for the fiscal quarter ended September 28, 2018 (the first quarter of fiscal 2019).
The historical fiscal 2018 and fiscal 2017 financial information contained in the following Items in this Exhibit 99.1 has been updated solely to the extent necessary to reflect the impact for those two fiscal years of retrospective application of ASC 606 and ASU 2017-07, and such updated fiscal 2018 and fiscal 2017 financial information supersedes the historical fiscal 2018 and fiscal 2017 financial information in such Items in the Company's Annual Report on Form 10-K for the fiscal year ended June 29, 2018 ("Fiscal 2018 Annual Report on Form 10-K”):

•	Part II, Item 6. Selected Financial Data;

•	Part II, Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations;

•	Part II, Item 8. Financial Statements and Supplementary Data; and

•	Part IV, Item 15(2), Schedule II — Valuation and Qualifying Accounts.
See Note 2: Accounting Changes or Recent Accounting Pronouncements in the Notes to Consolidated Financial Statements in Item 8. Financial Statements and Supplementary Data in this Exhibit 99.1 for more information regarding the Company’s adoption of ASC 606 and ASU 2017-07.

The Notes to Consolidated Financial Statements in Item 8. Financial Statements and Supplementary Data in this Exhibit 99.1 also have been updated to include Note 25: Subsequent Events related to the Company's entry into a definitive merger agreement with L3 Technologies, Inc.

Except for the foregoing updates, no other historical financial information in the Fiscal 2018 Annual Report on Form 10-K (including for fiscal 2016 and prior fiscal years and the comparison of fiscal 2017 financial performance to fiscal 2016 financial performance included in Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations), and no other Items in the Fiscal 2018 Annual Report on Form 10-K are being updated, and all such other historic financial information and such other Items in the Fiscal 2018 Annual Report on Form 10-K remain unchanged and are not superseded.

In addition, the previously reported consolidated financial statements have not been updated to reflect any financial results, events, developments or other changes subsequent to fiscal 2018 (which ended June 29, 2018). For developments since the filing of the Fiscal 2018 Annual Report on Form 10-K, refer to the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended September 28, 2018 and the Company’s Current Reports on Form 8-K (excluding any information and exhibits furnished under either Item 2.02 or Item 7.01 thereof) filed with the SEC since the filing of the Fiscal 2018 Annual Report on Form 10-K.

The information in this Exhibit 99.1 should be read in conjunction with the Fiscal 2018 Annual Report on Form 10-K, which was filed with the U.S. Securities and Exchange Commission ("SEC") on August 27, 2018, and the Company’s subsequent filings with the SEC that are referenced above. Terms used but not defined in this Exhibit 99.1 shall have the meanings ascribed to such terms in the Fiscal 2018 Annual Report on Form 10-K.
Cautionary Statement Regarding Forward-Looking Statements
This Exhibit 99.1, including “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations,” contains forward-looking statements that involve risks and uncertainties, as well as assumptions that may not materialize or prove correct, which could cause our results to differ materially from those expressed in or implied by such forward-looking statements. All statements other than statements of historical fact are statements that could be deemed forward-looking statements, including, but not limited to, statements concerning: our plans, strategies and objectives for future operations; new products, systems, technologies, services or developments; future economic conditions, performance or outlook; future political conditions; the outcome of contingencies; the potential level of share repurchases, dividends or pension contributions; potential acquisitions or divestitures; the value of contract awards and programs; expected cash flows or capital expenditures; our beliefs or expectations; activities, events or developments that we intend, expect, project, believe or anticipate will or may occur in the future; and assumptions underlying any of the foregoing. Forward-looking statements may be identified by their use of forward-looking terminology, such as “believes,” “expects,” “may,” “could,” “should,” “would,” “will,” “intends,” “plans,” “estimates,” “anticipates,” “projects” and similar words or expressions. You should not place undue reliance on these forward-looking statements, which reflect our management’s opinions only as of the date of filing of our Fiscal 2018 Annual Report on Form 10-K, updated only to the extent necessary to reflect the retrospective application of ASC 606 and ASU 2017-17 as described in the Explanatory Note in this Exhibit 99.1, and are not guarantees of future performance or actual results. Factors that might cause our results to differ materially from those expressed in or implied by these forward-looking statements, from our current expectations or projections or from our historical results include, but are not limited to, those discussed in “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations - Forward-Looking Statements and Factors That May Affect Future Results” in this Exhibit 99.1, in “Item 1A. Risk Factors” in our Fiscal 2018 Annual Report on Form 10-K and in our other filings with the SEC. All forward-looking statements are qualified by, and should be read in conjunction with, those risk factors. Forward-looking statements are made in reliance on the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and are made as of August 27, 2018, the date of the filing of our Fiscal 2018 Annual Report on Form 10-K, updated only to the extent necessary to reflect the retrospective application of ASC 606 and ASU 2017-17 as described in the Explanatory Note in this Exhibit 99.1, and we disclaim any intention or obligation, other than imposed by law, to update or revise any forward-looking statements, whether as a result of new information, future events or developments or otherwise, after the date of filing of our Fiscal 2018 Annual Report on Form 10-K or, in the case of any document incorporated by reference, the date of that document.

PART II

ITEM 6.	SELECTED FINANCIAL DATA.
Note: The information contained in this Item updates historical fiscal 2018 and fiscal 2017 financial information solely to the extent necessary to reflect the impact for those two fiscal years of retrospective application of ASC 606 and ASU 2017-07. Historical fiscal 2016, fiscal 2015 and fiscal 2014 financial information in this Item has not been similarly updated, and consequently, the selected financial data for such fiscal years in this Item are not necessarily comparable to the updated selected financial data for fiscal 2018 and fiscal 2017 in this Item. This Item also has not been updated for other changes since the filing of our Fiscal 2018 Annual Report on Form 10-K. See the Explanatory Note at the beginning of this Exhibit 99.1 for further information.
The following table summarizes our selected historical financial information for each of the last five fiscal years. Amounts pertaining to our results of operations are presented on a continuing operations basis. See Note 3: Discontinued Operations in the Notes for information regarding discontinued operations. The selected financial information shown below has been derived from our audited Consolidated Financial Statements, which for data presented for fiscal 2018 and 2017 are included elsewhere in this Exhibit 99.1. This table should be read in conjunction with our other financial information, including “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the Consolidated Financial Statements and accompanying Notes, included elsewhere in this Exhibit 99.1 or to the extent not updated and superseded, in our Fiscal 2018 Annual Report on Form 10-K.

	Fiscal Years Ended
	2018(1)	2017(2)	2016(3)	2015(4)	2014
	(In millions, except per share amounts)
Results of Operations:
Revenue from product sales and services	$6,168	$5,897	$5,992	$3,885	$3,622
Cost of product sales and services(5)	4,066	3,854	3,832	2,304	2,118
Interest expense	170	172	183	130	94
Income from continuing operations before income taxes	908	889	884	396	642
Income taxes	206	261	273	109	202
Income from continuing operations	702	628	611	287	440
Discontinued operations, net of income taxes	(3)	(85)	(287)	47	94
Net income	699	543	324	334	534
Noncontrolling interests, net of income taxes	—	—	—	—	1
Net income attributable to Harris Corporation	699	543	324	334	535
Average shares outstanding (diluted)	121.1	124.3	125.0	106.8	107.3
Per Share Data (Diluted):
Income from continuing operations	$5.78	$5.04	$4.87	$2.67	$4.08
Income (loss) from discontinued operations, net of income taxes	(0.02)	(0.68)	(2.28)	0.44	0.87
Net income	5.76	4.36	2.59	3.11	4.95
Cash dividends	2.28	2.12	2.00	1.88	1.68
Financial Position at Fiscal Year-End:
Net working capital(6)	$374	$105	$643	$909	$877
Net property, plant and equipment	900	904	924	1,031	576
Long-term debt, net	3,408	3,396	4,120	5,053	1,564
Total assets	9,851	10,112	12,009	13,127	4,919
Equity	3,278	2,903	3,057	3,402	1,825
Book value per share	27.71	24.27	24.53	27.51	17.30
_______________

(1)
Results for fiscal 2018 included: (i) $47 million of charges related to our decision to transition and exit a commercial air-to-ground LTE radio communications line of business and other items; (ii) $27 million of losses and other costs related to debt refinancing; (iii) $20 million of charges related to non-cash adjustments for deferred compensation and the impact of tax reform; and (iv) a $5 million charge related to consolidation of certain Exelis facilities initiated in fiscal 2017. The net after-tax impact from these fiscal 2018 items was $74 million or $.60 per diluted common share.

(2)	Results for fiscal 2017 included a $51 million after-tax ($.41 per diluted common share) charge for Exelis acquisition-related and other items.

(3)
Results for fiscal 2016 included: (i) $121 million for integration and other costs associated with our acquisition of Exelis in the fourth quarter of fiscal 2015, including $11 million for amortization of a step-up in inventory; (ii) a net liability reduction of $101 million for certain post-employment benefit plans; (iii) $33 million of charges for restructuring and other items; and (iv) a $10 million net gain on the sale of Aerostructures. The net after-tax impact from these fiscal 2016 items was $34 million or $.27 per diluted common share.

(4)
Results for fiscal 2015 included results of Exelis following the close of the acquisition on May 29, 2015 and a $205 million after-tax ($1.91 per diluted share) charge for transaction, financing, integration, restructuring and other costs, primarily related to our acquisition of Exelis.

(5)
“Cost of products sales and services” from prior years have been adjusted to conform to current-year classifications. Reclassifications include certain human resources, information technology (“IT”), direct selling and bid and proposal costs that were previously included as “Cost of product sales and services” line items and are now reflected in the “Engineering, selling and administrative expenses” line item in our Consolidated Statement of Income.

(6)
Net working capital decreased in fiscal 2017 compared with fiscal 2016 primarily due to a $172 million increase in current portion of long-term debt and a $161 million decrease associated with net working capital of discontinued operations.

ITEM 7.	MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

Note: The information contained in this Item updates historical fiscal 2018 and fiscal 2017 financial information solely to the extent necessary to reflect the impact for those two fiscal years of retrospective application of ASC 606 and ASU 2017-07. No other historical financial information in this Item in our Fiscal 2018 Annual Report on Form 10-K (including for fiscal 2016 and the comparison of fiscal 2017 financial performance to fiscal 2016 financial performance) is being updated or is superseded. This Item also has not been updated for other changes since the filing of our Fiscal 2018 Annual Report on Form 10-K. See the Explanatory Note at the beginning of this Exhibit 99.1 for further information.
OVERVIEW
The following Management’s Discussion and Analysis (“MD&A”) is intended to assist in an understanding of our financial condition and results of operations. This MD&A is provided as a supplement to, should be read in conjunction with, and is qualified in its entirety by reference to, our Consolidated Financial Statements and accompanying Notes appearing elsewhere in this Exhibit 99.1. Except for the historical information contained herein, the discussions in this MD&A contain forward-looking statements that involve risks and uncertainties. Our future results could differ materially from those discussed herein. Factors that could cause or contribute to such differences include, but are not limited to, those discussed below in this MD&A under “Forward-Looking Statements and Factors that May Affect Future Results.”
The following is a list of the sections of this MD&A, together with our perspective on their contents, which we hope will assist in reading these pages:

•
Business Considerations — a general description of our business; the value drivers of our business; fiscal 2018 results of operations and liquidity and capital resources key indicators; and industry-wide opportunities, challenges and risks that are relevant to us in defense, government and commercial markets.

•
Operations Review — an analysis of our consolidated results of operations and of the results in each of our business segments, to the extent the segment operating results are helpful to an understanding of our business as a whole, for the three years presented in our financial statements.

•
Liquidity, Capital Resources and Financial Strategies — an analysis of cash flows, funding of pension plans, common stock repurchases, dividends, capital structure and resources, contractual obligations, off-balance sheet arrangements, commercial commitments, financial risk management, impact of foreign exchange and impact of inflation.

•
Critical Accounting Policies and Estimates — a discussion of accounting policies and estimates that require the most judgment and a discussion of accounting pronouncements that have been issued but not yet implemented by us and their potential impact on our financial condition, results of operations and cash flows.

•
Forward-Looking Statements and Factors that May Affect Future Results — cautionary information about forward-looking statements and a description of certain risks and uncertainties that could cause our actual results to differ materially from our historical results or our current expectations or projections.

BUSINESS CONSIDERATIONS
General
We generate revenue, income and cash flows by developing, manufacturing or providing, and selling advanced, technology-based solutions that solve government and commercial customers’ mission-critical challenges. We support government and commercial customers in more than 100 countries, with our largest customers being various departments and agencies of the U.S. Government and their prime contractors. Our products, systems and services have defense and civil government applications, as well as commercial applications. As of the end of fiscal 2018, we had approximately 17,500 employees, including approximately 7,900 engineers and scientists. We generally sell directly to our customers, and we utilize agents and intermediaries to sell and market some products and services, especially in international markets.

We structure our operations primarily around the products, systems and services we sell and the markets we serve, and we report the financial results of our continuing operations in the following three reportable segments, which are also referred to as our business segments:

•
Communication Systems, serving markets in tactical communications and defense products, including tactical ground and airborne radio communications solutions and night vision technology, and in public safety networks;

•
Electronic Systems, providing electronic warfare, avionics, and C4ISR solutions for defense and classified customers and mission-critical communication systems for civil and military aviation and other customers; and

•
Space and Intelligence Systems, providing intelligence, space protection, geospatial, complete Earth observation, universe exploration, PNT, and environmental solutions for national security, defense, civil and commercial customers, using advanced sensors, antennas and payloads, as well as ground processing and information analytics.

As described in more detail in Note 1: Significant Accounting Policies under “Principles of Consolidation” and in Note 3: Discontinued Operations in the Notes, we completed the divestiture of CapRock in the third quarter of fiscal 2017 and the divestiture of IT Services in the fourth quarter of fiscal 2017. CapRock and IT Services were part of our former Critical Networks segment and are reported as discontinued operations in this Exhibit 99.1. Our historical financial results have been restated for all periods presented in this Exhibit 99.1 to account for businesses reported as discontinued operations in this Exhibit 99.1. Except for disclosures related to our cash flows, or unless otherwise specified, disclosures in this Exhibit 99.1 relate solely to our continuing operations.
In connection with entering into the definitive agreement to sell IT Services, our other remaining operations that had been part of our former Critical Networks segment, including our ATM business and our PMRF program, were integrated with our Electronic Systems segment effective for the third quarter of fiscal 2017, and our Critical Networks segment was eliminated. The historical results, discussion and presentation of our business segments as set forth in this Exhibit 99.1 reflect the impact of these changes for all periods presented in order to present all segment information on a comparable basis. There is no impact on our previously reported consolidated statements of income, balance sheets or statements of cash flows resulting from these segment changes.
Value Drivers of Our Business
In recent years, we have reshaped our portfolio of businesses to focus on high-growth, high-margin businesses, successfully integrated Exelis and made investments that led to several new product launches and strategic program awards. Fiscal 2018 marked an inflection point as we returned to growth across all three business segments, maintained strong margins through our focus on operational excellence and recorded significantly higher orders that drove a 26 percent increase in funded backlog for the fiscal year. In addition to dividends and share repurchases, we made debt repayments and voluntary pension plan contributions that expanded our future financial flexibility. We plan to build on our strong fiscal 2018 performance, and together with a well-funded U.S. Government budget and a continued focus on operational excellence and innovation, we believe we are well positioned to achieve our fiscal 2019 strategic priorities, which include the following:

•	Accelerating revenue growth across all three business segments;

•	Driving flawless execution while expanding margins through operational excellence; and

•	Sustaining cash flow with shareholder friendly capital deployment.
We expect a more favorable budget environment, especially in strategic areas, our solid fiscal 2018 backlog growth and strong customer relationships to serve as the basis for accelerating revenue growth across our business segments in fiscal 2019. The Government Fiscal Year (“GFY”) 2018 Omnibus Appropriations Bill reflected that our programs continue to remain a priority for U.S. Government customers, and President Trump’s GFY 2019 budget proposal would fully fund all of our major DoD and civil agency programs. For Communication Systems, DoD tactical modernization programs are beginning to increase across all the services, and we expect our international tactical business to be able to leverage its incumbent position and large installed base and benefit from higher defense spending by coalition partners. In Electronic Systems, we believe we are entering a multi-year growth cycle driven by our position on long-term avionics and electronic warfare platforms. For Space and Intelligence Systems, we believe, in a growing budget environment, we will be able to maintain high win-rates and expand into adjacencies in order to accelerate growth in classified programs, and we expect our environmental business to stabilize and return to growth.
We believe operational leverage from accelerating growth across our business segments, combined with our continued focus on operational excellence and innovation, will drive margin expansion and increased profitability.
Our operational excellence program, Harris Business Excellence (“HBX”), is focused on streamlining processes, eliminating waste, reducing costs, optimizing program execution and increasing customer satisfaction. We are approximately half-way through standardizing our IT systems, which we expect will dramatically reduce the number of enterprise resource planning platforms, simplify our operating environment, drive productivity through growth in shared services, automate core processes and lay the foundation of our enterprise-wide digital strategy. We are working toward eliminating many of our data centers and making the remainder cloud-enabled. We also are continuing to focus on cost savings in our supply chain through “value engineering” and “should-cost” analysis, as well as improving supplier performance and reducing sole-sourced components on legacy solutions.
Innovation is at the core of our success, and R&D investment represents the foundation for innovation. We are fundamentally reshaping how we design and develop new products to get more out of our R&D investment. We are deploying “DevOps” to streamline software development, which has grown to be a significant portion of our engineering work today and is expected to increase over time. We also use standardized processes and common metrics to track progress and gauge success, as well as core technology centers to more fully leverage R&D investment across our Company.
During fiscal 2018, we returned to our shareholders $272 million in dividends and another $272 million through share repurchases. We also used $271 million for net repayment of borrowings and $300 million for a voluntary contribution to our U.S. defined benefit plans, which helped reduce our net unfunded defined benefit plans liability by 44 percent to $0.7 billion or 11 percent of total liabilities at the end of fiscal 2018. In fiscal 2019, we believe accelerating revenue growth across our business segments, margin expansion and increased profitability will improve our operating cash flow, which we expect to use for increased dividends, share repurchases, debt repayments and reinvestment to grow our strategic businesses.
Key Indicators
We believe our value drivers, when implemented, will improve our financial results, including: revenue; income from continuing operations and income from continuing operations per diluted common share; income from continuing operations as a percentage of revenue; net cash provided by operating activities; return on invested capital; return on average equity; and consolidated total indebtedness to total capital ratio. The measure of our success is reflected in our results of operations and liquidity and capital resources key indicators as discussed below.
Fiscal 2018 Results of Operations Key Indicators:    Revenue, income from continuing operations, income from continuing operations per diluted common share and income from continuing operations as a percentage of revenue represent key measurements of our value drivers:

•	Revenue increased 5 percent to $6.2 billion in fiscal 2018 from $5.9 billion in fiscal 2017;

•	Income from continuing operations increased 12 percent to $702 million in fiscal 2018 from $628 million in fiscal 2017;

•	Income from continuing operations as a percentage of revenue in fiscal 2018 was comparable with fiscal 2017 at 11 percent; and

•
Income from continuing operations per diluted common share increased 15 percent to $5.78 in fiscal 2018 from $5.04 in fiscal 2017, reflecting both the increase in income from continuing operations as noted above and fewer diluted common shares outstanding due to repurchases of shares of common stock under our repurchase program during fiscal 2018.

Refer to MD&A heading “Operations Review” below in this Exhibit 99.1 for more information.
Liquidity and Capital Resources Key Indicators:     Net cash provided by operating activities, return on invested capital, return on average equity, our consolidated total indebtedness to total capital ratio and our net unfunded defined benefit plans liability also represent key measurements of our value drivers:

•	Net cash provided by operating activities increased to $751 million in fiscal 2018 from $569 million in fiscal 2017;

•
Return on invested capital (defined as after-tax operating income from continuing operations divided by the two-point average of invested capital at the beginning and end of the fiscal year, where invested capital equals equity plus debt, less cash and cash equivalents) increased to 11 percent in fiscal 2018 from 9 percent in fiscal 2017;

•
Return on average equity (defined as income from continuing operations divided by the two-point average of equity at the beginning and end of the fiscal year) increased to 23 percent in fiscal 2018 from 21 percent in fiscal 2017;

•	Our consolidated total indebtedness to total capital ratio at June 29, 2018 was 54 percent, compared with our 65 percent covenant limitation under our senior unsecured revolving credit facility; and

•	Our net unfunded defined benefit plans liability decreased $0.6 billion in fiscal 2018 to $0.7 billion at June 29, 2018 compared with $1.3 billion at June 30, 2017.
Refer to MD&A heading “Liquidity, Capital Resources and Financial Strategies” below in this Exhibit 99.1 for more information on net cash provided by (used in) operating, investing and financing activities.

Industry-Wide Opportunities, Challenges and Risks
Department of Defense and Other U.S. Federal Markets: Our largest customers are various departments and agencies of the U.S. Government — the percentage of our revenue that was derived from sales to U.S. Government customers, including foreign military sales funded through the U.S. Government, whether directly or through prime contractors, in fiscal 2018 and 2017 was approximately 75 percent and 74 percent, respectively. The GFY 2018 (U.S. Government fiscal years begin October 1 and end September 30) budget cycle ended with the Omnibus Appropriations Bill being passed by Congress and signed by President Trump on March 23, 2018. Our programs were fully funded and continue to remain priorities for U.S. Government customers.
In February 2018, President Trump submitted a budget proposal for GFY 2019 to Congress that would fully fund all of our major DoD and civil agency programs. The GFY 2019 budget proposal includes $617 billion in DoD base funding and an additional $69 billion in Overseas Contingency Operations (“OCO”) funding. The DoD budget proposal would increase funding across all of the services, including SOCOM, compared with GFY 2018 Omnibus Appropriations Bill levels.
In February 2018, President Trump signed into law the Bipartisan Budget Act of 2018 (“BBA 2018”), which increased the sequester caps on discretionary defense spending imposed by the Budget Control Act of 2011 (“BCA”) by $80 billion in GFY 2018 and $85 billion in GFY 2019, providing more certainty in the near-term budget planning process. The BCA had previously established limits on discretionary spending and reduced planned defense spending by $487 billion over a ten-year period beginning with GFY 2012. The BCA also provided additional automatic spending reductions, known as sequestration, that would have resulted in an additional $500 billion reduction to planned defense spending over a nine-year period beginning with GFY 2013. The BBA 2018 did not impact GFYs 2020 through 2022 — the budget caps and the across-the-board spending reduction methodology provided under the BCA remain intact.
On August 12, 2018, President Trump signed the 2019 National Defense Authorization Act, and although we anticipate debate will continue within the U.S. Government over defense spending for GFY 2019 (which may have a significant impact on defense spending broadly and on our specific programs), our programs have been well supported in the GFY 2018 Omnibus Appropriations Bill and the President’s GFY 2019 budget proposal.
Government Oversight and Risk:    As a U.S. Government contractor, we are subject to U.S. Government oversight. The U.S. Government may investigate our business practices and audit our compliance with applicable rules and regulations. Depending on the results of those investigations and audits, the U.S. Government could make claims against us. Under U.S. Government procurement regulations and practices, an indictment or conviction of a government contractor could result in that contractor being fined and/or suspended from being able to bid on, or from being awarded, new U.S. Government contracts for a period of time determined by the U.S. Government. Similar government oversight exists in most other countries where we conduct business.
For a discussion of risks relating to U.S. Government contracts and subcontracts, and other risks associated with U.S. Government business, including technological uncertainties, dependence on annual appropriations and allotment of funds, extensive regulations and other risks, see “Item 1. Business — Principal Customers; Government Contracts”, “Item 1A. Risk Factors” and “Item 3. Legal Proceedings” of our Fiscal 2018 Annual Report on Form 10-K.
State and Local:    We also provide products to state and local government agencies that are committed to protecting our homeland and public safety. The public safety market was highly competitive and dependent on state and local government budgets during fiscal 2018. Future market opportunities include upgrading aging analog infrastructure to new digital standards, as well as opportunities associated with next-generation LTE solutions for high data-rate applications.
International:   We believe there is continuing international demand from military and government customers for tactical radios, public safety communications, electronic warfare equipment, air traffic management, electronic attack and release systems and ISR. We believe we can leverage our domain expertise and proven technology provided in the U.S. to further expand our international business.
We believe that our experience, technologies and capabilities are well aligned with the demand and requirements of the markets noted above in this Exhibit 99.1. However, we remain subject to the spending levels, pace and priorities of the U.S. Government as well as international governments and commercial customers, and to general economic conditions that could adversely affect us, our customers and our suppliers. We also remain subject to other risks associated with these markets, including technological uncertainties, adoption of our new products and other risks that are discussed below in this Exhibit 99.1 under “Forward-Looking Statements and Factors that May Affect Future Results” and in “Item 1A. Risk Factors” of our Fiscal 2018 Annual Report on Form 10-K.

OPERATIONS REVIEW
Consolidated Results of Operations

	Fiscal Years Ended
	2018	2017	2018/2017 Percent Increase/ (Decrease)

	(Dollars in millions, except per share amounts)
Revenue:
Communication Systems	$1,904	$1,754	9%
Electronic Systems	2,365	2,245	5%
Space and Intelligence Systems	1,913	1,904	—
Corporate eliminations	(14)	(6)	*
Total revenue	6,168	5,897	5%
Cost of product sales and services:
Cost of product sales	(3,239)	(3,058)	6%
% of revenue from product sales	64%	66%
Cost of services	(827)	(796)	4%
% of revenue from services	73%	65%
Total cost of product sales and services	(4,066)	(3,854)	6%
% of total revenue	66%	65%
Gross margin	2,102	2,043	3%
% of total revenue	34%	35%
Engineering, selling and administrative expenses	(1,182)	(1,150)	3%
% of total revenue	19%	20%
Non-operating income	156	166	(6)%
Net interest expense	(168)	(170)	(1)%
Income from continuing operations before income taxes	908	889	2%
Income taxes	(206)	(261)	(21)%
Effective tax rate	23%	29%
Income from continuing operations	$702	$628	12%
% of total revenue	11%	11%
Income from continuing operations per diluted common share	$5.78	$5.04	15%
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* Not meaningful
Revenue
The increase in revenue in fiscal 2018 compared with fiscal 2017 was primarily due to higher DoD tactical radio sales in our Communication Systems segment, reflecting readiness and modernization demand from the U.S. Army and U.S. Air Force, and higher Avionics and Electronic Warfare revenue from long-term avionics platforms, including the F-35, F/A-18 and F-16, and higher revenue from C4ISR (including wireless solutions) in our Electronic Systems segment.
See the “Discussion of Business Segment Results of Operations” discussion below in this MD&A for further information.
Gross Margin
Gross margin increased in fiscal 2018 compared with fiscal 2017 primarily due to higher revenue, partially offset by a 1 percentage point decrease in gross margin as a percentage of revenue (“gross margin percentage”). The decrease in gross margin percentage in fiscal 2018 compared with fiscal 2017 reflected a less favorable mix of program revenue and product sales and an unfavorable impact from the ADS-B program, including a favorable contract settlement in the second quarter of fiscal 2017 and the program transition from build-out to sustainment, partially offset by productivity savings and incremental pension income.
See the “Discussion of Business Segment Results of Operations” discussion below in this MD&A for further information.

Engineering, Selling and Administrative Expenses
The increase in engineering, selling and administrative (“ESA”) expenses in fiscal 2018 compared with fiscal 2017 was primarily due to $47 million of charges related to our decision to transition and exit a commercial air-to-ground LTE radio communications line of business and other items, higher employment and distribution costs and a $12 million non-cash adjustment for deferred compensation, partially offset by a $53 million reduction in Exelis acquisition-related and other charges in fiscal 2018 compared with fiscal 2017. The decrease in ESA expenses as a percentage of revenue (“ESA percentage”) in fiscal 2018 compared with fiscal 2017 was primarily due to cost containment.
Overall Company-sponsored R&D costs were $311 million in fiscal 2018 compared with $310 million in fiscal 2017.
See the “Discussion of Business Segment Results of Operations” discussion below in this MD&A for further information.
Non-Operating Income
Non-operating income in fiscal 2018 was primarily due to $184 million of pension income reported as part of the "Non-operating income" line item in our Consolidated Statement of Income as a result of our adoption of ASU 2017-17, partially offset by $27 million of losses and other costs related to debt refinancing in the fourth quarter of fiscal 2018. Non-operating income in fiscal 2017 was due to $164 million of pension income and an adjustment to the net gain on the sale of Aerostructures.
See Note 20: Non-Operating Income and Note 2: Accounting Changes or Recent Accounting Pronouncements in the Notes for further information.
Net Interest Expense
Our net interest expense decreased in fiscal 2018 compared with fiscal 2017 primarily due to lower average debt levels as a result of $271 million of net repayment of borrowings, which included our repayment at maturity of the entire outstanding $500 million aggregate principal amount of our 1.999% Notes due April 27, 2018. See Note 13: Debt in the Notes for further information.
Income Taxes
In fiscal 2018, our effective tax rate (income taxes as a percentage of income from continuing operations before income taxes) benefited from the net favorable impact of:

•	The enactment of a lower U.S. statutory corporate income tax rate in fiscal 2018;

•	Additional research credits claimed on our fiscal 2017 tax return compared with our recorded estimates at the end of fiscal 2017; and

•	The favorable impact of releasing provisions for uncertain tax positions.
In fiscal 2017, our effective tax rate benefited from:

•	The favorable impact of excess tax benefits related to equity-based compensation;

•	Several differences between U.S. generally accepted accounting principles (“GAAP”) and tax accounting related to investments; and

•	Additional deductions and additional research credits claimed on our fiscal 2016 tax return compared with our recorded estimates at the end of fiscal 2016.
See Note 22: Income Taxes in the Notes for further information.
Income From Continuing Operations
The increase in income from continuing operations in fiscal 2018 compared with fiscal 2017 was primarily due to the combined effects of the reasons noted above in this “Consolidated Results of Operations” discussion regarding fiscal 2018 and 2017.
Income From Continuing Operations Per Diluted Common Share
The increase in income from continuing operations per diluted common share in fiscal 2018 compared with fiscal 2017 was due to the increase in income from continuing operations in fiscal 2018 compared with fiscal 2017 and the net impact of shares of our common stock repurchased under our repurchase program during fiscal 2018, shares issued under our stock incentive and defined contribution plans and the incremental dilutive impact of share-based awards during fiscal 2018 compared with fiscal 2017.
See the “Common Stock Repurchases” discussion and the “Common Stock” paragraph of the “Capital Structure and Resources” discussion below in this MD&A for further information.

Discontinued Operations, Net of Income Taxes
See Note 3: Discontinued Operations in the Notes for information regarding IT Services and CapRock, which are reported as discontinued operations in this Exhibit 99.1. As a result, our historical financial results have been restated to account for IT Services and CapRock as discontinued operations for all periods presented in this Exhibit 99.1.
Discussion of Business Segment Results of Operations
Communication Systems Segment

	2018	2017	2018/2017 Percent Increase/ (Decrease)

	(Dollars in millions)
Revenue	$1,904	$1,754	9%
Cost of product sales and services	(982)	(882)	11%
Gross margin	922	872	6%
% of revenue	48%	50%
ESA expenses	(356)	(358)	(1%)
% of revenue	19%	20%
Segment operating income	$566	$514	10%
% of revenue	30%	29%
The increase in segment revenue in fiscal 2018 compared with fiscal 2017 was primarily due to $138 million higher DoD tactical radio sales, reflecting readiness and modernization demand from the U.S. Army and U.S. Air Force, and higher Night Vision revenue primarily due to demand from the U.S. Army.
The increase in segment gross margin in fiscal 2018 compared with fiscal 2017 was primarily attributable to the increase in revenue. Segment gross margin percentage decreased 2 percentage points in fiscal 2018 compared with fiscal 2017 due to the impact of a less favorable mix of program revenue and product sales, mostly offset by productivity savings. The decreases in segment ESA expenses and ESA percentage in fiscal 2018 compared with fiscal 2017 were primarily due to cost containment, partially offset by higher employment costs. The increases in segment operating income and operating margin percentage in fiscal 2018 compared with fiscal 2017 reflected the combined effects of the items discussed above regarding this segment.
The percentage of this segment’s revenue that was derived from sales to U.S. Government customers, including foreign military sales funded through the U.S. Government, whether directly or through prime contractors, was approximately 48 percent in fiscal 2018 and 42 percent in fiscal 2017.
Electronic Systems Segment

	2018	2017	2018/2017 Percent Increase/ (Decrease)

	(Dollars in millions)
Revenue	$2,365	$2,245	5%
Cost of product sales and services	(1,652)	(1,530)	8%
Gross margin	713	715	—
% of revenue	30%	32%
ESA expenses	(281)	(258)	9%
% of revenue	12%	11%
Segment operating income	$432	$457	(5)%
% of revenue	18%	20%
The increase in segment revenue in fiscal 2018 compared with fiscal 2017 was primarily due to $75 million of higher Avionics and Electronic Warfare revenue from long-term platforms, including the F-35, F/A-18 and F-16, and $46 million higher revenue from C4ISR (including wireless solutions), reflecting the ramp up of the U.K. Robotics and BMS-ELTS programs, partially offset by lower revenue from Mission Networks.
The decreases in segment gross margin and segment gross margin percentage in fiscal 2018 compared with fiscal 2017 were primarily due to a $36 million unfavorable impact from the ADS-B program, including a favorable contract settlement in the second quarter of fiscal 2017 and the program transition from build-out to sustainment, and a less favorable mix of program revenue, partially offset by productivity savings. The increases in segment ESA expenses and ESA percentage in fiscal 2018 compared with fiscal 2017 were primarily due to increased R&D investments, higher employment costs and timing of other expense accruals.
The decreases in segment operating income and operating margin percentage in fiscal 2018 compared with fiscal 2017 reflected the combined effects of the items discussed above regarding this segment.
The percentage of this segment’s revenue that was derived from sales to U.S. Government customers, including foreign military sales funded through the U.S. Government, whether directly or through prime contractors, was approximately 82 percent in fiscal 2018 and 2017.
Space and Intelligence Systems Segment

	2018	2017	2018/2017 Percent Increase/ (Decrease)

	(Dollars in millions)
Revenue	$1,913	$1,904	—
Cost of product sales and services	(1,299)	(1,316)	(1)%
Gross margin	614	588	4%
% of revenue	32%	31%
ESA expenses	(283)	(274)	3%
% of revenue	15%	14%
Segment operating income	$331	$314	5%
% of revenue	17%	16%
The increase in segment revenue in fiscal 2018 compared with fiscal 2017 was primarily due to higher revenue from classified programs, primarily driven by space superiority programs, and $14 million higher revenue from commercial customers, offset by $30 million of lower civil revenue reflecting the impact of lower revenue from environmental programs.
The increases in segment gross margin and gross margin percentage in fiscal 2018 compared with fiscal 2017 were primarily due to a more favorable mix of program revenue and incremental pension income. The increases in segment ESA expenses and ESA percentage in fiscal 2018 compared with fiscal 2017 were primarily due to higher employment costs and the timing of other expense accruals.
The increases in segment operating income and operating margin percentage in fiscal 2018 compared with fiscal 2017 reflected the combined effects of the items discussed above regarding this segment.
The percentage of this segment’s revenue that was derived from sales to U.S. Government customers, including foreign military sales funded through the U.S. Government, whether directly or through prime contractors, was approximately 94 percent in fiscal 2018 and 2017.

Unallocated Corporate Expense and Corporate Eliminations

	2018	2017	2018/2017 Percent Increase/ (Decrease)

	(Dollars in millions)
Unallocated corporate expense and corporate eliminations	$124	$119	4%
Amortization of intangible assets from Exelis Inc. acquisition	101	109	(7%)

Unallocated corporate expense and corporate eliminations represents the portion of corporate expenses not allocated to our business segments and elimination of intersegment profits. Because the Exelis acquisition benefited our entire Company as opposed to any individual segment, we recorded the acquired intangible assets as Corporate assets and the related amortization expense as unallocated corporate expense. Unallocated corporate expense is reported as part of the “Engineering, selling and administrative expenses” line item in our Consolidated Financial Statements.

The increase in unallocated corporate expense in fiscal 2018 compared with fiscal 2017 was primarily due to $47 million of charges related to our decision to transition and exit a commercial air-to-ground LTE radio communications line of business and other items, a $12 million non-cash adjustment for deferred compensation and the timing of other expense accruals, partially offset by a $53 million reduction in Exelis acquisition-related and other charges in fiscal 2018 compared with fiscal 2017.
LIQUIDITY, CAPITAL RESOURCES AND FINANCIAL STRATEGIES
Cash Flows

	Fiscal Years Ended
	2018	2017

	(Dollars in millions)
Net cash provided by operating activities	$751	$569
Net cash provided by (used in) investing activities	(141)	870
Net cash used in financing activities	(805)	(1,438)
Effect of exchange rate changes on cash and cash equivalents	(1)	(4)

Net decrease in cash and cash equivalents	(196)	(3)
Cash and cash equivalents, beginning of year	484	487

Cash and cash equivalents, end of year	$288	$484
Cash and cash equivalents
The $196 million net decrease in cash and cash equivalents from the end of fiscal 2017 to the end of fiscal 2018 was primarily due to:

•	$751 million of net cash provided by operating activities, reflecting the impact of a $300 million voluntary pension contribution; and

•	$34 million of proceeds from exercises of employee stock options; more than offset by

•	$272 million used to pay cash dividends;

•	$272 million used to repurchase shares of our common stock;

•	$271 million used for net repayments of borrowings, including:

◦	$850 million in proceeds from the issuance of our 4.40% Notes due June 15, 2028,

◦	$300 million in proceeds from the issuance of our Floating Rate Notes due February 27, 2019,

◦	$250 million in proceeds from the issuance of our Floating Rate Notes due April 30, 2020,

◦	$500 million used for repayment at maturity of the entire outstanding aggregate principal amount of our 1.999% Notes due April 27, 2018,

◦	$415 million used for the optional redemption of our 4.40% Notes due December 15, 2020,

◦	$429 million used for the optional redemption of our 5.55% Notes due October 1, 2021,

◦	$269 million used for repayment of our remaining outstanding indebtedness under the 5-year tranche of our variable-rate term loans due May 29, 2020, and

◦	$36 million used for repayment of our remaining outstanding indebtedness under the 3-year tranche of our variable-rate term loans due May 29, 2018;

•	$136 million used for net additions of property, plant and equipment; and

•	$24 million used in other financing activities.
We ended fiscal 2018 with cash and cash equivalents of $288 million, and we have a senior unsecured $1 billion revolving credit facility that expires in June 2023 ($925 million of which was available to us as of June 29, 2018 as a result of $75 million of short-term debt outstanding under our commercial paper program). Additionally, we had $3.4 billion of long-term debt outstanding at June 29, 2018, the majority of which we incurred in connection with our acquisition of Exelis in the fourth quarter of fiscal 2015. For further information regarding our long-term debt, see Note 13: Debt in the Notes. Our $288 million of cash and cash equivalents at June 29, 2018 included $134 million held by our foreign subsidiaries, of which $69 million is considered permanently reinvested. Determining the future tax cost of repatriating such funds to the U.S. is not practical at this time, because the cost impact of the rules regarding the netting of earnings of related foreign subsidiaries is subject to clarification. However, we have no current plans to repatriate such funds.
Given our current cash position, outlook for funds generated from operations, credit ratings, available credit facility, cash needs and debt structure, we have not experienced to date, and do not expect to experience, any material issues with liquidity, although we can give no assurances concerning our future liquidity, particularly in light of our current level of debt, U.S. Government budget uncertainties and the state of global commerce and financial uncertainty.

We also currently believe that existing cash, funds generated from operations, our credit facility and access to the public and private debt and equity markets will be sufficient to provide for our anticipated working capital requirements, capital expenditures, dividend payments, repurchases under our share repurchase program and repayments of our debt securities at maturity for the next 12 months and reasonably foreseeable future thereafter. Our total capital expenditures in fiscal 2019 are expected to be approximately $170 million. We anticipate tax payments in fiscal 2019 to be approximately equal to or marginally less than our tax expense for the same period, subject to adjustment for certain timing differences. For additional information regarding our income taxes, see Note 22: Income Taxes in the Notes. Other than those cash outlays noted in the “Contractual Obligations” discussion below in this MD&A (including repayment at maturity of the entire $300 million principal amount of our Floating Rate Notes due February 27, 2019), capital expenditures, dividend payments, repurchases under our share repurchase program and potential acquisitions, we do not anticipate any significant cash outlays in fiscal 2019.
There can be no assurance, however, that our business will continue to generate cash flows at current levels or that the cost or availability of future borrowings, if any, under our commercial paper program or our credit facility or in the debt markets will not be impacted by any potential future credit and capital markets disruptions. If we are unable to maintain cash balances or generate sufficient cash flow from operations to service our obligations, we may be required to sell assets, reduce capital expenditures, reduce or eliminate strategic acquisitions, reduce or terminate our share repurchases, reduce or eliminate dividends, refinance all or a portion of our existing debt or obtain additional financing. Our ability to make principal payments or pay interest on or refinance our indebtedness depends on our future performance and financial results, which, to a certain extent, are subject to general conditions in or affecting the defense, government and other markets we serve and to general economic, political, financial, competitive, legislative and regulatory factors beyond our control.
Net cash provided by operating activities:    The $182 million increase in net cash provided by operating activities in fiscal 2018 compared with fiscal 2017 was primarily due to a $288 million decrease in cash used for qualified pension plan contributions, partially offset by a $104 million increase in cash used to fund working capital, net of lower cash paid for income taxes. The increase in cash used to fund working capital included $33 million associated with our discontinued operations that were included in the first three quarters of fiscal 2017.
Cash flow from operations was positive in all of our business segments in fiscal 2018 and 2017.
Net cash provided by (used in) investing activities:    The $141 million in net cash used in investing activities in fiscal 2018 compared with $870 million provided by investing activities in fiscal 2017 primarily reflected the absence in fiscal 2018 of any proceeds from sales of businesses, which totaled $1,014 million in fiscal 2017 (consisting of $646 million of net proceeds from the sale of IT Services and $368 million of net proceeds from the sale of CapRock).
Net cash used in financing activities:    The $633 million decrease in net cash used in financing activities in fiscal 2018 compared with fiscal 2017 was primarily due to $438 million less cash used to repurchase our common stock and $228 million less cash used for net repayment of borrowings (reflecting $271 million of cash used for net repayment of borrowings in fiscal 2018 compared with $499 million of cash used to repay borrowings in fiscal 2017).
Funding of Pension Plans
Funding requirements under applicable laws and regulations are a major consideration in making contributions to our U.S. pension plans. Although we have significant discretion in making voluntary contributions, the Employee Retirement Income Security Act of 1974, as amended by the Pension Protection Act of 2006 and further amended by the Worker, Retiree, and Employer Recovery Act of 2008, the Moving Ahead for Progress in the 21st Century Act (“MAP-21”) and applicable Internal Revenue Code regulations mandate minimum funding thresholds. Failure to satisfy the minimum funding thresholds could result in restrictions on our ability to amend the plan or make benefit payments. With respect to our U.S. qualified pension plans, we intend to contribute annually not less than the required minimum funding thresholds.
The Highway and Transportation Funding Act of 2014 (“HATFA”) and the Bipartisan Budget Act of 2015 further extended the interest rate stabilization provision of MAP-21 until 2020. We made voluntary contributions of $300 million and $400 million to our U.S. qualified pension plans during fiscal 2018 and 2017, respectively. As a result, we currently do not anticipate making any contributions to our U.S. qualified pension plans during fiscal 2019.
Future required contributions primarily will depend on the actual annual return on assets and the discount rate used to measure the benefit obligation at the end of each year. Depending on these factors, and the resulting funded status of our pension plans, the level of future statutory minimum contributions could be material. We had net unfunded defined benefit plan obligations of approximately $0.7 billion as of June 29, 2018 compared with approximately $1.3 billion as of June 30, 2017. See Note 14: Pension and Other Postretirement Benefits in the Notes for further information regarding our defined benefit plans.
Common Stock Repurchases
During fiscal 2018, we used $272 million to repurchase 1,959,435 shares of our common stock under our current repurchase program at an average price per share of $138.89, including commissions of $.02 per share. During fiscal 2017, we used $710 million to repurchase 6,637,239 shares of our common stock under our current and prior repurchase programs at an average price per share of $107.00, including (i) $350 million we paid on February 6, 2017 for 2,929,879 and 277,357 shares of our common stock received in the third and fourth quarters of fiscal 2017, respectively, under a fixed-dollar ASR transaction agreement we entered into February 6, 2017, (ii) $250 million we paid on May 5, 2017 for 1,931,818 and 296,952 shares of our common stock received in the fourth quarter of fiscal 2017 and the first quarter of fiscal 2018, respectively, under a fixed-dollar ASR transaction agreement we entered into May 7, 2017, and (iii) approximately $110 million to repurchase an additional 1,201,233 shares of our common stock at an average price per share of $91.72, including commissions of $.02 per share. Pursuant to each of the fixed-dollar ASR transactions we entered into to repurchase an unspecified total number of shares of our common stock, the counterparty delivered to us shares of our common stock during the term of the transaction in exchange for an up-front fixed dollar payment. The specific total number of shares ultimately delivered, and therefore the average price paid per share, was determined at the end of the transaction based on the average of the daily volume-weighted average price per share of our common stock during the term of the transaction, less a discount. Shares delivered pursuant to ASR transactions were retired in the period of delivery, and the up-front payment was accounted for as a reduction to the “Other capital” and “Retained earnings” line items in our Consolidated Balance Sheet in the period the payment was made. In fiscal 2018 and fiscal 2017, $17 million and $21 million, respectively, in shares of our common stock were delivered to us or withheld by us to satisfy withholding taxes on employee share-based awards. Shares repurchased by us are cancelled and retired.
On January 26, 2017, our Board of Directors approved our current repurchase program, which is a $1 billion share repurchase program that does not have a stated expiration date and was in addition to our prior repurchase program, a $1 billion share repurchase program approved in 2013. Our repurchases during the fourth quarter of fiscal 2017 used the entire remaining authorization under our prior repurchase program. As of June 29, 2018, we had a remaining, unused authorization of approximately $701 million under our current repurchase program. Repurchases under our repurchase program are expected to be funded with available cash and commercial paper and may be made through open market purchases, private transactions, transactions structured through investment banking institutions or any combination thereof. The level of our repurchases depends on a number of factors, including our financial condition, capital requirements, cash flows, results of operations, future business prospects and other factors our Board of Directors may deem relevant. The timing, volume and nature of repurchases are subject to market conditions, applicable securities laws and other factors and are at our discretion and may be suspended or discontinued at any time. Additional information regarding our repurchase program is set forth in “Item 5. Market for Registrant’s Common Equity, Related Stockholder Matters and Issuer Purchases of Equity Securities” of our Fiscal 2018 Annual Report on Form 10-K.
Dividends
On August 25, 2018, our Board of Directors increased the quarterly cash dividend rate on our common stock from $.57 per share to $.685 per share, for an annualized cash dividend rate of $2.74 per share, which was our seventeenth consecutive annual increase in our quarterly cash dividend rate. Our annualized cash dividend rate in fiscal 2018, 2017 and 2016 was $2.28 per share, $2.12 per share and $2.00 per share, respectively. There can be no assurances that our annualized cash dividend rate will continue to increase. Quarterly cash dividends are typically paid in March, June, September and December. We currently expect that cash dividends will continue to be paid in the near future, but we can give no assurances concerning payment of future dividends. The declaration of dividends and the amount thereof will depend on a number of factors, including our financial condition, capital requirements, cash flows, results of operations, future business prospects and other factors our Board of Directors may deem relevant. Additional information concerning our dividends is set forth in “Item 5. Market for Registrant’s Common Equity, Related Stockholder Matters and Issuer Purchases of Equity Securities” of our Fiscal 2018 Annual Report on Form 10-K.
Capital Structure and Resources
2018 Credit Agreement:    As discussed in Note 12: Credit Arrangements in the Notes, on June 26, 2018, we established a new $1 billion, 5-year senior unsecured revolving credit facility (the “2018 Credit Facility”) by entering into a Revolving Credit Agreement (the “2018 Credit Agreement”) with a syndicate of lenders. The 2018 Credit Facility replaced our prior $1 billion, 5-year senior unsecured revolving credit facility (the “2015 Credit Facility”). The description of the 2018 Credit Facility and the 2018 Credit Agreement set forth in Note 12: Credit Arrangements in the Notes is incorporated herein by reference.
Short-Term Debt:     Our short-term debt at June 29, 2018 and June 30, 2017 was $78 million and $80 million, respectively, consisting of local borrowing by international subsidiaries for working capital needs and commercial paper. Our commercial paper program was supported by the 2018 Credit Facility at June 29, 2018 and by the 2015 Credit Facility at June 30, 2017.
Long-Term Variable-Rate Debt:    The description of our long-term variable-rate debt set forth in Note 13: Debt in the Notes is incorporated herein by reference. As discussed in Note 13: Debt in the Notes, during the third quarter of fiscal 2018, we completed the issuance and sale of $300 million in aggregate principal amount of Floating Rate Notes due February 27,

2019 and used the proceeds to make a voluntary contribution to our U.S. qualified pension plans. During the second quarter of fiscal 2018, we completed the issuance and sale of $250 million in aggregate principal amount of Floating Rate Notes due April 30, 2020 and used the net proceeds, together with cash on hand, to repay in full the $253 million in remaining outstanding indebtedness under the 5-year tranche of our $1.3 billion senior unsecured term loan facility pursuant to our Term Loan Agreement, dated as of March 16, 2015. We repaid the entire $305 million in remaining outstanding indebtedness under our variable-rate term loans during fiscal 2018.
Long-Term Fixed-Rate Debt:    The description of our long-term fixed-rate debt set forth in Note 13: Debt in the Notes is incorporated herein by reference. As discussed in Note 13: Debt in the Notes, on June 4, 2018, in order to fund our optional redemption of the Redeemed Notes described below, we completed the issuance and sale of $850 million in aggregate principal amount of 4.400% Notes due June 15, 2028. On June 22, 2018, we completed our optional redemption of the entire outstanding $400 million aggregate principal amount of our 4.4% Notes due December 15, 2020 (the “4.4% 2020 Notes”) and $400 million aggregate principal amount of our 5.55% Notes due October 1, 2021 (the “2021 Notes” and collectively with the 4.4% 2020 Notes, the “Redeemed Notes”) at a “make-whole” redemption price as set forth in the 4.4% 2020 Notes and the 2021 Notes, respectively. The combined “make-whole” redemption price for the Redeemed Notes was $844 million. The Redeemed Notes were terminated and cancelled. During the fourth quarter of fiscal 2018, we also repaid at maturity the entire outstanding $500 million aggregate principal amount of our 1.999% Notes due April 27, 2018.
During fiscal 2017, we repaid at maturity the entire outstanding $250 million aggregate principal amount of our 4.25% Notes due October 1, 2016.
Other Agreements: We have a receivable sales agreement (“RSA”) with a third-party financial institution that permits us to sell, on a non-recourse basis, up to $50 million of outstanding receivables at any given time. From time to time, we have sold certain customer receivables under the RSA, which we continue to service and collect on behalf of the third-party financial institution and which we account for as sales of receivables with sale proceeds included in net cash from operating activities. The impact to net cash from operating activities from these transactions was not material in fiscal 2018 or 2017.
Contractual Obligations
At June 29, 2018, we had contractual cash obligations to repay debt, to purchase goods and services and to make payments under operating leases. Payments due under these long-term obligations are as follows:

		Obligations Due by Fiscal Year

	Total	2019	2020 and 2021	2022 and 2023	After 2023

	(Dollars in millions)
Long-term debt	$3,740	$305	$658	$1	$2,776
Purchase obligations (1)	1,224	932	259	32	1
Operating lease commitments	280	58	100	68	54
Interest on long-term debt	2,058	157	280	264	1,357
Minimum pension contributions (2)	1	1	—	—	—
Total contractual cash obligations (3)	$7,303	$1,453	$1,297	$365	$4,188
_______________
(1) The purchase obligations of $1.2 billion included $127 million of purchase obligations related to cost-plus type contracts where our costs are fully reimbursable.
(2) Amount includes fiscal 2019 minimum contributions to a non-U.S. pension plan. Contributions beyond fiscal 2019 have not been determined. During fiscal 2018 and 2017, we made voluntary contributions of $700 million to our U.S. qualified pension plans, and as a result, we currently do not anticipate making any contributions to our U.S. qualified pension plans during fiscal 2019.
(3) The above table does not include unrecognized tax benefits of $102 million.
In connection with the Merger Agreement and the transactions contemplated thereby, we have a contractual obligation to issue 1.30 shares of our common stock for each share of L3 common stock outstanding at closing of the pending merger, and we expect to incur other expenses, such as transaction costs, other payments required as a result of the merger and integration and post-closing restructuring costs. See Note 25: Subsequent Events in the Notes for further information. In addition, we may have obligations under other contractual arrangements that are accelerated or otherwise impacted as a result of the merger.

Off-Balance Sheet Arrangements
In accordance with the definition under SEC rules, any of the following qualify as off-balance sheet arrangements:

•	Any obligation under certain guarantee contracts;

•	A retained or contingent interest in assets transferred to an unconsolidated entity or similar arrangement that serves as credit, liquidity or market risk support to that entity for such assets;

•	Any obligation, including a contingent obligation, under certain derivative instruments; and

•
Any obligation, including a contingent obligation, under a material variable interest in an unconsolidated entity that is held by, and material to, the registrant, where such entity provides financing, liquidity, market risk or credit risk support to the registrant, or engages in leasing, hedging or R&D services with the registrant.

As of June 29, 2018, we were not participating in any material transactions that generated relationships with unconsolidated entities or financial partnerships, including variable interest entities, and we did not have any material retained or contingent interest in assets as defined above. As of June 29, 2018, we did not have material financial guarantees or other contractual commitments that are reasonably likely to adversely affect our financial condition, results of operations or cash flows, and we were not a party to any related party transactions that materially affect our financial condition, results of operations or cash flows.
We have, from time to time, divested certain of our businesses and assets. In connection with these divestitures, we often provide representations, warranties and/or indemnities to cover various risks and unknown liabilities, such as environmental liabilities and tax liabilities. We cannot estimate the potential liability from such representations, warranties and indemnities because they relate to unknown conditions. We do not believe, however, that the liabilities relating to these representations, warranties and indemnities will have a material adverse effect on our financial condition, results of operations or cash flows.
Due to our downsizing of certain operations pursuant to acquisitions, divestitures, restructuring plans or otherwise, certain properties leased by us have been sublet to third parties. If any of these third parties vacates any of these premises, we would be legally obligated under master lease arrangements. We believe that the financial risk of default by such sublessees is individually and in the aggregate not material to our financial condition, results of operations or cash flows.
Commercial Commitments
We have entered into commercial commitments in the normal course of business including surety bonds, standby letter of credit agreements and other arrangements with financial institutions and customers primarily relating to the guarantee of future performance on certain contracts to provide products and services to customers or to obtain insurance policies with our insurance carriers. At June 29, 2018, we had commercial commitments on outstanding surety bonds, standby letters of credit and other arrangements, as follows:

		Expiration of Commitments by Fiscal Year
	Total	2019	2020	2021	After 2021
	(Dollars in millions)
Surety bonds used for:
Bids	$6	$5	$1	$—	$—
Performance	425	339	75	11	—
	431	344	76	11	—
Standby letters of credit used for:
Down payments	124	108	6	—	10
Performance	155	109	4	2	40
Warranty	18	16	1	—	1
	297	233	11	2	51
Total commitments	$728	$577	$87	$13	$51
The surety bonds and standby letters of credit used for performance are primarily related to Public Safety and Professional Communications. As is customary in bidding for and completing network infrastructure projects for public safety systems, contractors are required to procure surety bonds and/or standby letters of credit for bids, performance, warranty and other purposes (collectively, “Performance Bonds”). Such Performance Bonds normally have maturities of up to three years and are standard in the industry as a way to provide customers a mechanism to seek redress if a contractor does not satisfy performance requirements under a contract. Typically, a customer is permitted to draw on a Performance Bond if we do not fulfill all terms of a project contract. In such an event, we would be obligated to reimburse the financial institution that issued the Performance Bond for the amounts paid. It has been rare for our Public Safety and Professional Communications business to have a Performance Bond drawn upon. In addition, pursuant to the terms under which we procure Performance Bonds, if our credit ratings are lowered to below “investment grade,” we may be required to provide collateral to support a portion of the outstanding amount of Performance Bonds. Such a downgrade could increase the cost of the issuance of Performance Bonds and could make it more difficult to procure Performance Bonds, which would adversely impact our ability to compete for contract awards. Such collateral requirements could also result in less liquidity for other operational needs or corporate purposes. In addition, any future disruptions, uncertainty or volatility in financial and insurance markets could also adversely affect our ability to obtain Performance Bonds and may result in higher funding costs.
Financial Risk Management
In the normal course of business, we are exposed to risks associated with foreign currency exchange rates and changes in interest rates. We employ established policies and procedures governing the use of financial instruments to manage our exposure to such risks.
Foreign Exchange and Currency:    We use foreign currency forward contracts and options to hedge both balance sheet and off-balance sheet future foreign currency commitments. Factors that could impact the effectiveness of our hedging programs for foreign currency include accuracy of sales estimates, volatility of currency markets and the cost and availability of hedging instruments. A 10 percent change in currency exchange rates for our foreign currency derivatives held at June 29, 2018 would not have had a material impact on the fair value of such instruments or our results of operations or cash flows. This quantification of exposure to the market risk associated with foreign currency financial instruments does not take into account the offsetting impact of changes in the fair value of our foreign denominated assets, liabilities and firm commitments. See Note 19: Derivative Instruments and Hedging Activities in the Notes for additional information.
Interest Rates:    As of June 29, 2018, we had long-term fixed-rate debt obligations. The fair value of these obligations is impacted by changes in interest rates; however, a 10 percent change in interest rates for our long-term fixed-rate debt obligations at June 29, 2018 would not have had a material impact on the fair value of these obligations. Additionally, there is no interest-rate risk associated with these obligations on our results of operations and cash flows, because the interest rates are fixed, and because our long-term fixed-rate debt is not putable to us (i.e., not required to be redeemed by us prior to maturity). We can give no assurances, however, that interest rates will not change significantly or have a material effect on the fair value of our long-term fixed-rate debt obligations over the next twelve months.
As of June 29, 2018, we also had long-term variable-rate debt obligations of $550 million, comprised of $250 million of Floating Rate Notes due April 30, 2020 and $300 million of Floating Rate Notes due February 27, 2019. These debt obligations bear interest that is variable based on certain short-term indices, thus exposing us to interest-rate risk; however, a 10 percent change in interest rates for these debt obligations at June 29, 2018 would not have had a material impact on our results of operations or cash flows. See Note 13: Debt in the Notes for further information.
As of June 29, 2018, we also had short-term variable-rate debt outstanding, primarily under our commercial paper program, subject to interest rate risk. We utilize our commercial paper program to satisfy short-term cash requirements, including bridge financing for strategic acquisitions until longer-term financing arrangements are put in place, temporarily funding repurchases under our share repurchase programs and temporarily funding redemption of long-term debt. The interest rate risk associated with such debt on our results of operations and cash flows is not material due to its temporary nature.
Impact of Foreign Exchange
Approximately 24 percent of our international business was transacted in local currency environments in fiscal 2018 compared with 20 percent in fiscal 2017. The impact of translating the assets and liabilities of these operations to U.S. dollars is included as a component of shareholders’ equity. As of June 29, 2018, the cumulative foreign currency translation adjustment included in shareholders’ equity was a $99 million loss compared with a $113 million loss at June 30, 2017. We utilize foreign currency hedging instruments to minimize the currency risk of international transactions. Gains and losses resulting from currency rate fluctuations did not have a material effect on our results in fiscal 2018 or 2017.
Impact of Inflation
To the extent feasible, we have consistently followed the practice of adjusting our prices to reflect the impact of inflation on salaries and fringe benefits for employees and the cost of purchased materials and services. Inflation and changing prices did not materially adversely impact our gross margin, revenue or operating income in fiscal 2018 or 2017.
CRITICAL ACCOUNTING POLICIES AND ESTIMATES
The following is not intended to be a comprehensive list of our accounting policies or estimates. Our significant accounting policies are more fully described in Note 1: Significant Accounting Policies in the Notes. In preparing our financial statements and accounting for the underlying transactions and balances, we apply our accounting policies and estimates as disclosed in the Notes. We consider the policies and estimates discussed below as critical to an understanding of our financial statements because their application places the most significant demands on our judgment, with financial reporting results dependent on estimates about the effect of matters that are inherently uncertain and may change in subsequent periods. Specific risks for these critical accounting estimates are described in the following paragraphs. The impact and any associated risks related to these estimates on our business operations are discussed throughout this MD&A where such estimates affect our reported and expected financial results. Senior management has discussed the development and selection of the critical accounting policies and estimates and the related disclosure included herein with the Audit Committee of our Board of

Directors. Preparation of this Exhibit 99.1 requires us to make estimates and assumptions that affect the reported amount of assets, liabilities, revenue, expenses and backlog as well as disclosures of contingent assets and liabilities. Actual results may differ from those estimates.
Besides estimates that meet the “critical” accounting estimate criteria, we make many other accounting estimates in preparing our financial statements and related disclosures. All estimates, whether or not deemed “critical,” affect reported amounts of assets, liabilities, revenue and expenses as well as disclosures of contingent assets and liabilities. Estimates are based on experience and other information available prior to the issuance of the financial statements. Materially different results can occur as circumstances change and additional information becomes known, including for estimates that we do not deem “critical.”
Effective June 30, 2018, we adopted ASC 606, a new revenue recognition standard under which revenue is recognized as control transfers to the customer. The guidance in this standard is principles-based, and, consequently, entities are required to use more judgment and make more estimates than under prior guidance, including identifying contract performance obligations, estimating variable consideration to include in the contract price and allocating the transaction price to separate performance obligations. Under ASC 606, revenue for our contracts is generally recognized over time using the cost-to-cost method, which is consistent with the revenue recognition model we used for the majority of our contracts prior to the adoption of this standard. In most cases, the accounting for contracts where we previously recognized revenue as units were delivered has changed under ASC 606 such that we now recognize revenue as costs are incurred. In addition, for certain of our contracts, there is a change in the number of performance obligations under ASC 606, which has altered the timing of revenue and margin recognition. See Note 1: Significant Accounting Policies in the Notes for a description of our updated revenue recognition accounting policies and other significant accounting policies updated in connection with our adoption of ASC 606.
Revenue Recognition
A significant portion of our business is derived from development and production contracts. Revenue and profit related to development and production contracts are recognized over time, typically using the percentage of completion (“POC”) cost-to-cost method of revenue recognition, whereby we measure our progress toward completion of performance obligations based on the ratio of costs incurred to date to estimated costs at completion under the contract. Because costs incurred represent work performed, we believe this method best depicts the transfer of control to the customer. We determine the transaction price for each contract based on our best estimate of the consideration we expect to receive, and this includes assumptions regarding variable consideration, such as award and incentive fees. These variable amounts generally are awarded upon achievement of certain negotiated performance metrics, program milestones or cost targets and can be based upon customer discretion. We include such estimated amounts in the transaction price to the extent it is probable that a significant reversal of cumulative revenue recognized will not occur when the uncertainty associated with the variable consideration is resolved.
Under the POC cost-to-cost method of revenue recognition, a single estimated profit margin is used to recognize profit for each performance obligation over its period of performance. Recognition of profit on a contract requires estimates of the total cost at completion and transaction price and the measurement of progress towards completion. Due to the long-term nature of many of our contracts, developing the estimated total cost at completion and total transaction price often requires judgment. Factors that must be considered in estimating the cost of the work to be completed include: the nature and complexity of the work to be performed, subcontractor performance and the risk and impact of delayed performance. Factors that must be considered in estimating the total transaction price include contractual cost or performance incentives (such as incentive fees, award fees and penalties) and other forms of variable consideration as well as our historical experience and expectation for performance on the contract. At the outset of each contract, we gauge its complexity and perceived risks and establish an estimated total cost at completion in line with these expectations. After establishing the estimated total cost at completion, we follow a standard Estimate at Completion (“EAC”) process in which we review the progress and performance on our ongoing contracts at least quarterly and, in many cases, more frequently. If we successfully retire risks associated with the technical, schedule and cost aspects of a contract, we may lower our estimated total cost at completion commensurate with the retirement of these risks. Conversely, if we are not successful in retiring these risks, we may increase our estimated total cost at completion. Additionally, as the contract progresses, our estimates of total transaction price may increase or decrease if, for example, we receive award fees that are higher or lower than expected award fees. When adjustments in estimated total costs at completion or in estimated total transaction price are determined, the related impact on operating income is recognized using the cumulative catch-up method, which recognizes in the current period the cumulative effect of such adjustments for all prior periods. Any anticipated losses on these contracts are fully recognized in the period in which the losses become evident.
EAC adjustments had the following impacts to operating income for the periods presented:

	2018	2017

	(In millions)
Favorable adjustments	$127	$117
Unfavorable adjustments	(146)	(118)
Net operating income adjustments	$(19)	$(1)
There were no individual impacts to operating income due to EAC adjustments in fiscal 2018 or 2017 that were material to our results of operations on a consolidated or segment basis for such periods.
We also recognize revenue from contracts with multiple performance obligations. For these contracts, we allocate the transaction price to each performance obligation based on the relative standalone selling price of the good or service underlying each performance obligation. The standalone selling price represents the amount for which we would sell the good or service to a customer on a standalone basis (i.e., not sold as bundled sale with any other products or services). The allocation of transaction price among separate performance obligations may impact the timing of revenue recognition but will not change the total revenue recognized on the contract. Our contracts with the U.S. Government, including foreign military sales contracts, are subject to the FAR and the prices of our contract deliverables are typically based on our estimated or actual costs plus a reasonable profit margin. As a result, the standalone selling prices of the goods and services in these contracts are typically equal to the selling prices stated in the contract, thereby, eliminating the need to allocate (or reallocate) the transaction price to the multiple performance obligations. In our non-U.S. Government contracts, we also generally use the expected cost plus a margin approach to determine standalone selling price. In addition, we determine standalone selling price for certain contracts that are commercial in nature based on observable selling prices. In determining the appropriate margin under the cost plus margin approach, we consider historical margins on similar products sold to similar customers or within similar geographies where objective evidence is available. We may also consider our cost structure and pricing objectives, the nature of the proposal, the effects of customization of pricing, our practices used to establish pricing of bundled products, the expected technological life of the product, margins earned on similar contracts with different customers and other factors to determine the appropriate margin.
Postretirement Benefit Plans
Former Exelis employees participate in numerous defined benefit pension and other postretirement defined benefit plans (collectively, referred to as “defined benefit plans”) in the United States, which are sponsored by Harris. The determination of projected benefit obligations and the recognition of expenses related to defined benefit pension plans are dependent on various assumptions. These major assumptions primarily relate to discount rates, long-term expected rates of return on plan assets, rate of future compensation increases, mortality, termination and other factors (some of which are disclosed in Note 14: Pension and Other Postretirement Benefits in the Notes). Actual results that differ from our assumptions are accumulated and generally amortized for each plan to the extent required over the estimated future life expectancy or, if applicable, the future working lifetime of the plan’s active participants.
Significant Assumptions
We develop assumptions using relevant experience, in conjunction with market-related data for each plan. Assumptions are reviewed annually with third party consultants and adjusted as appropriate. The table included below provides the weighted average assumptions used to estimate projected benefit obligations and net periodic benefit cost as they pertain to our defined benefit pension plans.

Obligation assumptions as of:	June 29, 2018	June 30, 2017
Discount rate	4.05%	3.76%
Rate of future compensation increase	2.76%	2.76%

Cost assumptions for fiscal years:	2018	2017
Discount rate to determine service cost	3.48%	3.80%
Discount rate to determine interest cost	3.28%	2.94%
Expected return on plan assets	7.66%	7.65%
Rate of future compensation increase	2.76%	2.75%

Key assumptions for the U.S. Salaried Retirement Plan (“U.S. SRP”) (our largest defined benefit plan, with approximately 90% of the total projected benefit obligation) included a discount rate for obligation assumptions of 4.07% and expected return on plan assets of 7.75% for fiscal 2018, which is being maintained at 7.75% for fiscal 2019. Effective December 31, 2016, accruals under the U.S. SRP benefit formula were frozen for all employees and replaced with a 1% cash balance benefit formula for certain employees who were not highly compensated on December 31, 2016.
Expected Return on Plan Assets
Substantially all of our plan assets are managed on a commingled basis in a master investment trust. We determine our expected return on plan assets by evaluating both historical returns and estimates of future returns. Specifically, we consider the plan’s actual historical annual return on assets over the past 15, 20 and 25 years and historical broad market returns over long-term time frames based on our strategic allocation, which is detailed in Note 14: Pension and Other Postretirement Benefits in the Notes. Future returns are based on independent estimates of long-term asset class returns. Based on this approach, the long-term annual rate of return on assets was estimated at 7.66% and 7.65% for fiscal 2018 and 2017, respectively.
Discount Rate
The discount rate is used to calculate the present value of expected future benefit payments at the measurement date. A decrease in the discount rate increases the present value of benefit obligations and generally decreases pension expense. The discount rate assumption is based on current investment yields of high-quality fixed income investments during the retirement benefits maturity period. The pension discount rate is determined by considering an interest rate yield curve comprising AAA/AA bonds, with maturities between zero and thirty years, developed by the plan’s actuaries. Annual benefit payments are then discounted to present value using this yield curve to develop a single discount rate matching the plan’s characteristics.
In fiscal 2017, we changed the approach used to estimate the service and interest components of net periodic benefit cost of the U.S. defined benefit plans. The new estimation approach discounts the individual expected cash flows underlying the service cost and interest cost using the applicable spot rates derived from the yield curve used to discount the cash flows used to measure the benefit obligation. Prior to fiscal 2017, we estimated these service and interest cost components utilizing a single weighted-average discount rate derived from the yield curve used to measure the benefit obligation at the beginning of the period.
We made this change to provide a more precise measurement of service and interest costs by improving the correlation between projected benefit cash flows and the corresponding spot yield curve rates. We accounted for this change as a change in accounting estimate and accordingly accounted for it prospectively. Although the benefit obligation measured under this approach was unchanged, the more granular application of the spot rates reduced the fiscal 2017 service and interest costs for the U.S. defined benefit plans by approximately $46 million as a result of this change.
Sensitivity Analysis
Pension Expense
A 25 basis point change in the long-term expected rate of return on plan assets and discount rate would have the following effect on the combined U.S. defined benefit pension plans’ fiscal 2019 pension expense:

	Increase/(Decrease) in Pension Expense
	25 Basis Point Increase	25 Basis Point Decrease

	(In millions)
Long-term rate of return on assets used to determine net periodic benefit cost	$(12.3)	$12.2
Discount rate used to determine net periodic benefit cost	$7.4	$(7.8)
Projected Benefit Obligation
Funded status is derived by subtracting the respective year-end values of the projected benefit obligations (“PBO”) from the fair value of plan assets. The sensitivity of the PBO to changes in the discount rate varies depending on the magnitude and direction of the change in the discount rate. We estimate that a decrease of 25 basis points in the discount rate of the combined U.S. defined benefit pension plans would increase the PBO by approximately $150 million and an increase of 25 basis points would decrease the PBO by approximately $144 million.
Fair Value of Plan Assets
The plan assets of our defined benefit plans comprise a broad range of investments, including domestic and international equity securities, fixed income investments, interests in private equity and hedge funds and cash and cash equivalents.
A portion of our defined benefit plans asset portfolio is comprised of investments in private equity and hedge funds. The private equity and hedge fund investments are generally measured using the valuation of the underlying investments or at net asset value. However, in certain instances, the values reported by the asset managers were not current at the measurement date. Consequently, we have estimated adjustments to the last reported value where necessary to measure the assets at fair value at the measurement date. These adjustments consider information received from the asset managers, as well as general market information. Asset values for other positions were generally measured using market observable prices. See Note 14: Pension and Other Postretirement Benefits in the Notes for further information.
Provisions for Excess and Obsolete Inventory Losses
We value our inventory at the lower of cost or net realizable value. We balance the need to maintain prudent inventory levels to ensure competitive delivery performance with the risk of excess or obsolete inventory due to changing technology and customer requirements. We regularly review inventory quantities on hand and record a provision for excess and obsolete inventory primarily based on our estimated forecast of product demand, anticipated end of product life and production requirements. The review of excess and obsolete inventory applies to all of our business segments. Several factors may influence the sale and use of our inventories, including our decision to exit a product line, technological change and new product development. These factors could result in a change in the amount of obsolete inventory quantities on hand. Additionally, our estimates of future product demand may prove to be inaccurate, in which case we may have understated or overstated the provision required for excess and obsolete inventory. In the future, if we determine that our inventory is overvalued, we would be required to recognize such costs in the “Cost of product sales” line item in our Consolidated Statement of Income at the time of such determination. In the case of goods that have been written down below cost, such reduced amount is to be considered the cost for subsequent accounting purposes. We have not made any material changes in the reserve methodology used to establish our inventory loss reserves during the past three fiscal years.
As of June 29, 2018, our reserve for excess and obsolete inventory was $66 million, or 14 percent of our gross inventory balance, which compares with our reserve of $52 million, or 12 percent of our gross inventory balance, as of June 30, 2017. Although we make reasonable efforts to ensure the accuracy of our forecasts of future product demand, including the impact of planned future product launches, any significant unanticipated changes in demand or technological developments could have a significant impact on the value of our inventory and our reported operating results.
Goodwill
Goodwill in our Consolidated Balance Sheet as of June 29, 2018 and June 30, 2017 was $5,372 million and $5,366 million, respectively. Goodwill is not amortized. We perform annual (or under certain circumstances, more frequent) impairment tests of our goodwill. We identify potential impairment by comparing the fair value of each of our reporting units with its carrying amount, including goodwill, which is adjusted for allocations of corporate assets and liabilities as appropriate. If the fair value of a reporting unit exceeds its carrying amount, goodwill of the reporting unit is considered not impaired. If the carrying amount of a reporting unit exceeds its fair value, an impairment loss is recognized in an amount equal to that excess.
IT Services Goodwill Allocation and Impairment
As described in more detail in Note 3: Discontinued Operations in the Notes, we entered into a definitive agreement to sell IT Services on January 26, 2017 and completed the sale on April 28, 2017.
Because the then-pending divestiture of IT Services represented the disposal of a portion of a reporting unit within our former Critical Networks segment, we assigned $487 million of goodwill to the IT Services disposal group on a relative fair value basis during the third quarter of fiscal 2017, when the held for sale criteria were met. The fair value of the IT Services disposal group was determined based on the negotiated selling price, and the fair value of the retained businesses (which comprised the remaining portion of the reporting unit) was determined based on a combination of market-based valuation techniques, utilizing quoted market prices and comparable publicly reported transactions, and projected discounted cash flows. These fair value determinations are categorized as Level 3 in the fair value hierarchy due to their use of internal projections and unobservable measurement inputs.
In conjunction with the relative fair value allocation, we tested goodwill assigned to the disposal group and goodwill assigned to the retained businesses for impairment. As a result, we concluded, in connection with the preparation of our financial statements for the third quarter of fiscal 2017, that goodwill and other assets related to IT Services were impaired as of March 31, 2017, and we recorded a non-cash impairment charge of $240 million in discontinued operations, $228 million of which related to goodwill. The goodwill impairment charge was non-deductible for tax purposes.

Fiscal 2017 and 2018 Impairment Tests
We estimate fair values of our reporting units based on projected cash flows, and sales and/or earnings multiples applied to the latest twelve months’ sales and earnings of our reporting units. Projected cash flows are based on our best estimate of future sales, operating costs and balance sheet metrics reflecting our view of the financial and market conditions of the underlying business; and the resulting cash flows are discounted using an appropriate discount rate that reflects the risk in the forecasted cash flows. The sales and earnings multiples applied to the sales and earnings of our reporting units are based on current multiples of sales and earnings for similar businesses, and based on sales and earnings multiples paid for recent acquisitions of similar businesses made in the marketplace. We then assess whether any implied control premium, based on a comparison of fair value based purely on our stock price and outstanding shares with fair value determined by using all of the above-described models, is reasonable. We have not made any material changes during the past three fiscal years in the methodology used in the assessment of whether or not goodwill is impaired.
In the fourth quarter of fiscal 2017 and 2018, we performed our annual impairment tests of our reporting units’ goodwill. We completed these tests with no adjustment required to the goodwill of any of our reporting units. As of the date of our fiscal 2018 impairment test, the estimated fair value for each of our reporting units exceeded its carrying amount.
Income Taxes and Tax Valuation Allowances
We record the estimated future tax effects of temporary differences between the tax basis of assets and liabilities and amounts reported in our Consolidated Balance Sheet, as well as operating loss and tax credit carryforwards. We follow very specific and detailed guidelines in each tax jurisdiction regarding the recoverability of any tax assets recorded on the balance sheet and provide necessary valuation allowances as required. Future realization of deferred tax assets ultimately depends on the existence of sufficient taxable income of the appropriate character (for example, ordinary income or capital gain) within the carryback or carryforward periods available under the tax law. We regularly review our deferred tax assets for recoverability based on historical taxable income, projected future taxable income, the expected timing of the reversals of existing temporary differences and tax planning strategies. We have not made any material changes in the methodologies used to determine our tax valuation allowances during the past three fiscal years.
Our Consolidated Balance Sheet as of June 29, 2018 included deferred tax assets of $119 million and deferred tax liabilities of $79 million. This compares with deferred tax assets of $424 million and deferred tax liabilities of $34 million as of June 30, 2017. For all jurisdictions for which we have net deferred tax assets, we expect that our existing levels of pre-tax earnings are sufficient to generate the amount of future taxable income needed to realize these tax assets. Our valuation allowance related to deferred income taxes, which is reflected in our Consolidated Balance Sheet, was $181 million as of June 29, 2018 and $183 million as of June 30, 2017. Although we make reasonable efforts to ensure the accuracy of our deferred tax assets, if we continue to operate at a loss in certain jurisdictions or are unable to generate sufficient future taxable income, or if there is a material change in the actual effective tax rates or time period within which the underlying temporary differences become taxable or deductible, or if the potential impact of tax planning strategies changes, we could be required to increase the valuation allowance against all or a significant portion of our deferred tax assets resulting in a substantial increase in our effective tax rate and a material adverse impact on our operating results.
Impact of Recently Issued Accounting Pronouncements
Accounting pronouncements that have recently been issued but have not yet been implemented by us are described in Note 2: Accounting Changes or Recent Accounting Pronouncements in the Notes, which describes the potential impact that these pronouncements are expected to have on our financial condition, results of operations and cash flows.
FORWARD-LOOKING STATEMENTS AND FACTORS THAT MAY AFFECT FUTURE RESULTS
The following are some of the factors we believe could cause our actual results to differ materially from our historical results or our current expectations or projections. Other factors besides those listed here also could adversely affect us. See “Item 1A. Risk Factors” of our Fiscal 2018 Annual Report on Form 10-K for more information regarding factors that might cause our results to differ materially from those expressed in or implied by the forward-looking statements contained in this Exhibit 99.1.

•
We depend on U.S. Government customers for a significant portion of our revenue, and the loss of these relationships, a reduction in U.S. Government funding or a change in U.S. Government spending priorities could have an adverse impact on our business, financial condition, results of operations and cash flows.

•
We depend significantly on U.S. Government contracts, which often are only partially funded, subject to immediate termination, and heavily regulated and audited. The termination or failure to fund, or negative audit findings for, one or more of these contracts could have an adverse impact on our business, financial condition, results of operations and cash flows.

•
We could be negatively impacted by a security breach, through cyber attack, cyber intrusion, insider threats or otherwise, or other significant disruption of our IT networks and related systems or of those we operate for certain of our customers.

•
The U.S. Government’s budget deficit, the national debt and sequestration, as well as any inability of the U.S. Government to complete its budget process for any government fiscal year and consequently having to operate on funding levels equivalent to its prior fiscal year pursuant to a “continuing resolution” or shut down, could have an adverse impact on our business, financial condition, results of operations and cash flows.

•	The level of returns on defined benefit plan assets, changes in interest rates and other factors could affect our financial condition, results of operations and cash flows in future periods.

•	We enter into fixed-price contracts that could subject us to losses in the event of cost overruns or a significant increase in inflation.

•	We use estimates in accounting for many of our programs, and changes in our estimates could adversely affect our future financial results.

•	We derive a significant portion of our revenue from international operations and are subject to the risks of doing business internationally, including fluctuations in currency exchange rates.

•	Our reputation and ability to do business may be impacted by the improper conduct of our employees, agents or business partners.

•	We may not be successful in obtaining the necessary export licenses to conduct certain operations abroad, and Congress may prevent proposed sales to certain foreign governments.

•	Our future success will depend on our ability to develop new products, systems, services and technologies that achieve market acceptance in our current and future markets.

•	We participate in markets that are often subject to uncertain economic conditions, which makes it difficult to estimate growth in our markets and, as a result, future income and expenditures.

•
We cannot predict the consequences of future geo-political events, but they may adversely affect the markets in which we operate, our ability to insure against risks, our operations or our profitability.

•
Strategic transactions, including acquisitions and divestitures, involve significant risks and uncertainties that could adversely affect our business, financial condition, results of operations and cash flows.

•
Disputes with our subcontractors or the inability of our subcontractors to perform, or our key suppliers to timely deliver our components, parts or services, could cause our products, systems or services to be produced or delivered in an untimely or unsatisfactory manner.

•
Third parties have claimed in the past and may claim in the future that we are infringing directly or indirectly upon their intellectual property rights, and third parties may infringe upon our intellectual property rights.

•
The outcome of litigation or arbitration in which we are involved from time to time is unpredictable, and an adverse decision in any such matter could have a material adverse effect on our financial condition, results of operations and cash flows.

•	We face certain significant risk exposures and potential liabilities that may not be covered adequately by insurance or indemnity.

•	Changes in our effective tax rate may have an adverse effect on our results of operations.

•
Our level of indebtedness and our ability to make payments on or service our indebtedness and our unfunded defined benefit plans liability may adversely affect our financial and operating activities or our ability to incur additional debt.

•	A downgrade in our credit ratings could materially adversely affect our business.

•	Unforeseen environmental issues could have a material adverse effect on our business, financial condition, results of operations and cash flows.

•	We have significant operations in locations that could be materially and adversely impacted in the event of a natural disaster or other significant disruption.

•
Changes in future business or other market conditions could cause business investments and/or recorded goodwill or other long-term assets to become impaired, resulting in substantial losses and write-downs that would adversely affect our results of operations.

•	Some of our workforce is represented by labor unions, so our business could be harmed in the event of a prolonged work stoppage.

•	We must attract and retain key employees, and any failure to do so could seriously harm us.

ITEM 8.	FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA.

Note: The information contained in this Item updates historical fiscal 2018 and fiscal 2017 financial information solely to the extent necessary to reflect the impact for those two fiscal years of retrospective application of ASC 606 and ASU 2017-07. No other historical financial information in this Item in our Fiscal 2018 Annual Report on Form 10-K (including for fiscal 2016) is being updated or is superseded. This Item also has not been updated for other changes since the filing of our Fiscal 2018 Annual Report on Form 10-K, except to include Note 25: Subsequent Events related to our entry into a definitive merger agreement with L3 Technologies, Inc. See the Explanatory Note at the beginning of this Exhibit 99.1 for further information.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Shareholders and the Board of Directors of Harris Corporation
Opinion on the Financial Statements
We have audited the accompanying consolidated balance sheets of Harris Corporation (the Company) as of June 29, 2018 and June 30, 2017, the related consolidated statements of income, comprehensive income, cash flows and equity for each of the two years in the period ended June 29, 2018, and the related notes and financial statement schedule listed in the Index at Item 15(2), collectively referred to as the “consolidated financial statements.” In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company at June 29, 2018 and June 30, 2017, and the results of its operations and its cash flows for each of the two years in the period ended June 29, 2018, in conformity with U.S. generally accepted accounting principles.
We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States) (PCAOB), the Company’s internal control over financial reporting as of June 29, 2018, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (2013 framework) and our report dated August 27, 2018 expressed an unqualified opinion thereon.
Adoption of New Accounting Standards
As discussed in Note 2 to the consolidated financial statements, the Company changed its method of accounting for revenue and periodic pension and postretirement benefit costs as a result of the retrospective adoption of new accounting standards.
Basis for Opinion
These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the PCAOB and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.
/s/ Ernst & Young LLP
We have served as the Company’s auditor since at least 1932, but we are unable to determine the specific year.
Orlando, Florida
August 27, 2018
except for the retrospective changes for revenue and periodic pension and postretirement benefit costs described in Note 2 and the subsequent event described in Note 25, as to which the date is December 13, 2018

CONSOLIDATED STATEMENT OF INCOME

	Fiscal Years Ended
	2018	2017
	(In millions, except per share amounts)
Revenue from product sales and services
Revenue from product sales	$5,038	$4,667
Revenue from services	1,130	1,230
	6,168	5,897
Cost of product sales and services
Cost of product sales	(3,239)	(3,058)
Cost of services	(827)	(796)
	(4,066)	(3,854)
Engineering, selling and administrative expenses	(1,182)	(1,150)
Non-operating income	156	166
Interest income	2	2
Interest expense	(170)	(172)
Income from continuing operations before income taxes	908	889
Income taxes	(206)	(261)
Income from continuing operations	702	628
Discontinued operations, net of income taxes	(3)	(85)
Net income	$699	$543
Net income per common share
Basic
Continuing operations	$5.90	$5.11
Discontinued operations	(0.02)	(0.69)
	$5.88	$4.42
Diluted
Continuing operations	$5.78	$5.04
Discontinued operations	(0.02)	(0.68)
	$5.76	$4.36
See accompanying Notes to Consolidated Financial Statements.

CONSOLIDATED STATEMENT OF COMPREHENSIVE INCOME

	Fiscal Years Ended
	2018	2017
	(In millions)
Net income	$699	$543
Other comprehensive income:
Foreign currency translation gain (loss), net of income taxes	15	(34)
Net unrealized gain on hedging derivatives, net of income taxes	1	1
Net unrecognized gain on postretirement obligations, net of income taxes	93	200
Other comprehensive income, net of income taxes	109	167
Total comprehensive income	$808	$710
See accompanying Notes to Consolidated Financial Statements.

CONSOLIDATED BALANCE SHEET

	June 29, 2018	June 30, 2017

	(In millions, except shares)
Assets
Current Assets
Cash and cash equivalents	$288	$484
Receivables	466	365
Contract assets	782	706
Inventories	411	392
Income taxes receivable	174	24
Other current assets	103	101
Total current assets	2,224	2,072
Non-current Assets
Property, plant and equipment	900	904
Goodwill	5,372	5,366
Other intangible assets	989	1,104
Non-current deferred income taxes	119	424
Other non-current assets	247	242
Total non-current assets	7,627	8,040
	$9,851	$10,112
Liabilities and Equity
Current Liabilities
Short-term debt	$78	$80
Accounts payable	622	540
Contract liabilities	372	291
Compensation and benefits	142	140
Other accrued items	317	332
Income taxes payable	15	30
Current portion of long-term debt, net	304	554
Total current liabilities	1,850	1,967
Non-current Liabilities
Defined benefit plans	714	1,278
Long-term debt, net	3,408	3,396
Non-current deferred income taxes	79	34
Other long-term liabilities	522	534
Total non-current liabilities	4,723	5,242
Equity
Shareholders’ Equity:
Preferred stock, without par value; 1,000,000 shares authorized; none issued	—	—
Common stock, $1.00 par value; 500,000,000 shares authorized; issued and outstanding 118,280,120 shares at June 29, 2018 and 119,628,884 shares at June 30, 2017	118	120
Other capital	1,714	1,741
Retained earnings	1,648	1,318
Accumulated other comprehensive loss	(202)	(276)
Total shareholders’ equity	3,278	2,903
	$9,851	$10,112
See accompanying Notes to Consolidated Financial Statements.

CONSOLIDATED STATEMENT OF CASH FLOWS

	Fiscal Years Ended
	2018	2017

	(In millions)
Operating Activities
Net income	$699	$543
Adjustments to reconcile net income to net cash provided by operating activities:
Amortization of acquisition-related intangibles	117	151
Depreciation and other amortization	142	160
Share-based compensation	82	42
Qualified pension plan contributions	(301)	(589)
Pension income	(135)	(97)
Impairment of goodwill and other assets	—	240
Loss on sales of businesses, net	—	14
Loss on extinguishment of debt	24	—
(Increase) decrease in:
Accounts receivable	(101)	24
Contract assets	(76)	156
Inventories	(19)	(32)
Increase (decrease) in:
Accounts payable	82	18
Contract liabilities	81	(31)
Income taxes	202	111
Other	(46)	(141)
Net cash provided by operating activities	751	569
Investing Activities
Net additions of property, plant and equipment	(136)	(119)
Proceeds from sales of businesses, net	—	1,014
Adjustment to proceeds from sales of businesses, net	(2)	(25)
Other investing activities	(3)	—
Net cash provided by (used in) investing activities	(141)	870
Financing Activities
Net proceeds from borrowings	1,387	85
Repayments of borrowings	(1,658)	(584)
Proceeds from exercises of employee stock options	34	54
Repurchases of common stock	(272)	(710)
Cash dividends	(272)	(262)
Other financing activities	(24)	(21)
Net cash used in financing activities	(805)	(1,438)
Effect of exchange rate changes on cash and cash equivalents	(1)	(4)
Net decrease in cash and cash equivalents	(196)	(3)
Cash and cash equivalents, beginning of year	484	487
Cash and cash equivalents, end of year	$288	$484
See accompanying Notes to Consolidated Financial Statements.

CONSOLIDATED STATEMENT OF EQUITY

	Common Stock	Other Capital	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Noncontrolling Interests	Total Equity

	(In millions, except per share amounts)
Balance at July 1, 2016 — As Reported	$125	$2,096	$1,330	$(495)	$1	$3,057
Cumulative effect of adopting ASC 606	—	—	(15)	—	—	(15)
Net income	—	—	543	—	—	543
Other comprehensive income	—	—	—	167	—	167
Net accumulated foreign currency loss reclassified to earnings	—	—	—	52	—	52
Shares issued under stock incentive plans	1	53	—	—	—	54
Share-based compensation expense	—	40	—	—	—	40
Repurchases and retirement of common stock	(6)	(410)	(278)	—	—	(694)
Forward contract component of accelerated share repurchase	—	(38)	—	—	—	(38)
Cash dividends ($2.12 per share)	—	—	(262)	—	—	(262)
Other activity related to noncontrolling interests	—	—	—	—	(1)	(1)
Balance at June 30, 2017	120	1,741	1,318	(276)	—	2,903
Reclassifications due to adoption of accounting standards updates	—	—	35	(35)	—	—
Net income	—	—	699	—	—	699
Other comprehensive income	—	—	—	109	—	109
Shares issued under stock incentive plans	—	33	—	—	—	33
Shares issued under defined contribution plans	—	31	—	—	—	31
Share-based compensation expense	—	49	—	—	—	49
Repurchases and retirement of common stock	(2)	(178)	(132)	—	—	(312)
Forward contract component of accelerated share repurchase	—	38	—	—	—	38
Cash dividends ($2.28 per share)	—	—	(272)	—	—	(272)
Balance at June 29, 2018	$118	$1,714	$1,648	$(202)	$—	$3,278
See accompanying Notes to Consolidated Financial Statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
NOTE 1: SIGNIFICANT ACCOUNTING POLICIES
Organization — Harris Corporation, together with its subsidiaries, is a leading technology innovator, solving customers’ toughest mission-critical challenges by providing solutions that connect, inform and protect. We support government and commercial customers in more than 100 countries, with our largest customers being various departments and agencies of the U.S. Government and their prime contractors. Our products, systems and services have defense and civil government applications, as well as commercial applications. As of the end of fiscal 2018, we had approximately 17,500 employees, including approximately 7,900 engineers and scientists.
Principles of Consolidation — Our Consolidated Financial Statements include the accounts of Harris Corporation and its consolidated subsidiaries. As used in these Notes to Consolidated Financial Statements (these “Notes”), the terms “Harris,” “Company,” “we,” “our” and “us” refer to Harris Corporation and its consolidated subsidiaries. Intracompany transactions and accounts have been eliminated.
In connection with our divestitures in fiscal 2017 of two significant businesses that were part of our Critical Networks segment, our remaining operations that had been part of our former Critical Networks segment were integrated with our Electronic Systems segment effective for the third quarter of fiscal 2017, and our Critical Networks segment was eliminated. The historical results, discussion and presentation of our business segments set forth in our Consolidated Financial Statements and these Notes reflect the impact of these changes for all periods presented in order to present all segment information on a comparable basis. There is no impact on our previously reported consolidated statements of income, balance sheets or statement of cash flows resulting from these segment changes. See Note 3: Discontinued Operations for additional information related to divestitures, which were reported as discontinued operations in our Consolidated Financial Statements and these Notes. Except for disclosures related to our cash flows, or unless otherwise specified, disclosures in the accompanying Consolidated Financial Statements and these Notes relate solely to our continuing operations.
Amounts contained in our Consolidated Financial Statements and these Notes may not always add to totals due to rounding.
Reclassifications — The classification of certain prior-year amounts have been adjusted in our Consolidated Financial Statements to conform to current-year classifications. Reclassifications include certain human resources, information technology (“IT”), direct selling and bid and proposal costs that were previously included as “Cost of product sales and services” line items and are now reflected in the “Engineering, selling and administrative expenses” line item in our Consolidated Statement of Income and in these Notes.
Use of Estimates — The preparation of financial statements in accordance with U.S. generally accepted accounting principles (“GAAP”) requires us to make estimates and assumptions that affect the amounts reported in the accompanying Consolidated Financial Statements and these Notes and related disclosures. These estimates and assumptions are based on experience and other information available prior to issuance of the accompanying Consolidated Financial Statements and these Notes. Materially different results can occur as circumstances change and additional information becomes known.
Fiscal Year — Our fiscal year ends on the Friday nearest June 30. Each of our fiscal years 2018 and 2017 included 52 weeks.
Cash and Cash Equivalents — Cash equivalents are temporary cash investments with a maturity of three or fewer months when purchased. These investments include accrued interest and are carried at the lower of cost or market.
Fair Value of Financial Instruments — The carrying amounts reflected in our Consolidated Balance Sheet for cash and cash equivalents, accounts receivable, non-current receivables, notes receivable, accounts payable, short-term debt and long-term variable-rate debt approximate their fair values. Fair values for long-term fixed-rate debt are primarily based on quoted market prices for those or similar instruments. See Note 13: Debt for additional information regarding fair values for our long-term fixed-rate debt. A discussion of fair values for our derivative financial instruments is included under the caption “Financial Instruments and Risk Management” in this Note 1: Significant Accounting Policies.
Fair Value Measurements — Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in the principal market (or most advantageous market, in the absence of a principal market) for the asset or liability in an orderly transaction between market participants at the measurement date. Entities are required to maximize the use of observable inputs and minimize the use of unobservable inputs in measuring fair value, and to utilize a three-level fair value hierarchy that prioritizes the inputs used to measure fair value. The three levels of inputs used to measure fair value are as follows:

•	Level 1 — Quoted prices in active markets for identical assets or liabilities.

•
Level 2 — Observable inputs other than quoted prices included within Level 1, including quoted prices for similar assets or liabilities in active markets; quoted prices for identical or similar assets or liabilities in markets that are not active; and inputs other than quoted prices that are observable or are derived principally from, or corroborated by, observable market data by correlation or other means.

•
Level 3 — Unobservable inputs that are supported by little or no market activity, are significant to the fair value of the assets or liabilities, and reflect our own assumptions about the assumptions market participants would use in pricing the asset or liability developed using the best information available in the circumstances.

In certain instances, fair value is estimated using quoted market prices obtained from external pricing services. In obtaining such data from the pricing service, we have evaluated the methodologies used to develop the estimate of fair value in order to assess whether such valuations are representative of fair value, including net asset value (“NAV”). Additionally, in certain circumstances, the NAV reported by an asset manager may be adjusted when sufficient evidence indicates NAV is not representative of fair value.
Accounts Receivable — We record receivables at net realizable value and they generally do not bear interest. This value includes an allowance for estimated uncollectible accounts to reflect any loss anticipated on the accounts receivable balances which is charged to the provision for doubtful accounts. We calculate this allowance based on our history of write-offs, level of past due accounts and economic status of the customers. We consider a receivable delinquent if it is unpaid after the term of the related invoice has expired. Write-offs are recorded at the time a customer receivable is deemed uncollectible. See Note 5: Receivables for additional information regarding accounts receivable.
Contract Assets and Liabilities — The timing of revenue recognition, customer billings and cash collections results in accounts receivable, contract assets and contract liabilities at the end of each reporting period. Contract assets include unbilled amounts typically resulting from revenue recognized exceeding amounts billed to customers for contracts utilizing the POC cost-to-cost revenue recognition method. We bill customers as work progresses in accordance with agreed-upon contractual terms, either at periodic intervals, upon achievement of contractual milestones or upon deliveries and, in certain arrangements, the customer may withhold payment of a small portion of the contract price until contract completion. Contract liabilities include advance payments and billings in excess of revenue recognized, including deferred revenue associated with extended product warranties. Contract assets and liabilities are reported on a contract-by-contract basis at the end of each reporting period. The non-current portion of deferred revenue associated with extended product warranties is included within the “Other long-term liabilities” line item in our Consolidated Balance Sheet.
Contract assets related to amounts withheld by customers until contract completion are not considered a significant financing component of our contracts because the intent is to protect the customers from our failure to satisfactorily complete our performance obligations. Payments received from customers in advance of revenue recognition are not considered a significant financing component of our contracts because they are utilized to pay for contract costs within a one-year period or are requested by us to ensure the customers meet their payment obligations. See Note 6: Contract Assets and Contract Liabilities for additional information.
Inventories — Inventories are valued at the lower of cost (determined by average and first-in, first-out methods) or net realizable value. We regularly review inventory quantities on hand and record a provision for excess and obsolete inventory primarily based on our estimated forecast of product demand, anticipated end of product life and production requirements. See Note 7: Inventories for additional information regarding inventories.
Costs to Obtain or Fulfill a Contract — Costs to obtain a contract are incremental direct costs incurred to obtain a contract with a customer, including sales commissions and dealer fees, and are capitalized if material. Costs to fulfill a contract include costs directly related to a contract or specific anticipated contract (for example, mobilization, set-up and certain design costs) that generate or enhance our ability to satisfy our performance obligations under these contracts. These costs are capitalized to the extent they are expected to be recovered from the associated contract. Capitalized costs to obtain or fulfill a contract are amortized to expense over the expected period of benefit for contracts with terms greater than one year on a systematic basis that is consistent with the pattern of transfer of the associated goods and services to the customer. As a practical expedient, capitalized costs to obtain or fulfill a contract with a term of one year or less are expensed as incurred.
Property, Plant and Equipment — Property, plant and equipment are carried on the basis of cost and include software capitalized for internal use. Depreciation of buildings, machinery and equipment is computed by the straight-line and accelerated methods. The estimated useful lives of buildings, including leasehold improvements, generally range between 2 and 45 years. The estimated useful lives of machinery and equipment generally range between 2 and 10 years. Amortization of internal-use software begins when the software is put into service and is based on the expected useful life of the software. The useful lives over which we amortize internal-use software generally range between 3 and 10 years. See Note 8: Property, Plant and Equipment for additional information regarding property, plant and equipment.
Goodwill — We follow the acquisition method of accounting to record the assets and liabilities of acquired businesses at their estimated fair value at the date of acquisition. We initially record goodwill for the amount costs exceed the acquisition-date fair value of net identifiable assets acquired.

We test our goodwill for impairment annually, or under certain circumstances, more frequently, such as when events or circumstances indicate there may be impairment. Such events or circumstances may include a significant deterioration in overall economic conditions, changes in the business climate of our industry, a decline in our market capitalization, operating performance indicators, competition, reorganizations of our business or the disposal of all or a portion of a reporting unit. We test goodwill for impairment at a level within the Company referred to as the reporting unit, which is our business segment level, and, if and when applicable, one level below the business segment.
We identify goodwill impairment and measure any loss from an impairment by comparing the fair value of each reporting unit to its carrying amount, including goodwill. If the carrying amount of a reporting unit exceeds its fair value, goodwill is considered impaired, and an impairment loss is recognized in an amount equal to that excess. See Note 3: Discontinued Operations and Note 9: Goodwill for additional information regarding goodwill.
Long-Lived Assets, Including Finite-Lived Intangible Assets — Long-lived assets, including finite-lived intangible assets, are amortized on a straight-line basis over their useful lives. We assess the recoverability of the carrying value of our long-lived assets, including finite-lived intangible assets, whenever events or changes in circumstances indicate the carrying amount of the assets may not be recoverable. We evaluate the recoverability of such assets based on the expectations of undiscounted cash flows from such assets. If the sum of the expected future undiscounted cash flows were less than the carrying amount of the asset, a loss would be recognized for the difference between the fair value and the carrying amount. See Note 8: Property, Plant and Equipment and Note 10: Intangible Assets for additional information regarding long-lived assets and intangible assets.
Other Assets and Liabilities — No assets within the “Other current assets” or “Other non-current assets” line items in our Consolidated Balance Sheet exceeded 5 percent of our total current assets or total assets, respectively, as of June 29, 2018 or June 30, 2017. No accrued liabilities or expenses within the “Other accrued items” or “Other long-term liabilities” line items in our Consolidated Balance Sheet exceeded 5 percent of our total current liabilities or total liabilities, respectively, as of June 29, 2018 or June 30, 2017.
Income Taxes — We follow the liability method of accounting for income taxes. We record the estimated future tax effects of temporary differences between the tax basis of assets and liabilities and amounts reported in our Consolidated Balance Sheet, as well as operating loss and tax credit carryforwards. We follow very specific and detailed guidelines in each tax jurisdiction regarding the recoverability of any tax assets recorded on the balance sheet and provide necessary valuation allowances as required. We regularly review our deferred tax assets for recoverability based on historical taxable income, projected future taxable income, the expected timing of the reversals of existing temporary differences and tax planning strategies. See Note 22: Income Taxes for additional information regarding income taxes.
Standard Warranties — We record estimated standard warranty costs in the period in which the related products are delivered. Factors that affect the estimated cost for warranties include the terms of the contract, the type and complexity of the delivered product, number of installed units, historical experience and management’s assumptions regarding anticipated rates of warranty claims and cost per claim. Our standard warranties start from the shipment, delivery or customer acceptance date and continue as follows:

Segment	Average Warranty Period
Communication Systems	One to five years
Electronic Systems	One to two years
Space and Intelligence Systems	60 days to two years
Because our products are manufactured, in many cases, to customer specifications and their acceptance is based on meeting those specifications, we historically have experienced minimal warranty costs. Factors that affect our warranty liability include the number of installed units, historical experience, anticipated delays in delivery of products to end customers, in-country support for international sales and our assumptions regarding anticipated rates of warranty claims and cost per claim. We assess the adequacy of our recorded warranty liabilities every quarter and make adjustments to the liability as necessary. See Note 11: Accrued Warranties for additional information regarding warranties, including extended warranties.
Foreign Currency Translation — The functional currency for most international subsidiaries is the local currency. Assets and liabilities are translated at current rates of exchange and income and expense items are translated at the weighted average exchange rate for the year. The resulting translation adjustments are recorded as a separate component of shareholders’ equity.
Stock Options and Other Share-Based Compensation — We measure compensation cost for all share-based payments (including employee stock options) at fair value and recognize cost over the vesting period, with forfeitures recognized as they occur. It is our practice to issue shares when options are exercised. See Note 15: Stock Options and Other Share-Based Compensation for additional information regarding share-based compensation.

Restructuring and Other Exit Costs — We record restructuring and other exit costs at their fair value when incurred. In cases where employees are required to render service until they are terminated in order to receive the termination benefits and will be retained beyond the minimum retention period, we record the expense ratably over the future service period. These costs are included as a component of the “Cost of product sales and services” and “Engineering, selling and administrative expenses” line items in our Consolidated Statement of Income. See Note 4: Restructuring and Other Exit Costs for additional information regarding restructuring and other exit costs.
Revenue Recognition — Effective June 30, 2018, we adopted Accounting Standards Update (“ASU”) 2014-09, Revenue from Contracts with Customers (Topic 606), as amended (“ASC 606”), using the full retrospective method. Refer to Note 2: Accounting Changes or Recent Accounting Pronouncements for additional information. The significant accounting policies disclosed below reflect the impact of our adoption of ASC 606.
We account for a contract when it has approval and commitment from all parties, the rights and payment terms of the parties can be identified, the contract has commercial substance and the collectibility of the consideration, or transaction price, is probable. Our contracts are often subsequently modified to include changes in specifications, requirements or price that may create new or change existing enforceable rights and obligations. We do not account for contract modifications (including unexercised options) or follow-on contracts until they meet the requirements noted above to account for a contract.
At the inception of each contract, we evaluate the promised goods and services to determine whether the contract should be accounted for as having one or more performance obligations. A performance obligation is a promise to transfer a distinct good or service to a customer and represents the unit of accounting for revenue recognition. A substantial majority of our revenue is derived from long-term development and production contracts involving the design, development, manufacture or modification of aerospace and defense products and related services according to the customers’ specifications. Due to the highly interdependent and interrelated nature of the underlying goods and services and the significant service of integration that we provide, which often result in the delivery of multiple units, we account for these contracts as one performance obligation. For contracts that include both development/production and follow-on support services (for example, operations and maintenance), we generally consider the follow-on services distinct in the context of the contract and account for them as separate performance obligations. Additionally, a significant amount of our revenue is derived from contracts to provide multiple distinct goods to a customer where the goods can readily be sold to other customers based on their commercial nature and, accordingly, these goods are accounted for as separate performance obligations. These arrangements are most prevalent in our Communication Systems segment and primarily involve the sale of secure tactical radios and accessories and other standard products. Shipping and handling costs incurred after control of a product has transferred to the customer (for example, in free on board shipping arrangements) are treated as fulfillment costs and, therefore, are not accounted for as separate performance obligations. Also, we record taxes collected from customers and remitted to governmental authorities on a net basis in that they are excluded from revenue.
As discussed above, our contracts are often subsequently modified to include changes in specifications, requirements or price. Depending on the nature of the modification, we consider whether to account for the modification as an adjustment to the existing contract or as a separate contract. Often, the deliverables in our contract modifications are not distinct from the existing contract due to the significant integration and interrelated tasks provided in the context of the contract. Therefore, such modifications are accounted for as if they were part of the existing contract, and we may be required to recognize a cumulative catch-up adjustment to revenue at the date of the contract modification.
We determine the transaction price for each contract based on our best estimate of the consideration we expect to receive, which includes assumptions regarding variable consideration, such as award and incentive fees. These variable amounts are generally awarded upon achievement of certain negotiated performance metrics, program milestones or cost targets and can be based upon customer discretion. We include such estimated amounts in the transaction price to the extent it is probable that a significant reversal of cumulative revenue recognized will not occur when the uncertainty associated with the variable consideration is resolved. We estimate variable consideration primarily using the most likely amount method.
For contracts with multiple performance obligations, we allocate the transaction price to each performance obligation based on the relative standalone selling price of the good or service underlying each performance obligation. The standalone selling price represents the amount for which we would sell the good or service to a customer on a standalone basis (i.e., not sold as a bundle with any other products or services). Our contracts with the U.S. Government, including foreign military sales contracts, are subject to the Federal Acquisition Regulations (“FAR”) and the prices of our contract deliverables are typically based on our estimated or actual costs plus a reasonable profit margin. As a result, the standalone selling prices of the goods and services in these contracts are typically equal to the selling prices stated in the contract, thereby, eliminating the need to allocate (or reallocate) the transaction price to the multiple performance obligations. In our non-U.S. Government contracts, we also generally use the expected cost plus a margin approach to determine standalone selling price. In addition, we determine standalone selling price for certain contracts that are commercial in nature based on observable selling prices.

We recognize revenue for each performance obligation when (or as) the performance obligation is satisfied by transferring control of the promised goods or services underlying the performance obligation to the customer. The transfer of control can occur over time or at a point in time.
Point in Time Revenue Recognition: Our performance obligations are satisfied at a point in time unless they meet at least one of the following criteria, in which case they are satisfied over time:

•	The customer simultaneously receives and consumes the benefits provided by our performance as we perform;

•	Our performance creates or enhances an asset (for example, work in process) that the customer controls as the asset is created or enhanced; or

•	Our performance does not create an asset with an alternative use to us, and we have an enforceable right to payment for performance completed to date.
As noted above, a significant amount of our revenue is derived from contracts to provide multiple distinct goods to a customer that are commercial in nature and can readily be sold to other customers. These arrangements are most prevalent in our Communication Systems segment and primarily involve the sale of secure tactical radios and accessories and other standard products. These performance obligations do not meet any of the three criteria listed above to recognize revenue over time; therefore, we recognize revenue at a point in time, generally when the goods are received and accepted by the customer.
Over Time Revenue Recognition: The majority of our revenue recognized over time is for U.S. Government development and production contracts in our Electronic Systems and Space and Intelligence Systems segments. For U.S. Government development and production contracts, there is a continuous transfer of control of the asset to the customer as it is being produced based on FAR clauses in the contract that provide the customer with lien rights to work in process and allow the customer to unilaterally terminate the contract for convenience, pay us for costs incurred plus a reasonable profit and take control of any work in process. This also typically applies to our contracts with prime contractors for U.S. Government development and production contracts, when the above-described FAR clauses are flowed down to us by the prime contractors.
Our non-U.S. Government development and production contracts, including international direct commercial contracts and U.S. contracts with state and local agencies, utilities and commercial and transportation organizations, often do not include the FAR clauses described above. However, over time revenue recognition is typically supported either through our performance creating or enhancing an asset that the customer controls as it is created or enhanced or based on other contractual provisions or relevant laws that provide us with an enforceable right to payment for our work performed to date plus a reasonable profit if our customer were permitted to and did terminate the contract for reasons other than our failure to perform as promised.
Revenue for our development and production contracts is recognized over time, typically using the POC cost-to-cost method, whereby we measure our progress towards completion of the performance obligation based on the ratio of costs incurred to date to estimated costs at completion under the contract. Because costs incurred represent work performed, we believe this method best depicts transfer of control of the asset to the customer.
For performance obligations to provide services that are satisfied over time, we generally recognize revenue on a straight-line basis or based on the right-to-invoice method (i.e., based on our right to bill the customer). Because these methods closely reflect the value of the services transferred to the customer, we believe these methods best depict transfer of control to the customer.
Contract Estimates: Under the POC cost-to-cost method of revenue recognition, a single estimated profit margin is used to recognize profit for each performance obligation over its period of performance. Recognition of profit on a contract requires estimates of the total cost at completion and transaction price and the measurement of progress towards completion. Due to the long-term nature of many of our contracts, developing the estimated total cost at completion and total transaction price often requires judgment. Factors that must be considered in estimating the cost of the work to be completed include the nature and complexity of the work to be performed, subcontractor performance and the risk and impact of delayed performance. Factors that must be considered in estimating the total transaction price include contractual cost or performance incentives (such as incentive fees, award fees and penalties) and other forms of variable consideration as well as our historical experience and our expectation for performance on the contract. At the outset of each contract, we gauge its complexity and perceived risks and establish an estimated total cost at completion in line with these expectations. After establishing the estimated total cost at completion, we follow a standard Estimate at Completion (“EAC”) process in which we review the progress and performance on our ongoing contracts at least quarterly and, in many cases, more frequently. If we successfully retire risks associated with the technical, schedule and cost aspects of a contract, we may lower our estimated total cost at completion commensurate with the retirement of these risks. Conversely, if we are not successful in retiring these risks, we may increase our estimated total cost at completion. Additionally, as the contract progresses, our estimates of total transaction price may increase or decrease if, for example, we receive award fees that are higher or lower than expected. When adjustments in estimated total costs at completion or in estimated total transaction price are determined, the related impact on operating income is recognized using the cumulative catch-up method, which recognizes in the current period the cumulative effect of such adjustments for all prior periods. Any anticipated losses on these contracts are fully recognized in the period in which the losses become evident.

Net EAC adjustments resulting from changes in estimates unfavorably impacted our operating income by $19 million ($13 million after tax or $.11 per diluted share) in fiscal 2018 and $1 million ($.01 per diluted share) in fiscal 2017. Revenue recognized from performance obligations satisfied in prior periods was $43 million and $45 million for fiscal 2018 and 2017, respectively.
Bill-and-Hold Arrangements: For certain of our contracts, the finished product may temporarily be stored at our location under a bill-and-hold arrangement. Revenue is recognized on bill-and-hold arrangements at the point in time when the customer obtains control of the product (for example, through a present right to payment from the customer, transfer of title and/or significant risks and rewards of ownership to the customer and customer acceptance) and all of the following criteria have been met: the arrangement is substantive (for example, the customer has requested the arrangement); the product is identified separately as belonging to the customer; the product is ready for physical transfer to the customer; and we do not have the ability to use the product or direct it to another customer.
Backlog: Backlog, which is the equivalent of our remaining performance obligations, represents the future revenue we expect to recognize as we perform on our current contracts. Backlog comprises both funded backlog (i.e., firm orders for which funding is authorized and appropriated) and unfunded backlog. Backlog excludes unexercised contract options and potential orders under ordering-type contracts, such as indefinite delivery, indefinite quantity (“IDIQ”) contracts.
Retirement and Post-Employment Benefits — Defined benefit plans that we sponsor are accounted for as defined benefit pension and other postretirement defined benefit plans (collectively referred to as “defined benefit plans”). Accordingly, the funded or unfunded position of each defined benefit plan is recorded in our Consolidated Balance Sheet. Actuarial gains and losses and prior service costs or credits that have not yet been recognized through income are recorded in the “Accumulated other comprehensive loss” line item within equity in our Consolidated Balance Sheet, net of taxes, until they are amortized as a component of net periodic benefit cost. The determination of benefit obligations and the recognition of expenses related to defined benefit plans are dependent on various assumptions. The major assumptions primarily relate to discount rates, long-term expected rates of return on plan assets, the rate of future compensation increases, mortality, termination, and healthcare cost trend rates. We develop each assumption using relevant Company experience in conjunction with market-related data. Actuarial assumptions are reviewed annually with third-party consultants and adjusted as appropriate. For the recognition of net periodic benefit cost, the calculation of the long-term expected return on plan assets is generally derived using a market-related value of plan assets based on yearly average asset values at the measurement date over the last five years, to be phased in over five years. Actual results that differ from our assumptions are accumulated and generally amortized for each plan to the extent required over the estimated future life expectancy or, if applicable, the future working lifetime of the plan’s active participants. The fair value of plan assets is determined based on market prices or estimated fair value at the measurement date. The measurement date for valuing defined benefit plan assets and obligations is the end of the month closest to our fiscal year end.
Beginning in 2017, we changed the approach used to estimate the service and interest components of net periodic benefit cost of the U.S. defined benefit plans. The new estimation approach discounts the individual expected cash flows underlying the service cost and interest cost using the applicable spot rates derived from the yield curve used to discount the cash flows in determining the benefit obligation. Prior to fiscal 2017, the service and interest cost components were determined by a single weighted-average discount rate derived from the yield curve used to measure the benefit obligation at the beginning of the period. We made this change to provide a more precise measurement of service and interest costs by improving the correlation between projected benefit cash flows and the corresponding spot yield curve rates. We accounted for this change as a change in accounting estimate and accordingly have accounted for it prospectively. This change resulted in approximately $46 million of lower service and interest costs for our U.S. defined benefit plans in fiscal 2017 compared with the single weighted-average discount rate method.
See Note 14: Pension and Other Postretirement Benefits for additional information regarding our defined benefit plans.
We also provide retirement benefits to many of our U.S.-based employees through defined contribution retirement plans, including 401(k) plans and certain non-qualified deferred compensation plans. The defined contribution retirement plans have matching and savings elements. Company contributions to the retirement plans are based on employees’ savings with no other funding requirements. We may make additional contributions to the retirement plans at our discretion. Retirement and postretirement benefits also include unfunded limited healthcare plans for U.S.-based retirees and employees on long-term disability. We estimate benefits for these plans using actuarial valuations that are based in part on certain key assumptions we make, including the discount rate, the expected long-term rate of return on plan assets, the rate of future compensation increases, healthcare cost trend rates and employee turnover and mortality, each appropriately based on the nature of the plans. We accrue the cost of these benefits during an employee’s active service life, except in the case of our healthcare plans for disabled employees, the costs of which we accrue when the disabling event occurs.
Environmental Expenditures — We capitalize environmental expenditures that increase the life or efficiency of property or that reduce or prevent environmental contamination. We accrue environmental expenses resulting from existing conditions that relate to past or current operations. Our accruals for environmental expenses are recorded on a site-by-site basis when it is probable a liability has been incurred and the amount of the liability can be reasonably estimated, based on current law and existing technologies available to us. Our accruals for environmental expenses represent the best estimates related to the investigation and remediation of environmental media such as water, soil, soil vapor, air and structures, as well as related legal fees, and are reviewed periodically, at least annually at the year-end balance sheet date, and updated for progress of investigation and remediation efforts and changes in facts and legal circumstances. If the timing and amount of future cash payments for environmental liabilities are fixed or reliably determinable, we generally discount such cash flows in estimating our accrual.
As of June 29, 2018, we were named, and continue to be named, as a potentially responsible party at 60 sites where future liabilities could exist. These sites included 5 sites owned by us, 46 sites associated with our former locations or operations and 9 hazardous waste treatment, storage or disposal facility sites not owned by us that contain hazardous substances allegedly attributable to us from past operations.
Based on an assessment of relevant factors, we estimated that our liability under applicable environmental statutes and regulations for identified sites was approximately $103 million, consisting of approximately $97 million for environmental liabilities related to Exelis operations and approximately $6 million for other environmental liabilities. In each case, the current portion of our estimated environmental liability is included in the “Other accrued items” line item and the non-current portion is included in the “Other long-term liabilities” line item in our Consolidated Balance Sheet.
The relevant factors we considered in estimating our potential liabilities under applicable environmental statutes and regulations included some or all of the following as to each site: incomplete information regarding particular sites and other potentially responsible parties; uncertainty regarding the extent of investigation or remediation; our share, if any, of liability for such conditions; the selection of alternative remedial approaches; changes in environmental standards and regulatory requirements; potential insurance proceeds; cost-sharing agreements with other parties and potential indemnification from successor and predecessor owners of these sites. We do not believe that any uncertainties regarding these relevant factors will materially affect our potential liability under applicable environmental statutes and regulations. We believe the total amount accrued is appropriate based on existing facts and circumstances, although we note the total amount accrued may increase or decrease in future years.
Financial Guarantees and Commercial Commitments — Financial guarantees are contingent commitments issued to guarantee the performance of a customer to a third party in borrowing arrangements, such as commercial paper issuances, bond financings and similar transactions. As of June 29, 2018, we did not have material financial guarantees and there were no such contingent commitments accrued for in our Consolidated Balance Sheet.
We have entered into commercial commitments in the normal course of business including surety bonds, standby letter of credit agreements and other arrangements with financial institutions and customers primarily relating to the guarantee of future performance on certain contracts to provide products and services to customers and to obtain insurance policies with our insurance carriers.
Financial Instruments and Risk Management — In the normal course of business, we are exposed to global market risks, including the effect of changes in foreign currency exchange rates. We use derivative instruments to manage our exposure to such risks and formally document all relationships between hedging instruments and hedged items, as well as the risk-management objective and strategy for undertaking hedge transactions. We may also enter into derivative instruments that are not designated as hedges and do not qualify for hedge accounting. We recognize all derivatives in our Consolidated Balance Sheet at fair value. Derivatives that are not hedges must be adjusted to fair value through income. If the derivative is a hedge, depending on the nature of the hedge, changes in the fair value of the derivative are either offset against the change in fair value of assets, liabilities or firm commitments through earnings or recognized in other comprehensive income until the hedged item is recognized in earnings. The ineffective portion of a derivative’s change in fair value is immediately recognized in earnings. We do not hold or issue derivatives for speculative trading purposes. See Note 19: Derivative Instruments and Hedging Activities for additional information regarding our use of derivative instruments.
Income From Continuing Operations Per Share — For all periods presented in our Consolidated Financial Statements and these Notes, income from continuing operations per share is computed using the two-class method. The two-class method of computing income from continuing operations per share is an earnings allocation formula that determines income from continuing operations per share for common stock and any participating securities according to dividends paid and participation rights in undistributed earnings. Our restricted stock awards and restricted stock unit awards generally meet the definition of participating securities and are included in the computations of income from continuing operations per basic and diluted common share. Our performance share awards and performance share unit awards do not meet the definition of participating securities because they do not contain rights to receive nonforfeitable dividends and, therefore, are excluded from the computations of income from continuing operations per basic and diluted common share. Under the two-class method, income from continuing operations per common share is computed by dividing the sum of earnings distributed to common shareholders and undistributed earnings allocated to common shareholders by the weighted-average number of common shares outstanding for the period. Income from continuing operations per diluted common share is computed using the more dilutive of the two-class method or the treasury stock method. In applying the two-class method, undistributed earnings are allocated to both common shares and participating securities based on the weighted-average shares outstanding during the period. See Note 16: Income From Continuing Operations Per Share for additional information.
Business Segments — We evaluate each segment’s performance based on its operating income or loss, which we define as profit or loss from operations before income taxes, including pension income and excluding interest income and expense, royalties and related intellectual property expenses, equity method investment income or loss and gains or losses from securities and other investments. Intersegment sales are generally transferred at cost to the buying segment, and the sourcing segment recognizes a profit that is eliminated. The “Corporate eliminations” line items in Note 23: Business Segments represent the elimination of intersegment sales. The “Unallocated corporate expense and corporate eliminations” line item in Note 23: Business Segments represents the portion of corporate expenses not allocated to our business segments and elimination of intersegment profits. The “Pension adjustment” line item in Note 23: Business Segments represents the reconciliation of the non-service components of net periodic pension and postretirement benefit costs, which are a component of segment operating income but are included in the "Non-operating income" line item in our Consolidated Statement of Income as a result of our adoption of ASU 2017-17 as discussed in Note 2: Accounting Changes or Recent Accounting Pronouncements. The non-service components of net periodic pension and postretirement benefit costs include interest cost, expected return on plan assets and amortization of net actuarial gain.
NOTE 2: ACCOUNTING CHANGES OR RECENT ACCOUNTING PRONOUNCEMENTS
Adoption of New Accounting Standards
In the first quarter of fiscal 2018, we adopted an accounting standards update issued by the Financial Accounting Standards Board (“FASB”) that requires recognition of the income tax consequences of intra-entity transfers of assets other than inventory when the transfer occurs. Consequently, this update eliminates the exception to the recognition of current and deferred income taxes for intra-entity transfers of assets other than for inventory until the assets have been sold to an outside party. This update requires entities to apply a modified retrospective approach with a cumulative catch-up adjustment to beginning retained earnings in the period of adoption. In addition, entities are required to record deferred tax balances with an offset to retained earnings for unrecognized amounts that will be recognized under this update. We applied all changes required by this update using the modified retrospective approach from the beginning of fiscal 2018. Adopting this update resulted in a $27 million reduction of prepaid income tax assets from the “Other current assets” and “Other non-current assets” line items and a $27 million increase in the “Non-current deferred income taxes” line item in our Condensed Consolidated Balance Sheet (Unaudited) as of September 29, 2017.
In the fourth quarter of fiscal 2018, we adopted an accounting standards update issued by the FASB that allows companies to reclassify the stranded tax effects resulting from the Tax Cuts and Jobs Act of 2017 (the “Tax Act”), from accumulated other comprehensive loss to retained earnings. Stranded tax effects are the deferred tax amounts recorded through other comprehensive income, using a 35% statutory rate, that remained after we remeasured our net deferred tax assets and liabilities to reflect the lower enacted corporate tax rates. We elected to early adopt this accounting standards update and elected to reclassify, in the period of enactment, stranded tax effects totaling $35 million from the “Accumulated other comprehensive loss” line item to the “Retained earnings” line item in our Consolidated Balance Sheet. The reclassification amount primarily included income tax effects related to our pension and postretirement benefit plans. Income tax effects remaining in accumulated other comprehensive income will be released into earnings as the related pretax amounts are reclassified to earnings.
Effective June 30, 2018 we adopted ASC 606. This standard supersedes nearly all revenue recognition guidance under GAAP and International Financial Reporting Standards and supersedes some cost guidance for construction-type and production-type contracts. The guidance in this standard is principles-based, and, consequently, entities are required to use more judgment and make more estimates than under prior guidance, including identifying contract performance obligations, estimating variable consideration to include in the contract price and allocating the transaction price to separate performance obligations. The core principle of this standard is that entities should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods and services. To help financial statement users better understand the nature, amount, timing and potential uncertainty of the revenue and cash flows, this standard requires significantly more interim and annual disclosures. We have adopted the requirements of the new standard using the full retrospective method, which means that we have restated each prior reporting period presented and recognized the cumulative effect of applying the standard at the earliest period presented. We opted for this adoption method because we believe it provides enhanced comparability and transparency across periods. We elected to apply the practical expedient related to backlog disclosures for prior reporting periods. We also elected to apply the practical expedient related to evaluating the effects of contract modifications that occurred prior to the earliest period presented. No other transition practical expedients were applied.

Adopting this standard resulted in the recognition of a cumulative-effect adjustment of $15 million to reduce the opening balance of retained earnings at July 2, 2016. Our fiscal 2017 revenue from product sales and services decreased by $3 million and our income from continuing operations decreased by $10 million ($.08 per share). Our fiscal 2018 revenue from product sales and services decreased by $14 million and our income from continuing operations decreased by $19 million ($.15 per share). This standard also resulted in the establishment of “Contract assets” and “Contract liabilities” line items and the reclassification to these line items of amounts previously presented in the “Receivables,” “Inventories” and “Advanced payments and unearned income” line items in our Consolidated Balance Sheet. Total net cash provided by operating activities and total net cash provided by or used in investing activities and financing activities in our Consolidated Statements of Cash Flows were not impacted by the adoption of ASC 606. These amounts are reflected in the tables below and are updated from the preliminary assessment of the impacts of adopting ASC 606 included in our Fiscal 2018 Annual Report on Form 10-K.
We also adopted ASU 2017-07, Compensation - Retirement Benefits (Topic 715): Improving the Presentation of Net Periodic Pension Cost and Net Periodic Postretirement Benefit Cost, effective June 30, 2018. This standard requires that entities present components of net periodic pension and postretirement benefit costs other than the service cost component (“other components of net benefit cost”) separately from the service cost component. The other components of net benefit cost may be presented as a separate line item or items, or if a separate line item is not used, the line item used to present the other components of net benefit cost must be disclosed. Previously, we included each component of net benefit cost within the “Cost of product sales and services” and “Engineering, selling and administrative expenses” line items in our Consolidated Statement of Income. In accordance with this update, we will present the other components of net benefit cost as part of the “Non-operating income” line item in our Consolidated Statement of Income. We adopted this update retrospectively by recasting each prior period presented, using as our estimation basis for recasting prior periods the amounts disclosed in the Postretirement benefit plan footnote to our previously issued financial statements. Adopting this update resulted in a $147 million increase in cost of sales and services, a $37 million increase in engineering, selling and administrative expenses and a corresponding $184 million increase in non-operating income for fiscal 2018, with no impact to net income and a $132 million increase in cost of sales and services, a $32 million increase in engineering, selling and administrative expenses and a corresponding $164 million increase in non-operating income for fiscal 2017, with no impact to net income.

The following tables summarize the effect of adopting ASC 606 and ASU 2017-07 on our Consolidated Statement of Income for fiscal 2018 and 2017:

	Fiscal Year Ended June 29, 2018
	As Previously Reported	Effect of Adopting ASC 606	Effect of Adopting ASU 2017-07	As Recast

	(In millions, except per share amounts)
Revenue from product sales and services
Revenue from product sales	$5,062	$(24)	$—	$5,038
Revenue from services	1,120	10	—	1,130
	6,182	(14)	—	6,168
Cost of product sales and services
Cost of product sales	(3,106)	14	(147)	(3,239)
Cost of services	(825)	(2)	—	(827)
	(3,931)	12	(147)	(4,066)
Engineering, selling and administrative expenses	(1,129)	(16)	(37)	(1,182)
Non-operating income (loss)	(28)	—	184	156
Interest income	2	—	—	2
Interest expense	(170)	—	—	(170)
Income from continuing operations before income taxes	926	(18)	—	908
Income taxes	(205)	(1)	—	(206)
Income from continuing operations	721	(19)	—	702
Discontinued operations, net of income taxes	(3)	—	—	(3)
Net income	$718	$(19)	$—	$699

Net income per common share
Basic
Continuing operations	$6.06	$(0.16)	$—	$5.90
Discontinued operations	(0.02)	—	—	(0.02)
	$6.04	$(0.16)	$—	$5.88
Diluted
Continuing operations	$5.94	$(0.16)	$—	$5.78
Discontinued operations	(0.02)	—	—	(0.02)
	$5.92	$(0.16)	$—	$5.76

	Fiscal Year Ended June 29, 2017
	As Previously Reported	Effect of Adopting ASC 606	Effect of Adopting ASU 2017-07	As Recast

	(In millions, except per share amounts)
Revenue from product sales and services
Revenue from product sales	$4,667	$—	$—	$4,667
Revenue from services	1,233	(3)	—	1,230
	5,900	(3)	—	5,897
Cost of product sales and services
Cost of product sales	(2,964)	10	(104)	(3,058)
Cost of services	(770)	2	(28)	(796)
	(3,734)	12	(132)	(3,854)
Engineering, selling and administrative expenses	(1,093)	(25)	(32)	(1,150)
Non-operating income	2	—	164	166
Interest income	2	—	—	2
Interest expense	(172)	—	—	(172)
Income from continuing operations before income taxes	905	(16)	—	889
Income taxes	(267)	6	—	(261)
Income from continuing operations	638	(10)	—	628
Discontinued operations, net of income taxes	(85)	—	—	(85)
Net income	$553	$(10)	$—	$543

Net income per common share
Basic
Continuing operations	$5.19	$(0.08)	$—	$5.11
Discontinued operations	(0.69)	—	—	(0.69)
	$4.50	$(0.08)	$—	$4.42
Diluted
Continuing operations	$5.12	$(0.08)	$—	$5.04
Discontinued operations	(0.68)	—	—	(0.68)
	$4.44	$(0.08)	$—	$4.36

The following table summarizes the effect of the adoption of ASC 606 on our Consolidated Balance Sheet at June 29, 2018 and June 30, 2017:

	June 29, 2018			June 30, 2017
	As Previously Reported	Effect of Adopting ASC 606	As Recast	As Reported	Effect of adopting ASC 606	As Recast

	(In millions)
Assets
Current Assets
Cash and cash equivalents	$288	$—	$288	$484	$—	$484
Receivables	735	(269)	466	623	(258)	365
Contract assets	—	782	782	—	706	706
Inventories	925	(514)	411	841	(449)	392
Income taxes receivable	174	—	174	24	—	24
Other current assets	101	2	103	101	—	101
Total current assets	2,223	1	2,224	2,073	(1)	2,072
Non-current Assets
Property, plant and equipment	900	—	900	904	—	904
Goodwill	5,372	—	5,372	5,366	—	5,366
Other intangible assets	989	—	989	1,104	—	1,104
Non-current deferred income taxes	116	3	119	409	15	424
Other non-current assets	239	8	247	234	8	242
Total non-current assets	7,616	11	7,627	8,017	23	8,040
	$9,839	$12	$9,851	$10,090	$22	$10,112

Liabilities and Equity
Current Liabilities
Short-term debt	$78	$—	$78	$80	$—	$80
Accounts payable	622	—	622	540	—	540
Advanced payments and unearned income	314	(314)	—	252	(252)	—
Contract liabilities	—	372	372	—	291	291
Compensation and benefits	142	—	142	140	—	140
Other accrued items	313	4	317	329	3	332
Income taxes payable	15	—	15	31	(1)	30
Current portion of long-term debt, net	304	—	304	554	—	554
Total current liabilities	1,788	62	1,850	1,926	41	1,967
Non-current Liabilities
Defined benefit plans	714	—	714	1,278	—	1,278
Long-term debt, net	3,408	—	3,408	3,396	—	3,396
Non-current deferred income taxes	90	(11)	79	34	—	34
Other long-term liabilities	517	5	522	528	6	534
Total non-current liabilities	4,729	(6)	4,723	5,236	6	5,242
Equity
Shareholders’ Equity:
Common stock	118	—	118	120	—	120
Other capital	1,714	—	1,714	1,741	—	1,741
Retained earnings	1,692	(44)	1,648	1,343	(25)	1,318
Accumulated other comprehensive loss	(202)	—	(202)	(276)	—	(276)
Total equity	3,322	(44)	3,278	2,928	(25)	2,903
	$9,839	$12	$9,851	$10,090	$22	$10,112

The following table presents the effect of the adoption of ASC 606 on our Consolidated Statement of Cash Flows for fiscal 2018 and 2017:

	Fiscal Year Ended
	June 29, 2018			June 30, 2017
	As Previously Reported	Effect of Adopting ASC 606	As Recast	As Reported	Effect of Adopting ASC 606	As Recast

	(In millions)
Net income	$718	(19)	$699	$553	$(10)	$543
Adjustments to reconcile net income to net cash provided by operating activities:
Amortization of acquisition-related intangibles(1)	117	—	117	151	—	151
Depreciation and other amortization(1)	142	—	142	160	—	160
Share-based compensation	82	—	82	42	—	42
Qualified pension plan contributions	(301)	—	(301)	(589)	—	(589)
Pension income	(135)	—	(135)	(97)	—	(97)
Impairment of goodwill and other assets	—	—	—	240	—	240
Loss on sales of businesses, net	—	—	—	14	—	14
Loss on extinguishment of debt	24	—	24	—	—	—
(Increase) decrease in:
Accounts receivable	(112)	11	(101)	111	(87)	24
Contract assets	—	(76)	(76)	—	156	156
Inventories	(84)	65	(19)	28	(60)	(32)
Increase (decrease) in:
Accounts payable	82	—	82	18	—	18
Advanced payments and unearned income	63	(63)	—	(42)	42	—
Contract liabilities	—	81	81	—	(31)	(31)
Income taxes	202	—	202	131	(20)	111
Other	(47)	1	(46)	(151)	10	(141)
Net cash provided by operating activities	$751	$—	$751	$569	$—	$569
_______________

(1)
“Amortization of acquisition-related intangibles” includes amortization of non-Exelis Inc. acquisition-related intangibles, which was previously included in the “Depreciation and amortization” line item in our Consolidated Statement of Cash Flows in our fiscal Fiscal 2018 Annual Report on Form 10-K.

Accounting Standards Issued But Not Yet Effective
In February 2016, the FASB issued a new lease standard that supersedes existing lease guidance under GAAP. This standard requires, among other things, the recognition of right-of-use assets and liabilities on the balance sheet for all leases longer than 12 months and disclosure of certain information about leasing arrangements. The standard currently allows two transition methods whereby companies may elect to use the modified retrospective approach for leases that exist or are entered into after the beginning of the earliest comparative period in the financial statements, with certain practical expedients available, or to initially apply the standard at the adoption date and recognize a cumulative-effect adjustment to the opening balance of retained earnings in the period of adoption. This standard is effective for fiscal years, and interim reporting periods within those years, beginning after December 15, 2018, which for us is our fiscal 2020. We continue to evaluate the impact this standard will have on our financial condition, results of operations and cash flows, which could be material, and we have not yet made a decision on the adoption method, as this determination is primarily dependent on the completion of our analysis.
NOTE 3: DISCONTINUED OPERATIONS
We completed two significant divestitures during fiscal 2017, the divestiture of our government information technology (“IT”) services business (“IT Services”) and the divestiture of our Harris CapRock Communications commercial business (“CapRock”), which are described in more detail below. These divestitures individually and collectively represented a strategic shift away from non-core markets (for example, energy, maritime and government IT services). The decision to divest these businesses was part of our strategy to simplify our operating model to focus on technology-differentiated, high-margin businesses, and had a major effect on our operations and financial results.

As a result, IT Services and CapRock are reported as discontinued operations in the accompanying Consolidated Financial Statements and these Notes. Except for disclosures related to our cash flows, or unless otherwise specified, disclosures in the accompanying Consolidated Financial Statements and these Notes relate solely to our continuing operations.
The major components of discontinued operations in our Consolidated Statement of Income included the following:

	Fiscal Years Ended
	2018	2017

	(In millions)
Revenue from product sales and services	$—	$1,039
Cost of product sales and services	—	(885)
Engineering, selling and administrative expenses	—	(91)
Impairment of goodwill and other assets	—	(240)
Non-operating loss, net(1)	(8)	(7)
Loss before income taxes	(8)	(184)
Loss on sale of discontinued operations, net (2)	—	(11)
Income tax benefit	5	110
Discontinued operations, net of income taxes	$(3)	$(85)
_______________
(1) “Non-operating loss, net” included a loss of $2 million in fiscal 2017 related to our former broadcast communications business (“Broadcast Communications”), which was divested in fiscal 2013.
(2) “Loss on sale of discontinued operations, net” included a $3 million decrease to the loss on the sale of Broadcast Communications in fiscal 2017.
Depreciation and amortization, capital expenditures and significant non-cash items of discontinued operations included the following:

Fiscal Year Ended
2017

(In millions)
Depreciation and amortization	$39
Capital expenditures	4
Significant non-cash items:
Impairment of goodwill and other assets	(240)
Loss on sale of discontinued operations, net	(11)
IT Services
On April 28, 2017, we completed the divestiture to an affiliate of Veritas Capital Fund Management, L.L.C. (“Veritas”) of IT Services, which primarily provided IT and engineering managed services to U.S. Government customers, for net cash proceeds of $646 million, and recognized a pre-tax loss of $28 million (an after-tax gain of $55 million after certain tax benefits related to the transaction or $.44 per diluted share) on the sale after transaction expenses. The decision to divest IT Services was part of our strategy to simplify our operating model to focus on technology-differentiated, high-margin businesses. IT Services was part of our former Critical Networks segment and in connection with the definitive agreement to sell IT Services, as described above, the other remaining operations that had been apart of the Critical Networks segment, including our air traffic management (“ATM”) business, primarily serving the Federal Aviation Administration (“FAA”), were integrated with our Electronic Systems segment effective for the third quarter of fiscal 2017, and our Critical Networks segment was eliminated. We agreed to provide various transition services to Veritas for a period of up to 18 months following the closing of the transaction pursuant to a separate agreement.
Because the then-pending divestiture of IT Services represented the disposal of a portion of a reporting unit within our former Critical Networks segment, we assigned $487 million of goodwill to the IT Services disposal group on a relative fair value basis during the third quarter of fiscal 2017, when the held for sale criteria were met. The fair value of the IT Services disposal group was determined based on the negotiated selling price, and the fair value of the retained businesses (which comprised the remaining portion of the reporting unit) was determined based on a combination of market-based valuation techniques, utilizing quoted market prices and comparable publicly reported transactions, and projected discounted cash flows. These fair value determinations are categorized as Level 3 in the fair value hierarchy due to their use of internal projections and unobservable measurement inputs. See Note 1: Significant Accounting Policies for additional information regarding the fair value hierarchy.
In conjunction with the allocation, we tested goodwill assigned to the disposal group and goodwill allocated to the retained businesses for impairment. As a result, we concluded that goodwill and other assets related to IT Services were impaired as of March 31, 2017, and we recorded a non-cash impairment charge of $240 million in discontinued operations, $228 million of which related to goodwill. The goodwill impairment charge was non-deductible for tax purposes.
The following table presents the key financial results of IT Services included in “Discontinued operations, net of income taxes” in our Consolidated Statement of Income:

	Fiscal Years Ended
	2018	2017

	(In millions)
Revenue from product sales and services	$—	$895
Cost of product sales and services	—	(777)
Engineering, selling and administrative expenses	—	(68)
Impairment of goodwill and other assets	—	(240)
Non-operating loss	(4)	(9)
Loss before income taxes	(4)	(199)
Loss on sale of discontinued operation	—	(28)
Income tax benefit	5	69
Discontinued operations, net of income taxes	$1	$(158)
CapRock
On January 1, 2017, we completed the divestiture to SpeedCast International Ltd. (“SpeedCast”) of CapRock, which provided wireless, terrestrial and satellite communications services to energy and maritime customers, for net cash proceeds of $368 million, and recognized a pre-tax gain of $14 million ($61 million after certain tax benefits related to the transaction, including reversal of valuation allowances on capital losses and net operating losses, or $.49 per diluted share) on the sale after transaction expenses and purchase adjustments in respect of net cash and net working capital as set forth in the definitive sales agreement entered into on November 1, 2016.
The following table presents the key financial results of CapRock included in “Discontinued operations, net of income taxes” included in our Consolidated Statement of Income:

	Fiscal Years Ended
	2018	2017

	(In millions)
Revenue from product sales and services	$—	$144
Cost of product sales and services	—	(108)
Engineering, selling and administrative expenses	—	(23)
Non-operating income (loss)	(4)	4
Income (loss) before income taxes	(4)	17
Gain on sale of discontinued operation	—	14
Income tax benefit	—	41
Discontinued operations, net of income taxes	$(4)	$72
Broadcast Communications
On February 4, 2013, we completed the divestiture of Broadcast Communications, which provided digital media management solutions in support of broadcast customers, to an affiliate of The Gores Group, LLC (“Gores”) pursuant to a definitive Asset Sale Agreement entered into December 5, 2012 for $225 million, including $160 million in cash, subject to customary adjustments (including a post-closing working capital adjustment), a $15 million subordinated promissory note (which was collected in fiscal 2014) and an earnout of up to $50 million based on future performance. Broadcast Communications was recorded as discontinued operations in connection with the sale.

NOTE 4: RESTRUCTURING AND OTHER EXIT COSTS
We record charges for restructuring and other exit activities related to sales or terminations of product lines, closures or relocations of business activities, changes in management structure, and fundamental reorganizations that affect the nature and focus of operations. Such charges include termination benefits, contract termination costs and costs to consolidate facilities or relocate employees. We record these charges at their fair value when incurred. In cases where employees are required to render service until they are terminated in order to receive the termination benefits and will be retained beyond the minimum retention period, we record the expense ratably over the future service period. These charges are included as a component of the “Cost of product sales and services” and “Engineering, selling and administrative expenses” line items in our Consolidated Statement of Income.
Restructuring, Exelis Acquisition-Related Integration and Other Charges
In fiscal 2018, we recorded a $5 million charge for consolidation of certain Exelis Inc. (collectively with its subsidiaries, “Exelis”) facilities initiated in fiscal 2017. This charge is included as a component of the “Engineering, selling and administrative expenses” line item in our Consolidated Statement of Income.
In fiscal 2017, we recorded $58 million of charges for integration and other costs in connection with our acquisition of Exelis, substantially all of which were included as a component of the “Engineering, selling and administrative expenses” line item in our Consolidated Statement of Income.
We had liabilities of $27 million and $43 million as of the end of fiscal 2018 and 2017, respectively, associated with these integration activities and previous restructuring actions. The majority of the remaining liabilities as of the end of fiscal 2018 will be paid within the next twelve months.
Other Exit-Related Charges
In fiscal 2018, we recorded $45 million of charges in connection with our decision to transition and exit a commercial line of business that had been developing an air-to-ground radio access network for the business aviation market based on the Long Term Evolution (“LTE”) standard operating in the unlicensed spectrum. These charges are included as a component of “Engineering, selling and administrative expenses” line item in our Consolidated Statement of Income. We had a liability of $18 million at June 29, 2018 associated with this exit activity, which was paid on July 2, 2018.
NOTE 5: RECEIVABLES
Receivables are summarized below:

	2018	2017

	(In millions)
Accounts receivable	$468	$368
Less allowances for collection losses	(2)	(3)
	$466	$365
We have a receivables sale agreement (“RSA”) with a third-party financial institution that permits us to sell, on a nonrecourse basis, up to $50 million of outstanding receivables at any given time. From time to time, we have sold certain customer receivables under the RSA, which we continue to service and collect on behalf of the third-party financial institution. Receivables sold pursuant to the RSA meet the requirements for sales accounting under Accounting Standards Codification 860, Transfers and Servicing, and accordingly, are derecognized from our Consolidated Balance Sheet at the time of sale. Outstanding accounts receivable sold pursuant to the RSA were not material as of the end of fiscal 2018 and 2017.
NOTE 6: CONTRACT ASSETS AND CONTRACT LIABILITIES
Contract assets include unbilled amounts typically resulting from revenue recognized exceeding amounts billed to customers for contracts utilizing the POC cost-to-cost revenue recognition method. We bill customers as work progresses in accordance with agreed-upon contractual terms, either at periodic intervals, upon achievement of contractual milestones or upon deliveries and, in certain arrangements, the customer may withhold payment of a small portion of the contract price until contract completion. Contract liabilities include advance payments and billings in excess of revenue recognized, including deferred revenue associated with extended product warranties. Contract assets and liabilities are reported on a contract-by-contract basis at the end of each reporting period. Changes in contract assets and contract liabilities balances during the fiscal year ended June 29, 2018 were not materially impacted by any factors other than those described above.

Contract assets and contract liabilities are summarized below:

	June 29, 2018	June 30, 2017

	(In millions)
Contract assets	$782	$706
Contract liabilities, current	(372)	(291)
Contract liabilities, noncurrent(1)	(7)	(10)
Net contract assets	$403	$405
_______________

(1)	Non-current portion of deferred revenue associated with extended product warranties, which is included as a component of the “Other long-term liabilities” line item in our Consolidated Balance Sheet.
The components of contract assets are summarized below:

	June 29, 2018	June 30, 2017

	(In millions)
Unbilled contract receivables, gross	$881	$796
Progress payments	(99)	(90)
	$782	$706
Impairment losses related to our contract assets were not material during fiscal 2018 and 2017. During fiscal 2018, we recognized $204 million of revenue related to contract liabilities that were outstanding at June 30, 2017. During fiscal 2017, we recognized $221 million of revenue related to contract liabilities that were outstanding at July 1, 2016.
NOTE 7: INVENTORIES
Inventories are summarized below:

	2018	2017

	(In millions)
Finished products	$91	$96
Work in process	121	101
Raw materials and supplies	199	195
	$411	$392
NOTE 8: PROPERTY, PLANT AND EQUIPMENT
Property, plant and equipment are summarized below:

	2018	2017

	(In millions)
Land	$43	$43
Software capitalized for internal use	171	155
Buildings	620	617
Machinery and equipment	1,349	1,256
	2,183	2,071
Less accumulated depreciation and amortization	(1,283)	(1,167)
	$900	$904
Depreciation and amortization expense related to property, plant and equipment was $143 million and $147 million in fiscal 2018 and 2017, respectively.

NOTE 9: GOODWILL
The assignment of goodwill by business segment, and changes in the carrying amount of goodwill for the fiscal years ended June 29, 2018 and June 30, 2017, by business segment, were as follows:

	Communication Systems	Electronic Systems	Space and Intelligence Systems	Total

	(In millions)
Balance at July 1, 2016	$781	$3,093	$1,478	$5,352
Currency translation adjustments	2	(4)	(1)	(3)
Other	2	15	—	17
Balance at June 30, 2017	785	3,104	1,477	5,366
Currency translation adjustments	—	3	3	6
Balance at June 29, 2018	$785	$3,107	$1,480	$5,372

NOTE 10: INTANGIBLE ASSETS
We assess the recoverability of the carrying value of our long-lived assets, including intangible assets with finite useful lives, whenever events or changes in circumstances indicate the carrying amount of the assets may not be recoverable.
Intangible assets are summarized below:

	2018			2017
	Gross Carrying Amount	Accumulated Amortization	Net	Gross Carrying Amount	Accumulated Amortization	Net

	(In millions)
Customer relationships	$1,206	$327	$879	$1,205	$233	$972
Developed technologies	208	119	89	208	101	107
Trade names	43	22	21	58	34	24
Other	2	2	—	2	1	1
Total intangible assets	$1,459	$470	$989	$1,473	$369	$1,104
Amortization expense related to intangible assets was $117 million and $126 million in fiscal 2018 and 2017, respectively, including approximately $101 million and $109 million, respectively, of amortization expense for intangible assets related to our acquisition of Exelis.
Future estimated amortization expense for intangible assets is as follows:

(In millions)
Fiscal Years:
2019	$115
2020	102
2021	102
2022	101
2023	101
Thereafter	468
Total	$989
NOTE 11: ACCRUED WARRANTIES
Changes in our liability for standard product warranties, which is included as a component of the “Other accrued items” and “Other long-term liabilities” line items in our Consolidated Balance Sheet, during fiscal 2018 and 2017, were as follows:

	2018	2017

	(In millions)
Balance at beginning of fiscal year	$26	$32
Warranty provision for sales	13	14
Settlements	(14)	(16)
Other, including adjustments for acquisitions and foreign currency translation	(1)	(4)
Balance at end of fiscal year	$24	$26
We also sell extended product warranties and recognize revenue from these arrangements over the warranty period. Costs of warranty services under these arrangements are recognized as incurred. Deferred revenue associated with extended product warranties at June 29, 2018 and June 30, 2017 was $16 million and $23 million, respectively, and is included as a component of the “Contract liabilities” and “Other long-term liabilities” line items in our Consolidated Balance Sheet.
NOTE 12: CREDIT ARRANGEMENTS
On June 26, 2018, we established a new $1 billion, 5-year senior unsecured revolving credit facility (the “2018 Credit Facility”) by entering into a Revolving Credit Agreement (the “2018 Credit Agreement”) with a syndicate of lenders. The 2018 Credit Facility replaced our prior $1 billion, 5-year senior unsecured revolving credit facility established under the Revolving Credit Agreement, dated as of July 1, 2015 (the “2015 Credit Agreement”). No loans or letters of credit under the 2015 Credit Agreement were outstanding at the time of, or were repaid in connection with, such termination, and we incurred no early termination penalties as a result of such termination. We recognized a $1 million extinguishment loss, which is included as a component of the “Non-operating income (loss)” line item in our Consolidated Statement of Income, as a result of associated unamortized debt issuance costs.
The 2018 Credit Agreement provides for the extension of credit to us in the form of revolving loans, including swingline loans and letters of credit, at any time and from time to time during the term of the 2018 Credit Agreement, in an aggregate principal amount at any time outstanding not to exceed $1 billion for both revolving loans and letters of credit, with a sub-limit of $70 million for swingline loans and a sub-limit of $175 million for letters of credit. Borrowings under the 2018 Credit Agreement may be denominated in U.S. Dollars, Euros, Sterling and any other currency acceptable to the administrative agent and the lenders, with a foreign currency sub-limit of $200 million. The 2018 Credit Agreement includes a provision pursuant to which, from time to time, we may request that the lenders in their discretion increase the maximum amount of commitments under the 2018 Credit Agreement by an amount not to exceed $500 million. Only consenting lenders (including new lenders reasonably acceptable to the administrative agent) will participate in any increase. In no event will the maximum amount of credit extensions available under the 2018 Credit Agreement exceed $1.5 billion. The proceeds of loans or letters of credit borrowings under the 2018 Credit Agreement are restricted from being used for hostile acquisitions (as defined in the 2018 Credit Agreement) or for any purpose in contravention of applicable laws. We are not otherwise restricted under the 2018 Credit Agreement from using the proceeds of loans or letters of credit borrowings under the 2018 Credit Agreement for working capital and other general corporate purposes or from using the 2018 Credit Facility to refinance existing debt and to repay maturing commercial paper issued by us from time to time. Subject to certain conditions stated in the 2018 Credit Agreement (including the absence of any default and the accuracy of certain representations and warranties), we may borrow, prepay and re-borrow amounts under the 2018 Credit Agreement at any time during the term of the 2018 Credit Agreement.
The 2018 Credit Agreement provides that we may designate wholly-owned subsidiaries organized in the United States, Canada or the United Kingdom (or such other jurisdictions as all lenders shall approve) as borrowers under the 2018 Credit Agreement. The obligations of any such subsidiary borrower shall be guaranteed by us.
The 2018 Credit Agreement provides that we may from time to time designate certain of our subsidiaries as unrestricted subsidiaries, which means certain of the representations and covenants in the 2018 Credit Agreement do not apply in respect of such subsidiaries.
At our election, borrowings under the 2018 Credit Agreement denominated in U.S. Dollars will bear interest either at (i) the eurocurrency rate for the applicable interest period plus an applicable margin, or (ii) the base rate plus an applicable margin. The eurocurrency rate for an interest period is the rate per annum equal to (a) the London interbank offered rate (“LIBOR”) for such interest period, divided by (b) a percentage equal to 1.00 minus the daily average eurocurrency reserve rate for such interest period. The applicable interest rate margin over the eurocurrency rate is initially equal to 1.500%, but may increase (to a maximum amount of 2.000%) or decrease (to a minimum amount of 1.125%) based on changes in the ratings of our senior unsecured long-term debt securities (“Senior Debt Ratings”). The base rate for any day is a rate per annum equal to the greatest of (i) the prime lending rate published in the Wall Street Journal, (ii) the Federal Reserve Bank of New York (“NYFRB”) Rate (“NYFRB Rate”) plus 0.500% (the NYFRB Rate is the greater of (a) the federal funds rate and (b) the overnight bank funding rate published by the NYFRB, and (iii) the eurocurrency rate for a one month interest period (as defined in the 2018 Credit Agreement) plus 1.000%. The applicable interest rate margin over the base rate is initially equal to 0.500%, but may increase (to a maximum amount of 1.000%) or decrease (to a minimum amount of 0.125%) based on changes in our Senior Debt Ratings.
Borrowings under the 2018 Credit Agreement denominated in a currency other than U.S. Dollars will bear interest at the eurocurrency rate for the applicable interest period plus an applicable margin, as described above, plus, in some cases, additional costs. Letter of credit fees are also determined based on our Senior Debt Ratings.
In addition to interest payable on the principal amount of indebtedness outstanding from time to time under the 2018 Credit Agreement and letter of credit fees, we are required to pay a quarterly unused commitment fee, which shall accrue at an applicable rate per annum multiplied by the actual daily amount of the lenders’ aggregate unused commitments under the 2018 Credit Agreement. The applicable rate per annum for the unused commitment fee is initially equal to 0.200%, but may increase (to a maximum amount of 0.300%) or decrease (to a minimum amount of 0.125%) based on changes in our Senior Debt Ratings.
The 2018 Credit Agreement contains certain representations and warranties for the benefit of the administrative agent and the lenders, including but not limited to representations relating to: due incorporation and good standing; due authorization of the 2018 Credit Agreement documentation; absence of any requirement for governmental or third party authorization for the due execution, delivery and performance of the 2018 Credit Agreement documentation; enforceability of the 2018 Credit Agreement documentation; accuracy of financial statements; no material adverse effect since June 30, 2017; absence of material undisclosed litigation on June 26, 2018; compliance with the Employee Retirement Income Security Act of 1974 (“ERISA”) and environmental, anti-money laundering, sanctions, anti-corruption and certain other laws; payment of taxes; and solvency.
The 2018 Credit Agreement contains certain affirmative covenants, including but not limited to covenants relating to: reporting obligations; maintenance of corporate existence and good standing; compliance with laws; maintenance of properties and insurance; payment of taxes; compliance with ERISA and environmental, anti-money laundering, sanctions, export controls, anti-corruption and certain other laws; maintenance of accurate books and records; and visitation and inspection by the administrative agent and the lenders. The 2018 Credit Agreement also contains certain negative covenants, including covenants: limiting certain liens on assets; limiting certain mergers, consolidations or sales of assets; limiting certain sale and leaseback transactions; limiting certain vendor financing investments; limiting certain investments in unrestricted subsidiaries; and limiting certain hedging arrangements. The 2018 Credit Agreement also requires that we not permit our ratio of consolidated total indebtedness (excluding defined benefit plan liabilities) to total capital, each as defined in the 2018 Credit Agreement, to be greater than 0.65:1.00. We were in compliance with the covenants in the 2018 Credit Agreement at June 29, 2018.
The 2018 Credit Agreement contains certain events of default, including: failure to make payments under the 2018 Credit Agreement; failure to perform or observe terms, covenants or agreements contained in the 2018 Credit Agreement; material inaccuracy of any representation or warranty under the 2018 Credit Agreement; payment default by us or certain of our subsidiaries under other indebtedness with a principal amount in excess of $100 million or acceleration of or ability to accelerate such other indebtedness; occurrence of one or more final judgments or orders for the payment by us or certain of our subsidiaries of money in excess of $100 million that remain unsatisfied; incurrence by us or certain of our subsidiaries of certain ERISA liability in excess of $100 million; any bankruptcy or insolvency of Harris or any material subsidiary; invalidity of 2018 Credit Agreement documentation; or a change of control (as defined in the 2018 Credit Agreement) of Harris. If an event of default occurs, then the lenders may, among other things, terminate their commitments and declare all outstanding borrowings to be immediately due and payable together with accrued interest and fees.
All principal amounts borrowed or outstanding under the 2018 Credit Agreement are due on June 26, 2023, unless (i) the commitments are terminated earlier either at our request or if certain events of default described in the 2018 Credit Agreement occur or (ii) the maturity date is extended pursuant to provisions allowing us, from time to time after June 26, 2019, but at least 45 days prior to the scheduled maturity date then in effect, to request that the scheduled maturity date then in effect be extended by one calendar year (with no more than one such extension permitted in any calendar year and no more than two such extensions during the term of the 2018 Credit Agreement), subject to approval by lenders holding a majority of the commitments under the 2018 Credit Agreement and satisfaction of certain conditions stated in the 2018 Credit Agreement (including the absence of any default and the accuracy of certain representations and warranties); provided, however, that all revolving loans of those lenders declining to participate in the requested extension and whose commitments under the 2018 Credit Agreement have not been replaced pursuant to customary replacement rights in our favor shall remain due and payable in full, and all commitments under the 2018 Credit Agreement of such declining lenders shall terminate, on the maturity date in effect prior to the requested extension. At June 29, 2018, we had no borrowings outstanding under the 2018 Credit Facility, but we had $75 million of short-term debt outstanding under our commercial paper program that was supported by the 2018 Credit Facility.

NOTE 13: DEBT
Long-Term Debt
Long-term debt is summarized below:

	2018	2017

	(In millions)
Variable-rate debt:
Term loan, 3-year tranche, due May 29, 2018	$—	$36
Term loan, 5-year tranche, due May 29, 2020	—	269
Floating rate notes, due February 27, 2019	300	—
Floating rate notes, due April 30, 2020	250	—
Total variable-rate debt	550	305
Fixed-rate debt:
1.999% notes, due April 27, 2018	—	500
2.7% notes, due April 27, 2020	400	400
4.4% notes, due December 15, 2020	—	400
5.55% notes, due October 1, 2021	—	400
3.832% notes, due April 27, 2025	600	600
7.0% debentures, due January 15, 2026	100	100
6.35% debentures, due February 1, 2028	26	26
4.400% notes, due June 15, 2028	850	—
4.854% notes, due April 27, 2035	400	400
6.15% notes, due December 15, 2040	300	300
5.054% notes, due April 27, 2045	500	500
Other	14	14
Total fixed-rate debt	3,190	3,640
Total debt	3,740	3,945
Plus: unamortized bond premium	—	29
Less: unamortized discounts and issuance costs	(28)	(24)
Total debt, net	3,712	3,950
Less: current portion of long-term debt, net	(304)	(554)
Total long-term debt, net	$3,408	$3,396

The potential maturities of long-term debt, including the current portion, for the five years following fiscal 2018 and, in total, thereafter are: $305 million in fiscal 2019; $654 million in fiscal 2020; $4 million in fiscal 2021; $1 million in fiscal 2022; none in fiscal 2023; and $2,776 million thereafter.
Long-Term Debt Repaid in Fiscal 2018
On June 22, 2018, we completed our optional redemption of the entire outstanding $400 million aggregate principal amount of our 4.4% Notes due December 15, 2020 (the “4.4% 2020 Notes”) and $400 million aggregate principal amount of our 5.55% Notes due October 1, 2021 (the “2021 Notes” and collectively with the 4.4% 2020 Notes, the “Redeemed Notes”) at a “make-whole” redemption price as set forth in the Redeemed Notes. The combined “make-whole” redemption price for the Redeemed Notes was $844 million, and after adjusting for the carrying value of our bond premium, discounts and issuance costs, we recorded a combined $22 million loss on the extinguishment of the Redeemed Notes in the fourth quarter of fiscal 2018, which is included as a component of the “Non-operating income (loss)” line item in our Consolidated Statement of Income.
During the fourth quarter of fiscal 2018, we also repaid at maturity the entire outstanding $500 million aggregate principal amount of the 1.999% Notes due April 27, 2018.
During the second quarter of fiscal 2018, we repaid in full the $253 million in remaining outstanding indebtedness under the 5-year tranche of our $1.3 billion senior unsecured term loan facility pursuant to our Term Loan Agreement, dated as of March 16, 2015, and recognized a $1 million extinguishment loss, which is included as a component of the “Non-operating income (loss)” line item in our Consolidated Statement of Income, as a result of associated unamortized debt issuance costs. During the fourth quarter of fiscal 2018, we also repaid in full the $36 million in remaining indebtedness under the 3-year tranche (for a total of $305 million in term loan indebtedness repaid during fiscal 2018), and as a result, our $1.3 billion senior unsecured term loan facility pursuant to our Term Loan Agreement, dated as of March 16, 2015, was terminated.
Long-Term Debt Repaid in Fiscal 2017
During the second quarter of fiscal 2017, we repaid the entire outstanding $250 million aggregate principal amount of our 4.25% Notes due October 1, 2016 at maturity. We also repaid $313 million of the principal amount of our variable-rate term loans during fiscal 2017.
Long-Term Debt Issued in Fiscal 2018
Variable-rate Debt: On February 27, 2018, we completed the issuance and sale of $300 million in aggregate principal amount of floating rate notes due February 27, 2019 (“Floating Rate Notes 2019”). We incurred $2 million of debt issuance costs related to the issuance of the Floating Rate Notes 2019, which are being amortized using the effective interest rate method over the life of the notes, and such amortization is included as a component of the “Interest expense” line item in our Consolidated Statement of Income. The Floating Rate Notes 2019 bear interest at a floating rate, reset quarterly, equal to three-month LIBOR plus 0.475% per year. Interest is payable quarterly in arrears on May 27, 2018, August 27, 2018, November 27, 2018 and February 27, 2019, commencing May 27, 2018. The Floating Rate Notes 2019 are not redeemable at our option prior to maturity. Upon a change of control combined with a below-investment-grade rating event, we may be required to make an offer to repurchase the notes at a price equal to 101 percent of the aggregate principal amount of the notes being repurchased, plus accrued interest on the notes being repurchased to, but not including, the date of repurchase. We used the net proceeds from the sale of the Floating Rate Notes 2019 to make a voluntary contribution to our U.S. qualified pension plans during the third quarter of fiscal 2018.
On November 6, 2017, we completed the issuance and sale of $250 million in aggregate principal amount of floating rate notes due April 30, 2020 (“Floating Rate Notes 2020”). We incurred $2 million of debt issuance costs related to the issuance of the Floating Rate Notes 2020, which are being amortized using the effective interest rate method over the life of the notes, and such amortization is included as a component of the “Interest expense” line item in our Consolidated Statement of Income. The Floating Rate Notes 2020 bear interest at a floating rate, reset quarterly, equal to three-month LIBOR plus 0.48% per year. Interest is payable quarterly in arrears on January 30, April 30, July 30 and October 30 of each year, commencing January 30, 2018. The Floating Rate Notes 2020 are not redeemable at our option prior to maturity. Upon a change of control combined with a below-investment-grade rating event, we may be required to make an offer to repurchase the notes at a price equal to 101 percent of the aggregate principal amount of the notes being repurchased, plus accrued interest on the notes being repurchased to, but not including, the date of repurchase. We used the net proceeds, together with cash on hand, to repay in full the $253 million in remaining outstanding indebtedness under the 5-year tranche of our $1.3 billion senior unsecured term loan facility as described above under “Long-Term Debt Repaid in Fiscal 2018”.
Fixed-rate Debt:   On June 4, 2018, in order to fund our optional redemption of the Redeemed Notes as described above under “Long-Term Debt Repaid in Fiscal 2018,” we completed the issuance of $850 million in aggregate principal amount of 4.400% Notes due June 15, 2028 (the “New 2028 Notes”). Interest on the New 2028 Notes is payable semi-annually in arrears on June 15 and December 15 of each year, commencing on December 15, 2018. At any time prior to March 15, 2028, we may redeem the New 2028 Notes, in whole or in part, at our option, at a “make-whole” redemption price equal to the greater of 100 percent of the principal amount of the New 2028 Notes or the sum of the present values of the remaining scheduled payments of the principal and interest (other than interest accruing to the date of redemption) on the notes being redeemed, discounted to the redemption date on a semi-annual basis at the Treasury Rate, as defined, plus 25 basis points. We will pay accrued interest on the principal amount of notes being redeemed to, but not including, the redemption date. At any time on or after March 15, 2028, we may redeem the New 2028 Notes, in whole or in part, at our option, at a redemption price equal to 100 percent of the principal amount of the notes being redeemed, plus accrued interest on the principal amount of the notes being redeemed to, but not including, the redemption date. In addition, upon change of control combined with a below-investment-grade rating event, we may be required to make an offer to repurchase the New 2028 Notes at a price equal to 101 percent of the aggregate principal amount of the notes being repurchased, plus accrued interest on the notes being repurchased to, but not including, the date of repurchase. We incurred $8 million of debt issuance costs related to the issuance of the New 2028 Notes, which are being amortized using the effective interest rate method over the life of the New 2028 Notes, and such amortization is included as a component of the “Interest expense” line item in our Consolidated Statement of Income.
Long-Term Debt From Prior to Fiscal 2018 That Remained Outstanding at June 29, 2018
On April 27, 2015, in connection with the then-pending acquisition of Exelis, to fund a portion of the cash consideration and other amounts payable under the terms of the merger agreement and to redeem certain of our existing notes, we issued long-term fixed-rate debt securities in an aggregate principle amount of $2.4 billion. The principal amounts, interest rates and maturity dates of these securities that remained outstanding at June 29, 2018 were as follows:

•	$400 million in aggregate principal amount of 2.700% Notes due April 27, 2020 (the “2.700% 2020 Notes”),

•	$600 million in aggregate principal amount of 3.832% Notes due April 27, 2025 (the “2025 Notes”),

•	$400 million in aggregate principal amount of 4.854% Notes due April 27, 2035 (the “2035 Notes”), and

•	$500 million in aggregate principal amount of 5.054% Notes due April 27, 2045 (the “2045 Notes” and collectively with the 2.700% 2020 Notes, 2025 Notes and 2035 Notes, the “Exelis Notes”).
Interest on each series of the Exelis Notes is payable semi-annually in arrears on April 27 and October 27 of each year, commencing October 27, 2015. The Exelis Notes are redeemable at our option up to one month prior to the scheduled maturity date at a price equal to the greater of 100 percent of the principal amount of the notes being redeemed or the sum of the present values of the remaining scheduled payments, plus accrued interest, discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate, as defined, plus (i) 20 basis points in the case of the 2.700% 2020 Notes, (ii) 30 basis points in the case of the 2025 Notes, (iii) 35 basis points in the case of the 2035 Notes, and (v) 40 basis points in the case of the 2045 Notes. In addition, upon a change of control combined with a below-investment-grade rating event, we may be required to make an offer to repurchase the Exelis Notes at a price equal to 101 percent of the aggregate principal amount of the notes being repurchased, plus accrued interest on the notes being repurchased to, excluding the date of repurchase.
On December 3, 2010, we completed the issuance of $300 million in aggregate principal amount of 6.15% Notes due December 15, 2040 (the “2040 Notes”). The 2040 Notes are redeemable at our option at a price equal to the greater of 100 percent of the principal amount of the notes being redeemed or the sum of the present values of the remaining scheduled payments, plus accrued interest, discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate, as defined, plus 35 basis points. In addition, upon a change of control combined with a below-investment-grade rating event, we may be required to make an offer to repurchase the notes at a price equal to 101 percent of the aggregate principal amount of the notes being repurchased, plus accrued interest on the notes being repurchased to, but not including, the date of repurchase.
In January 1996, we completed the issuance of $100 million in aggregate principal amount of 7.0% Debentures due January 15, 2026. The debentures are not redeemable prior to maturity.
In February 1998, we completed the issuance of $150 million in aggregate principal amount of 6.35% Debentures due February 1, 2028. On December 5, 2007, we repurchased and retired $25 million in aggregate principal amount of the debentures. On February 1, 2008, we redeemed $99 million in aggregate principal amount of the debentures pursuant to the procedures for redemption at the option of the holders of the debentures. We may redeem the remaining $26 million in aggregate principal amount of the debentures in whole, or in part, at any time at a pre-determined redemption price.
The following table presents the carrying amounts and estimated fair values of our long-term debt:

	June 29, 2018		June 30, 2017
	Carrying Amount	Fair Value	Carrying Amount	Fair Value

	(In millions)
Long-term debt (including current portion)(1)	$3,712	$3,848	$3,950	$4,252
_______________

(1)
The fair value was estimated using a market approach based on quoted market prices for our debt traded in the secondary market. If our long-term debt in our balance sheet were measured at fair value, it would be categorized in Level 2 of the fair value hierarchy.

Short-Term Debt
Our short-term debt at June 29, 2018 and June 30, 2017 was $78 million (including $75 million outstanding under our commercial paper program) and $80 million (including $75 million outstanding under our commercial paper program), respectively. Interest expense incurred on our short-term debt was not material in fiscal 2018 and 2017.
Interest Paid
Total interest paid was $175 million and $168 million in fiscal 2018 and 2017, respectively.
NOTE 14: PENSION AND OTHER POSTRETIREMENT BENEFITS
Defined Contribution Plan
We sponsor a defined contribution savings plan, which allows our eligible employees to contribute a portion of their pre-tax and/or after-tax income in accordance with specified guidelines. The plan includes several match contribution formulas which requires us to match a percentage of the employee contributions up to certain limits, generally totaling between 2.0% to 6.0% of employee eligible pay. Matching contributions charged to expense were $83 million and $80 million for fiscal 2018 and 2017, respectively, including both continuing and discontinued operations, and in fiscal 2018 included the issuance of shares of our common stock.

Deferred Compensation Plan
We also sponsor a supplemental executive retirement plan, which is a nonqualified deferred compensation arrangement for highly compensated employees (within the meaning of section 201(2) of ERISA). The plan obligations are funded by investments held in a Rabbi Trust.
The following table provides the fair value of our deferred compensation plan investments and liabilities by category and by fair value hierarchy level:

	June 29, 2018		June 30, 2017
	Total	Level 1	Total	Level 1

	(In millions)
Assets
Deferred compensation plan assets:(1)
Equity and fixed income securities	$46	$46	$37	$37
Investments measured at NAV:
Equity and fixed income funds	63		50
Corporate-owned life insurance	27		25
Total investments measured at NAV	90		75
Total fair value of deferred compensation plan assets	$136		$112

Liabilities
Deferred compensation plan liabilities:(2)
Equity securities and mutual funds	$38	$38	$46	$46
Investments measured at NAV:
Common/collective trusts and guaranteed investment contracts	111		80
Total fair value of deferred compensation plan liabilities	$149		$126
_______________

(1)	Represents diversified assets held in a “rabbi trust” associated with our non-qualified deferred compensation plans, which we include in the “Other current assets” and “Other non-current assets” line items in our Consolidated Balance Sheet, and which are measured at fair value.

(2)	Primarily represents obligations to pay benefits under certain non-qualified deferred compensation plans, which we include in the “Compensation and benefits” and “Other long-term liabilities” line items in our Consolidated Balance Sheet. Under these plans, participants designate investment options (including stock and fixed-income funds), which serve as the basis for measurement of the notional value of their accounts.
Defined Benefit Plans
We sponsor numerous defined benefit pension plans for eligible employees. Benefits for most participants under the terms of these plans are based on the employee’s years of service and compensation. We fund these plans as required by statutory regulations and through voluntary contributions. Some of our employees also participate in other postretirement defined benefit plans such as health care and life insurance plans.
The U.S. Salaried Retirement Plan (“U.S. SRP”) is our largest defined benefit pension plan, with assets valued at $4.6 billion and a projected benefit obligation of $5.2 billion as of June 29, 2018. Effective December 31, 2016, accruals under the U.S. SRP benefit formula were frozen for all employees and replaced with a 1% cash balance benefit formula for certain employees who were not highly compensated on December 31, 2016.
Balance Sheet Information
Amounts recognized in our Consolidated Balance Sheet for defined benefit pension plans and other postretirement defined benefit plans (collectively, “defined benefit plans”) reflect the funded status of our plans. The following table provides a summary of the funded status of our defined benefit plans and the presentation of such balances within our Consolidated Balance Sheet:

	June 29, 2018			June 30, 2017
	Pension	Other Benefits	Total	Pension	Other Benefits	Total

	(In millions)
Fair value of plan assets	$5,098	$207	$5,305	$4,921	$212	$5,133
Projected benefit obligation	(5,774)	(233)	(6,007)	(6,140)	(265)	(6,405)
Funded status	$(676)	$(26)	$(702)	$(1,219)	$(53)	$(1,272)
Consolidated Balance Sheet line item amounts:
Other non-current assets	$15	$—	$15	$9	$—	$9
Compensation and benefits	(2)	(1)	(3)	(2)	(1)	(3)
Defined benefit plans	(689)	(25)	(714)	(1,226)	(52)	(1,278)
A portion of our projected benefit obligation includes amounts that have not yet been recognized as expense (or reductions of expense) in our results of operations. Such amounts are recorded within accumulated other comprehensive loss until they are amortized as a component of net periodic benefit cost. The following table provides a summary of pre-tax amounts recorded within accumulated other comprehensive loss:

	June 29, 2018			June 30, 2017
	Pension	Other Benefits	Total	Pension	Other Benefits	Total

	(In millions)
Net actuarial loss (gain)	$156	$(46)	$110	$262	$(28)	$234
Net prior service cost (credit)	4	(1)	3	2	(1)	1
	$160	$(47)	$113	$264	$(29)	$235
The following table provides a roll-forward of the projected benefit obligations for our defined benefit plans:

	2018			2017
	Pension	Other Benefits	Total	Pension	Other Benefits	Total

	(In millions)
Change in benefit obligation
Benefit obligation at beginning of fiscal year	$6,140	$265	$6,405	$6,471	$311	$6,782
Service cost	39	1	40	58	1	59
Interest cost	195	7	202	184	8	192
Actuarial gain	(169)	(22)	(191)	(160)	(32)	(192)
Prior service cost	2	—	2	—	—	—
Benefits paid	(402)	(18)	(420)	(376)	(22)	(398)
Expenses paid	(35)	—	(35)	(34)	—	(34)
Curtailments(1)	—	—	—	—	(1)	(1)
Foreign exchange	4	—	4	(3)	—	(3)
Benefit obligation at end of fiscal year	$5,774	$233	$6,007	$6,140	$265	$6,405
_______________

(1)	We divested IT Services during fiscal 2017, which resulted in a curtailment under the Salaried Retiree Medical Plan.

The following table provides a roll-forward of the assets and the ending funded status of our defined benefit plans:

	2018			2017
	Pension	Other Benefits	Total	Pension	Other Benefits	Total

	(In millions)			(In millions)
Change in plan assets
Plan assets at beginning of fiscal year	$4,921	$212	$5,133	$4,273	$216	$4,489
Actual return on plan assets	307	14	321	470	22	492
Employer contributions	303	(1)	302	591	(4)	587
Benefits paid	(402)	(18)	(420)	(376)	(22)	(398)
Expenses paid	(35)	—	(35)	(34)	—	(34)
Foreign exchange	4	—	4	(3)	—	(3)
Plan assets at end of fiscal year	$5,098	$207	$5,305	$4,921	$212	$5,133

Funded status at end of fiscal year	$(676)	$(26)	$(702)	$(1,219)	$(53)	$(1,272)
The accumulated benefit obligation for all defined benefit pension plans was $5.8 billion at June 29, 2018. The following table provides information for defined benefit pension plans with an accumulated benefit obligation in excess of plan assets:

	June 29, 2018	June 30, 2017

	(In millions)
Projected benefit obligation	$5,694	$6,061
Accumulated benefit obligation	5,694	6,061
Fair value of plan assets	5,004	4,833
Income Statement Information
The following table provides the components of net periodic benefit income and other amounts recognized in other comprehensive income for fiscal 2018 and 2017 as they pertain to our defined benefit plans:

	Pension		Other Benefits
	2018	2017	2018	2017

	(In millions)
Net periodic benefit income(1)
Service cost	$39	$58	$1	$1
Interest cost	195	184	7	8
Expected return on plan assets	(369)	(340)	(16)	(17)
Amortization of net actuarial loss (gain)	—	1	(1)	—
Total net periodic benefit income	$(135)	$(97)	$(9)	$(8)
Other changes in plan assets and benefit obligations recognized in other comprehensive loss (income)
Net actuarial gain	$(106)	$(284)	$(20)	$(38)
Prior service cost	2	—	—	—
Amortization of prior service credit	—	—	1	—
Amortization of net actuarial loss	—	(1)	—	—
Total change recognized in other comprehensive income	(104)	(285)	(19)	(38)
Total impact from net periodic benefit cost and changes in other comprehensive income	$(239)	$(382)	$(28)	$(46)
_______________
(1) Net periodic benefit income presented in this table includes both continuing and discontinued operations. $2 million of the service cost component of net periodic benefit income is included as a component of the “Discontinued operations, net of income taxes” line item in our Consolidated Statement of Income for fiscal 2017.

The service cost component of net periodic benefit income is included in the “Cost of product sales and services” and “Engineering, selling and administrative expenses” line items in our Consolidated Statement of Income. The non-service cost components of net periodic pension income are included in the "Non-operating income" line item in our Consolidated Statement of Income.
The following table provides the estimated net actuarial gain and prior service cost that will be amortized from accumulated other comprehensive loss into net periodic benefit income during fiscal 2019:

	Pension	Other Benefits	Total

	(In millions)
Net actuarial gain	$—	$(6)	$(6)
Prior service cost	1	—	1
	$1	$(6)	$(5)
Defined Benefit Plan Assumptions
The determination of the assumptions related to defined benefit plans are based on the provisions of the applicable accounting pronouncements, review of various market data and discussions with our actuaries. We develop each assumption using relevant Company experience in conjunction with market-related data. Assumptions are reviewed annually and adjusted as appropriate.
The following tables provide the weighted-average assumptions used to determine projected benefit obligations and net periodic benefit cost, as they pertain to our defined benefit pension plans:

Obligation assumptions as of:	June 29, 2018	June 30, 2017
Discount rate	4.05%	3.76%
Rate of future compensation increase	2.76%	2.76%

Cost assumptions for fiscal years:	2018	2017
Discount rate to determine service cost	3.48%	3.80%
Discount rate to determine interest cost	3.28%	2.94%
Expected return on plan assets	7.66%	7.65%
Rate of future compensation increase	2.76%	2.75%
Key assumptions for the U.S. SRP (our largest defined benefit pension plan with approximately 90% of the total projected benefit obligation) included a discount rate for obligation assumptions of 4.07% and expected return on plan assets of 7.75% for fiscal 2018, which is being maintained at 7.75% for fiscal 2019.
The following table provides the weighted-average assumptions used to determine projected benefit obligations and net periodic benefit cost, as they pertain to our other postretirement defined benefit plans:

Obligation assumptions as of:	June 29, 2018	June 30, 2017
Discount rate	3.99%	3.63%
Rate of future compensation increase	N/A	N/A

Cost assumptions for fiscal year:	2018	2017
Discount rate to determine service cost	3.62%	3.52%
Discount rate to determine interest cost	3.04%	2.60%
Rate of future compensation increase	N/A	N/A
The expected long-term rate of return on plan assets reflects the expected returns for each major asset class in which the plans invest, the weight of each asset class in the strategic allocation, the correlations among asset classes and their expected volatilities. Our expected rate of return on plan assets is estimated by evaluating both historical returns and estimates of future returns. Specifically, the determination of the expected long-term rate of return takes into consideration: (1) the plan’s actual historical annual return on assets over the past 15-, 20- and 25-year time periods, (2) historical broad market returns over long-term timeframes weighted by the plan’s strategic allocation, and (3) independent estimates of future long-term asset class returns, weighted by the plan’s strategic allocation. Based on this approach, the long-term annual rate of return on assets is estimated at 7.75% for fiscal 2019 for the U.S. defined benefit plans. The weighted average long-term annual rate of return on assets for all defined benefit pension plans is estimated at 7.66% for fiscal 2019. In fiscal 2018, we adopted updated mortality tables, which resulted in a decrease in the defined benefit plans’ projected benefit obligation as of June 29, 2018 and estimated net periodic benefit cost beginning fiscal 2019.
The assumed rate of future increases in the per capita cost of healthcare (the healthcare trend rate) for fiscal 2018 was 6.88% for both pre-age 65 and post-age 65 benefits, decreasing ratably to 4.75% in fiscal 2027. The corresponding assumed rate for fiscal 2019 is 7.35% for pre-age 65 benefits and 6.85% for post-age 65 benefits, decreasing ratably to 4.75% in fiscal 2028. Increasing or decreasing the healthcare cost trend rates by one percent per year would not have a material effect on the benefit obligation or the aggregate annual service and interest cost components. To the extent that actual experience differs from these assumptions, the effect will be accumulated and generally amortized for each plan to the extent required over the estimated future life expectancy or, if applicable, the future working lifetime of the plan’s active participants.
Investment Policy
The investment strategy for managing defined benefit plan assets is to seek an optimal rate of return relative to an appropriate level of risk. We manage substantially all defined benefit plan assets on a commingled basis in a master investment trust. In making these asset allocation decisions, we take into account recent and expected returns and volatility of returns for each asset class, the expected correlation of returns among the different investments, as well as anticipated funding and cash flows. To enhance returns and mitigate risk, we diversify our investments by strategy, asset class, geography and sector and engage a large number of managers to gain broad exposure to the markets.
The following table provides the current strategic target asset allocation ranges by asset category:

	Target Asset Allocation
Equity investments	45%	—	75%
Fixed income investments	20%	—	42%
Hedge funds	5%	—	15%
Cash and cash equivalents	0%	—	10%
Fair Value of Plan Assets
The following is a description of the valuation techniques and inputs used to measure fair value for major categories of investments as reflected in the table that follows such description:

•
Domestic and international equities, which include common and preferred shares, domestic listed and foreign listed equity securities, open-ended and closed-ended mutual funds and exchange traded funds, are generally valued at the closing price reported on the major market exchanges on which the individual securities are traded at the measurement date. Because these assets are traded predominantly on liquid, widely traded public exchanges, equity securities are categorized as Level 1 assets.

•
Private equity funds, which include buy-out, mezzanine, venture capital, distressed asset and secondary funds, are typically limited partnership investment structures. Private equity valuations are based on the valuation of the underlying investments, which include inputs such as cost, operating results, discounted future cash flows and market-based comparable data. Private equity funds generally have liquidity restrictions that extend for ten or more years. Valuations are largely based on unobservable inputs and short-term liquidity is restricted; consequently, private equity is categorized as Level 3 assets. At June 29, 2018 and June 30, 2017, our defined benefit plans had future unfunded commitments totaling $246 million and $157 million, respectively, related to private equity fund investments.

•
Hedge funds, which include equity long/short, event-driven and fixed-income arbitrage and global macro funds, are typically limited partnership investment structures. Limited partnership interests in hedge funds are primarily valued using a market approach based on NAV calculated by the funds and are not publicly available. Hedge funds that permit redemption on a quarterly or more frequent basis with 90 or fewer days notice are generally categorized as Level 2 assets. All other hedge funds are categorized as Level 3 assets.

•
Fixed income investments, which include U.S. Government securities and investment and non-investment grade corporate bonds, are generally valued using pricing models that use verifiable, observable market data such as interest rates, benchmark yield curves and credit spreads, bids provided by brokers or dealers, or quoted prices of securities with similar characteristics. Fixed income investments are categorized as Level 2 assets.

•
Other is primarily comprised of guaranteed insurance contracts valued at book value, which approximates fair value, calculated using the prior-year balance adjusted for investment returns and changes in cash flows.

•
Cash and cash equivalents are primarily comprised of short-term money market funds valued at cost, which approximates fair value, or valued at quoted market prices of identical instruments. Cash and currency are categorized as Level 1 assets; cash equivalents, such as money market funds or short-term commingled funds, are categorized as Level 2 assets.

•
Certain investments that are valued using the NAV per share (or its equivalent) as a practical expedient are not categorized in the fair value hierarchy and are included in the table to permit reconciliation of the fair value hierarchy to the aggregate postretirement benefit plan assets.

The following table provides the fair value of plan assets held by our defined benefit plans by asset category and by fair value hierarchy level:

	June 29, 2018
	Total	Level 1	Level 2	Level 3

	(In millions)
Asset Category
Equities:
Domestic equities	$1,221	$1,189	$32	$—
International equities	903	899	4	—
Alternative investments:
Private equity funds	401	—	—	401
Hedge funds	187	—	—	187
Fixed income:
Corporate bonds	812	—	801	11
Government securities	335	—	335	—
Other	1	—	—	1
Cash and cash equivalents	209	6	203	—
Total	4,069	$2,094	$1,375	$600
Investments Measured at NAV
Equity funds	714
Fixed Income funds	318
Hedge Funds	208
Total Investments Measured at NAV	1,240
Payables, net	(4)
Total fair value of plan assets	$5,305

	June 30, 2017
	Total	Level 1	Level 2	Level 3

	(In millions)
Asset Category
Equities:
Domestic equities	$1,062	$1,032	$30	$—
International equities	838	834	4	—
Alternative investments:
Private equity funds	522	—	—	522
Hedge funds	242	—	—	242
Fixed income:
Corporate bonds	611	—	611	—
Government securities	241	—	241	—
Other	2	—	—	2
Cash and cash equivalents	597	1	596	—
Total	4,115	$1,867	$1,482	$766
Investments Measured at NAV
Equity funds	632
Fixed Income funds	288
Total Investments Measured at NAV	920
Receivables, net	98
Total fair value of plan assets	$5,133

The following table presents a reconciliation of the beginning and ending defined benefit plan asset balances that use significant unobservable inputs (Level 3) to measure fair value:

	Private Equity Funds	Hedge Funds	Fixed Income	Other	Total

			(In millions)
Level 3 balance — July 1, 2016	$700	$282	$—	$2	$984
Realized gains (losses), net	78	(23)	—	—	55
Unrealized gains (losses), net	(71)	49	—	—	(22)
Sales, net	(185)	(66)	—	—	(251)
Level 3 balance — June 30, 2017	522	242	—	2	766
Realized gains (losses), net	47	8	—	—	55
Unrealized gains (losses), net	(25)	(4)	—	—	(29)
Sales, net	(144)	(59)	11	—	(192)
Level 3 balance — June 29, 2018	$400	$187	$11	$2	$600
Contributions
Funding requirements under Internal Revenue Service (“IRS”) rules are a major consideration in making contributions to our postretirement benefit plans. With respect to U.S. qualified pension plans, we intend to contribute annually not less than the required minimum funding thresholds.
The Highway and Transportation Funding Act of 2014 (“HATFA”) and the Bipartisan Budget Act of 2015 (“BBA 2015”) further extended the interest rate stabilization provision of MAP-21 until 2020. We made voluntary contributions of $300 million and $400 million to our U.S. qualified pension plans during fiscal 2018 and 2017, respectively. As a result, we currently do not anticipate making any contributions to our U.S. qualified pension plans during fiscal 2019.
Estimated Future Benefit Payments
The following table provides the projected timing of payments for benefits earned to date and benefits expected to be earned for future service by current active employees under our defined benefit plans:

	Pension	Other Benefits(1)	Total

	(In millions)
Fiscal Years:
2019	$400	$24	$424
2020	384	24	408
2021	385	23	408
2022	384	22	406
2023	382	22	404
2024 — 2028	1,854	89	1,943
_______________

(1)	Projected payments for Other Benefits reflect gross payments from the Company, excluding subsidies, which are expected to approximate 10 percent of gross payments.
NOTE 15: STOCK OPTIONS AND OTHER SHARE-BASED COMPENSATION
As of June 29, 2018, we had options or other share-based compensation outstanding under two shareholder-approved employee stock incentive plans (“SIPs”), the Harris Corporation 2005 Equity Incentive Plan (As Amended and Restated Effective August 27, 2010) and the Harris Corporation 2015 Equity Incentive Plan (the “2015 EIP”) (prior to July 3, 2015, we had an additional shareholder approved SIP under which options or other share-based compensation was outstanding). Grants of share-based awards after October 23, 2015 were made under our 2015 EIP. We believe that share-based awards more closely align the interests of participants with those of shareholders. Certain share-based awards provide for accelerated vesting if there is a change in control (as defined under our SIPs).

Summary of Share-Based Compensation Expense
The following table summarizes the amounts and classification of share-based compensation expense:

	2018	2017

	(In millions)
Total expense	$51	$42
Included in:
Cost of product sales and services	$8	$3
Engineering, selling and administrative expenses	43	39
Income from continuing operations	51	42
Tax effect on share-based compensation expense	(16)	(16)
Total share-based compensation expense after-tax	$35	$26
Compensation cost related to share-based compensation arrangements that was capitalized as part of inventory or fixed assets in fiscal 2018 and 2017 was not material.
As of the end of fiscal 2018, a total of 26,913,981 shares of common stock remained available under our 2015 EIP for future issuance (excluding shares to be issued in respect of outstanding options and other share-based awards, and with each full-value award (e.g., restricted stock and restricted stock unit awards and performance share and performances share unit awards) counting as 4.6 shares against the total remaining for future issuance). In fiscal 2018, we issued an aggregate of 709,367 shares of common stock under the terms of our SIPs, which is net of shares withheld for tax purposes.
Stock Options
The following information relates to stock options, including performance stock options, that have been granted under shareholder-approved SIPs. Option exercise prices are equal to or greater than the fair market value of our common stock on the date the options are granted, using the closing stock price of our common stock. Options may be exercised for a period of ten years after the date of grant, and options, other than performance stock options, generally become exercisable in installments, which are typically 33.3 percent one year from the grant date, 33.3 percent two years from the grant date and 33.3 percent three years from the grant date. In certain instances, vesting and exercisability are also subject to performance criteria.
The fair value as of the grant date of each option award was determined using the Black-Scholes-Merton option-pricing model which uses assumptions noted in the following table. Expected volatility over the expected term of the options is based on implied volatility from traded options on our common stock and the historical volatility of our stock price. The expected term of the options is based on historical observations of our common stock, considering average years to exercise for all options exercised and average years to cancellation for all options canceled, as well as average years remaining for vested outstanding options, which is calculated based on the weighted-average of these three inputs. The risk-free interest rate for periods within the contractual life of the option is based on the U.S. Treasury yield curve in effect at the time of grant.
A summary of the significant assumptions used in determining the fair value of stock option grants under our SIPs is as follows:

	2018	2017

Expected dividends	1.8%	2.4%
Expected volatility	19.3%	21.8%
Risk-free interest rates	1.8%	1.2%
Expected term (years)	5.00	5.03

A summary of stock option activity under our SIPs as of June 29, 2018 and changes during fiscal 2018 is as follows:

	Shares	Weighted Average Exercise Price Per Share	Weighted Average Remaining Contractual Term	Aggregate Intrinsic Value
			(In years)	(In millions)
Stock options outstanding June 30, 2017	4,910,142	$69.89
Stock options forfeited or expired	(98,532)	$88.51
Stock options granted	412,285	$119.70
Stock options exercised	(525,525)	$64.25
Stock options outstanding June 29, 2018	4,698,370	$74.50	6.53	$329.05
Stock options exercisable June 29, 2018	3,084,969	$64.34	5.71	$247.42
The weighted-average grant-date fair value was $18.60 per share and $13.82 per share for options granted during fiscal 2018 and 2017, respectively. The total intrinsic value of options exercised during fiscal 2018 and 2017 was $39 million and $47 million, respectively, at the time of exercise.
A summary of the status of our nonvested stock options at June 29, 2018 and changes during fiscal 2018 is as follows:

	Shares	Weighted-Average Grant-Date Fair Value Per Share
Nonvested stock options June 30, 2017	2,596,282	$13.23
Stock options granted	412,285	$18.60
Stock options vested	(1,395,166)	$13.15
Nonvested stock options June 29, 2018	1,613,401	$14.66
As of June 29, 2018, there was $24 million of total unrecognized compensation expense related to nonvested stock options granted under our SIPs. This expense is expected to be recognized over a weighted-average period of 1.10 years. The total fair value of stock options that vested during fiscal 2018 and 2017 was approximately $18 million and $17 million, respectively.
Restricted Stock and Restricted Stock Unit Awards
The following information relates to awards of restricted stock and restricted stock units that have been granted to employees under our SIPs. These awards are not transferable until vested and the restrictions generally lapse upon the achievement of continued employment over a specified time period.
The fair value as of the grant date of these awards was based on the closing price of our common stock on the grant date and is amortized to compensation expense over the vesting period. At June 29, 2018, there were 25,902 shares of restricted stock and 388,788 restricted stock units outstanding which were payable in shares.
A summary of the status of these awards at June 29, 2018 and changes during fiscal 2018 is as follows:

	Shares or Units	Weighted-Average Grant Price Per Share or Unit
Restricted stock and restricted stock units outstanding at June 30, 2017	260,964	$84.92
Restricted stock and restricted stock units granted	312,247	$141.46
Restricted stock and restricted stock units vested	(138,659)	$80.44
Restricted stock and restricted stock units forfeited	(19,862)	$111.88
Restricted stock and restricted stock units outstanding at June 29, 2018	414,690	$127.70
As of June 29, 2018, there was $39 million of total unrecognized compensation expense related to these awards under our SIPs. This expense is expected to be recognized over a weighted-average period of 1.79 years. The weighted-average grant date price per share or per unit of these awards granted during fiscal 2018 and 2017 was $141.46 and $94.60, respectively. The total fair value of these awards that vested during fiscal 2018 and 2017 was approximately $11 million and $14 million, respectively.
Performance Share Unit Awards
The following information relates to awards of performance share units that have been granted to employees under our SIPs. Generally, these awards are subject to performance criteria, such as meeting predetermined operating income or earnings per share and return on invested capital targets (and market conditions, such as total shareholder return (“TSR”)) for a 3-year performance period. These awards also generally vest at the expiration of the same 3-year period. The final determination of the number of shares to be issued in respect of an award is made by our Board of Directors or a committee of our Board of Directors.
The fair value as of the grant date of these awards was determined based on a fair value from a multifactor Monte Carlo valuation model that simulates our stock price and TSR relative to other companies in our TSR peer group, less a discount to reflect the delay in payments of cash dividend-equivalents that are made only upon vesting. The fair value of these awards is amortized to compensation expense over the vesting period if achievement of the performance measures is considered probable. At June 29, 2018, there were 625,293 performance share units outstanding which were payable in shares.
A summary of the status of these awards at June 29, 2018 and changes during fiscal 2018 is as follows:

	Shares or Units	Weighted-Average Grant Price Per Share or Unit
Performance share units outstanding at June 30, 2017	633,735	$81.81
Performance share units granted	193,321	$123.13
Performance share units vested	(173,505)	$66.48
Performance share units forfeited	(28,258)	$97.97
Performance share units outstanding at June 29, 2018	625,293	$98.11
As of June 29, 2018, there was $23 million of total unrecognized compensation expense related to these awards under our SIPs. This expense is expected to be recognized over a weighted-average period of 1.05 years. The weighted-average grant date price per unit of these awards granted during fiscal 2018 and 2017 was $123.13 and $84.40, respectively. The total fair value of these awards that vested during fiscal 2018 and 2017 was approximately $12 million and $21 million, respectively.
NOTE 16: INCOME FROM CONTINUING OPERATIONS PER SHARE
The computations of income from continuing operations per share are as follows:

	2018	2017

	(In millions, except per share amounts)
Income from continuing operations	$702	$628
Adjustments for participating securities outstanding	(2)	(1)
Income from continuing operations used in per basic and diluted common share calculations (A)	$700	$627
Basic weighted average common shares outstanding (B)	118.6	122.6
Impact of dilutive share-based awards	2.5	1.7
Diluted weighted average common shares outstanding (C)	121.1	124.3
Income from continuing operations per basic common share (A)/(B)	$5.90	$5.11
Income from continuing operations per diluted common share (A)/(C)	$5.78	$5.04
Potential dilutive common shares primarily consist of employee stock options and restricted and performance unit awards. Income from continuing operations per diluted common share excludes the antidilutive impact of 48,590 and 421,507 weighted average share-based awards outstanding in fiscal 2018 and 2017, respectively.
NOTE 17: RESEARCH AND DEVELOPMENT
Company-sponsored research and development costs are expensed as incurred. These costs were $311 million and $310 million in fiscal 2018 and 2017, respectively, and are included in the “Engineering, selling and administrative expenses” line item in our Consolidated Statement of Income. Customer-sponsored research and development costs are incurred pursuant to contractual arrangements, principally U.S. Government-sponsored contracts requiring us to provide a product or service meeting certain defined performance or other specifications (such as designs), and are accounted for principally by the cost-to-cost POC method. Customer-sponsored research and development is included in our revenue and cost of product sales and services.

NOTE 18: LEASE COMMITMENTS
Total rental expense amounted to $61 million and $65 million in fiscal 2018 and 2017, respectively. Future minimum rental commitments under leases with an initial lease term in excess of one year, primarily for land and buildings, amounted to approximately $280 million at June 29, 2018. These commitments for the five years following fiscal 2018 and, in total, thereafter are: fiscal 2019 — $58 million; fiscal 2020 — $53 million; fiscal 2021 — $47 million; fiscal 2022 — $40 million; fiscal 2023 — $28 million; and in total thereafter — $54 million. These commitments do not contain any material rent escalations, rent holidays, contingent rent, rent concessions, leasehold improvement incentives or unusual provisions or conditions. We do not consider any of these individual leases material to our operations. Leasehold improvements made either at the inception of the lease or during the lease term are amortized over the current lease term, or estimated life, if shorter.
NOTE 19: DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES
In the normal course of business, we are exposed to global market risks, including the effect of changes in foreign currency exchange rates. We use derivative instruments to manage our exposure to such risks and formally document all relationships between hedging instruments and hedged items, as well as the risk-management objective and strategy for undertaking hedge transactions. We may also enter into derivative instruments that are not designated as hedges and do not qualify for hedge accounting. We recognize all derivatives in our Consolidated Balance Sheet at fair value. We do not hold or issue derivatives for speculative trading purposes.
At June 29, 2018, we had open foreign currency forward contracts with an aggregate notional amount of $39 million, of which $4 million were classified as fair value hedges and $35 million were classified as cash flow hedges. This compares with open foreign currency forward contracts with an aggregate notional amount of $33 million at June 30, 2017, of which $2 million were classified as fair value hedges and $31 million were classified as cash flow hedges. At June 29, 2018, contract expiration dates ranged from 3 days to 6 months with a weighted average contract life of 1 month.
Exchange Rate Risk — Balance Sheet Hedges
To manage the exposure in our balance sheet to risks from changes in foreign currency exchange rates, we implement fair value hedges. More specifically, we use foreign currency forward contracts and options to hedge certain balance sheet items, including foreign currency denominated accounts receivable and inventory. Changes in the value of the derivatives and the related hedged items are reflected in earnings, in the “Cost of services” line item in our Consolidated Statement of Income. As of June 29, 2018, we had outstanding foreign currency forward contracts denominated in the Canadian Dollar to hedge certain balance sheet items. The net gains or losses on foreign currency forward contracts designated as fair value hedges were not material in fiscal 2018 and 2017. In addition, no amounts were recognized in earnings in fiscal 2018 and 2017 related to hedged firm commitments that no longer qualify as fair value hedges.
Exchange Rate Risk — Cash Flow Hedges
To manage our exposure to currency risk and market fluctuation risk associated with anticipated cash flows that are probable of occurring in the future, we implement cash flow hedges. More specifically, we use foreign currency forward contracts and options to hedge off-balance sheet future foreign currency commitments, including purchase commitments to suppliers, future committed sales to customers and intersegment transactions. These derivatives are being used to hedge currency exposures from cash flows anticipated across our business segments. We also have hedged U.S. Dollar payments to suppliers to maintain our anticipated profit margins in our international operations. As of June 29, 2018, we had outstanding foreign currency forward contracts denominated in the Euro and Australian Dollar to hedge certain forecasted transactions.
These derivatives have only nominal intrinsic value at the time of purchase and have a high degree of correlation to the anticipated cash flows they are designated to hedge. Hedge effectiveness is determined by the correlation of the anticipated cash flows from the hedging instruments and the anticipated cash flows from the future foreign currency commitments through the maturity dates of the derivatives used to hedge these cash flows. These financial instruments are marked-to-market using forward prices and fair value quotes with the offset to other comprehensive income, net of hedge ineffectiveness. Gains and losses in accumulated other comprehensive income are reclassified to earnings when the related hedged item is recognized in earnings. The ineffective portion of a derivative’s change in fair value is immediately recognized in earnings. The cash flow impact of our derivatives is included in the same category in our Consolidated Statement of Cash Flows as the cash flows of the related hedged items.
The net gains or losses from cash flow hedges recognized in earnings or recorded in other comprehensive income, including gains or losses related to hedge ineffectiveness, were not material in fiscal 2018 and 2017. We do not expect the net gains or losses recognized in the “Accumulated other comprehensive loss” line item in our Consolidated Balance Sheet as of June 29, 2018 that will be reclassified to earnings from accumulated other comprehensive income within the next 12 months to be material.

Credit Risk
We are exposed to the risk of credit losses from non-performance by counterparties to the financial instruments discussed above, but we do not expect any of the counterparties to fail to meet their obligations. To manage credit risks, we select counterparties based on credit ratings, limit our exposure to any single counterparty under defined guidelines and monitor the market position with each counterparty.
The amount of assets and liabilities related to foreign currency forward contracts in our Consolidated Balance Sheet as of June 29, 2018 was immaterial. See our Consolidated Statement of Comprehensive Income for additional information on changes in accumulated other comprehensive loss for the three fiscal years ended June 29, 2018.
NOTE 20: NON-OPERATING INCOME
The components of non-operating income were as follows:

	2018	2017

	(In millions)
Pension income(1)	$184	$164
Losses on extinguishment of debt(2)	(24)	—
Adjustment to gain on sale of business	—	2
Net income related to intellectual property matters	(1)	—
Other	(3)	—
	$156	$166
_______________

(1)
Non-service components of net periodic pension and postretirement benefit costs, including interest cost, expected return on plan assets and amortization of net actuarial gain is reported as part of the "Non-operating income" line item in our Consolidated Statement of Income as a result of our adoption of ASU 2017-17 as discussed in Note 2: Accounting Changes or Recent Accounting Pronouncements.

(2)
Losses associated with our optional redemption of the entire outstanding $400 million principal amount of our 4.4% Notes due December 15, 2020 and $400 million principal amount of our 5.55% Notes due October 1, 2021, the repayment in full of $253 million in remaining outstanding indebtedness under the 5-year tranche of our $1.3 billion senior unsecured term loan facility and the termination of our 2015 Credit Agreement. See Note 12: Credit Arrangements and Note 13: Debt for additional information.

NOTE 21: ACCUMULATED OTHER COMPREHENSIVE LOSS
The components of accumulated other comprehensive loss were as follows:

	2018(1)	2017(2)

	(In millions)
Foreign currency translation, net of income taxes of $2 million and $1 million at June 29, 2018 and June 30, 2017, respectively	$(99)	$(113)
Net unrealized loss on hedging derivatives, net of income taxes of $7 million and $11 million at June 29, 2018 and June 30, 2017, respectively	(20)	(17)
Unrecognized postretirement obligations, net of income taxes of $30 million and $89 million at June 29, 2018 and June 30, 2017, respectively	(83)	(146)
	$(202)	$(276)
_______________

(1)	Reclassifications to earnings from accumulated other comprehensive loss, other than the reclassification adjustment described in the paragraph below, were not material in fiscal 2018.

(2)
Accumulated foreign currency translation losses of $52 million (net of income taxes of $14 million) were reclassified to earnings in fiscal 2017 as a result of the divestitures of CapRock and IT Services and are included in “Discontinued operations, net of income taxes” in our Consolidated Statement of Income.

Accumulated other comprehensive loss at June 29, 2018 reflects a reclassification to retained earnings of $35 million in stranded tax effects as a result of our adoption of an accounting standards update, including $30 million from “Unrecognized postretirement obligation, net of income taxes,” $4 million from “Net unrealized loss on hedging derivatives, net of income taxes” and $1 million from “Foreign currency translation, net of income taxes.” See Note 2: Accounting Changes or Recent Accounting Pronouncements for additional information regarding this accounting standards update.

NOTE 22: INCOME TAXES
Income Tax Provision
The provisions for current and deferred income taxes are summarized as follows:

	2018	2017

	(In millions)
Current:
United States	$(141)	$117
International	12	9
State and local	(11)	6
	(140)	132
Deferred:
United States	324	121
International	(3)	1
State and local	25	7
	346	129
	$206	$261
The total income tax provision is summarized as follows:

	2018	2017

	(In millions)
Continuing operations	$206	$261
Discontinued operations	(5)	(110)
Total income tax provision	$201	$151
A reconciliation of the U.S. statutory income tax rate to our effective income tax rate follows:

	2018	2017
U.S. statutory income tax rate	28.1%	35.0%
State taxes	1.9	1.0
International income	(0.5)	(1.3)
Nondeductible goodwill	—	—
Research and development tax credit	(2.9)	(2.0)
Change in valuation allowance	0.2	(0.2)
U.S. production activity benefit	(0.9)	(0.5)
Excess tax benefits on equity-based compensation	(1.8)	(2.6)
Settlement of tax audits	(2.2)	—
U.S. tax reform	0.4	—
Other items	0.4	(0.1)
Effective income tax rate	22.7%	29.3%
State and local income taxes allocable to certain U.S. Government contracts are included in our operating expenses and, therefore, are not included in our provision for income taxes. As of June 29, 2018, we have accumulated undistributed earnings of international subsidiaries of approximately $55 million. None of these earnings were subject to the one-time transition tax on foreign earnings as required by the Tax Act or have otherwise been previously taxed. Our intention is to reinvest these earnings indefinitely. Determination of unrecognized deferred U.S. tax liability on outside basis differences, other than what is provided below, is not practicable due to the complexity of laws and regulations issued under the Tax Act and the varying tax treatment of repatriation alternatives.
Tax Law Changes
On December 22, 2017, the Tax Act was signed into U.S. law. Among other provisions, the Tax Act reduced the U.S. statutory corporate income tax rate from a maximum 35 percent to a flat 21 percent, effective January 1, 2018. Based on our fiscal year end, our blended U.S. statutory corporate income tax rate for fiscal 2018 was 28.1 percent. This drop in the tax rate resulted in a one-time benefit of $26 million ($.21 per diluted share) at the date of enactment.

Additionally, we recognized a total $8 million expense in fiscal 2018 to revalue our existing net deferred income tax balances. This expense includes:

•	$52 million ($.43 per diluted share) from estimated write-down of existing net deferred tax asset balances initially recognized in the second quarter of fiscal 2018;

•
$33 million ($.27 per diluted share) of income tax benefit recognized in the third quarter of fiscal 2018 to adjust the provisional amount recorded in the second quarter of fiscal 2018. This adjustment was primarily due to revaluing our deferred tax asset related to our $300 million voluntary pension contribution made during the third quarter of fiscal 2018;

•
$17 million ($.15 per diluted share) of income tax benefit recognized in the fourth quarter of fiscal 2018 to adjust the provisional amount recorded previously through the third quarter of fiscal 2018. This adjustment was primarily due to revaluing our deferred tax assets based on changes in methods for tax recognition and the actual current year movement in our deferred balances; and

•	$6 million ($.05 per diluted share) of additional write-down of deferred tax asset balances generated as a result of our adoption of ASC 606.
As of June 29, 2018, we have not fully completed our accounting for the income tax impact of enactment of the Tax Act. In accordance with SEC Staff Accounting Bulletin No.118, we have recognized provisional amounts for income tax effects of the Tax Act that we were able to reasonably estimate. We intend to adjust the tax effects for the relevant items during the allowed measurement period. We are still evaluating certain aspects of the Tax Act and refining our calculations, which could potentially affect our current estimated valuation of our net deferred income tax balances mentioned above and could give rise to new deferred tax amounts.
We were also able to reasonably estimate the tax treatment of our earnings and profits as per the Tax Act related to foreign subsidiaries (“foreign E&P”). The Tax Act provides for a one-time transition tax on our post-1986 foreign E&P that was previously deferred from U.S. income tax expense. We have provisionally determined that we will not owe any one-time transition tax. However, we are still refining our calculations, including estimated foreign E&P layers for fiscal 2018, which could impact the amount of one-time transition tax we will owe.
We are still in the process of evaluating the U.S. federal corporate income tax impacts of the Global Intangible Low Taxed
Income (“GILTI”) and will continue to modify and update our evaluation as additional regulations are issued by the Department of Treasury. Although we do not expect GILTI to have a material impact on our financial statements, a reasonable provision cannot be completed at this time. In accordance with SEC Staff Accounting Bulletin No.118, we will not adjust current or deferred taxes for GILTI until a reasonable estimate can be determined.
Because of the potential impact of deficit allocations on the tax basis for netted foreign E&P of related foreign subsidiaries, we are maintaining a deferred tax liability of approximately $24 million in respect of potential cumulative tax basis differences of $116 million. New statutory or regulatory guidance, including guidance issued after our fiscal year end, requires further analysis and may result in a change in our conclusion as to the need for a deferred tax liability in respect of these cumulative tax basis differences. Other than this deferred tax liability, we have provided for no additional income taxes on any remaining undistributed foreign E&P not subject to the transition tax, or any outside tax basis differences inherent in our foreign subsidiaries, because all other amounts continue to be reinvested indefinitely.
We anticipate any impact on our fiscal 2018 provision at a U.S. state and local tax level related to the Tax Act to be insignificant, but will further refine our calculations as the state and local conformity to the Tax Act becomes more certain.

Deferred Income Tax Assets (Liabilities)
The components of deferred income tax assets (liabilities) were as follows:

	June 29, 2018	June 30, 2017

	(In millions)
Deferred tax assets:
Inventory valuations	$21	$31
Accruals	178	295
Deferred revenue	7	16
Domestic tax loss and credit carryforwards	86	60
International tax loss and credit carryforwards	33	35
Share-based compensation	26	31
Capital loss carryforwards	101	133
Long-term debt	—	13
Pension and other post-employment benefits	188	509
Unrealized loss on interest rate hedges	7	10
Unrecognized tax benefits	4	7
Other	13	(5)
Total deferred tax assets	664	1,135
Less: valuation allowance(1)	(181)	(183)
Total deferred tax assets, net of valuation allowance	483	952

Deferred tax liabilities:
Property, plant and equipment	(65)	(51)
Unbilled receivables	(86)	(5)
Acquired intangibles	(268)	(459)
Unremitted earnings of foreign subsidiaries	(24)	(47)
Total deferred tax liabilities	(443)	(562)
Total deferred tax assets, net of valuation allowance	$40	$390
_______________
(1) The valuation allowance has been established to offset certain domestic and foreign deferred tax assets due to uncertainty regarding our ability to realize them in the future.
Total deferred tax assets, net of valuation allowance, were classified as follows in our Consolidated Balance Sheet:

	June 29, 2018	June 30, 2017

	(In millions)
Non-current deferred income tax assets	$119	$424
Non-current deferred income tax liabilities	(79)	(34)
	$40	$390
Tax loss and credit carryforwards as of June 29, 2018 have expiration dates ranging between two years and no expiration in certain instances. The amounts of federal, international, and state and local operating loss carryforwards as of June 29, 2018 were $25 million, $71 million and $543 million, respectively. The amount of U.S. capital loss carryforwards as of June 29, 2018 was $367 million. Income from continuing operations before income taxes of international subsidiaries was $43 million and $42 million in fiscal 2018 and 2017, respectively. We received $8 million in income tax refunds, net of income taxes paid, in fiscal 2018 and we paid $51 million, net of refunds received, in fiscal 2017.

Tax Uncertainties
A reconciliation of the beginning and ending amounts of unrecognized tax benefits is as follows:

	2018	2017

	(In millions)
Balance at beginning of fiscal year	$90	$63
Additions based on tax positions taken during current fiscal year	17	52
Additions based on tax positions taken during prior fiscal years	23	—
Decreases based on tax positions taken during prior fiscal years	(28)	(25)
Balance at end of fiscal year	$102	$90
As of June 29, 2018, we had $102 million of unrecognized tax benefits, of which $92 million would favorably impact our future tax rates in the event that the tax benefits are eventually recognized. Upon recognition of a portion of these benefits, we also expect to recognize an additional $14 million of current expense which will offset the favorable rate impact from the unrecognized tax benefits. As of June 30, 2017, we had $90 million of unrecognized tax benefits, of which $74 million would favorably impact our future tax rates in the event that the tax benefits are eventually recognized.
We recognize accrued interest and penalties related to unrecognized tax benefits as part of our income tax expense. We had accrued $4 million for the potential payment of interest and penalties as of June 29, 2018 (and this amount was not included in the $102 million of unrecognized tax benefits balance at June 29, 2018 shown above) and $3 million of this total could favorably impact future tax rates. We had accrued $5 million for the potential payment of interest and penalties as of June 30, 2017 (and this amount was not included in the $90 million of unrecognized tax benefits balance at June 30, 2017 shown above) and $3 million of this total could favorably impact future tax rates.
We file numerous separate and consolidated income tax returns reporting our financial results and, where appropriate, those of our subsidiaries and affiliates, in the U.S. Federal jurisdiction and various state, local and foreign jurisdictions. Pursuant to the Compliance Assurance Process, the IRS is examining our returns for fiscal 2014 through fiscal 2017. The Canadian Revenue Agency is currently examining our returns for fiscal 2014 through fiscal 2016, and we are appealing portions of a Canadian assessment relating to fiscal 2000 through fiscal 2006. We are currently under examination or contesting proposed adjustments by various state and international tax authorities for fiscal years ranging from 2011 through 2017. It is reasonably possible that there could be a significant decrease or increase to our unrecognized tax benefit balance during the course of the next twelve months as these examinations continue, other tax examinations commence or various statutes of limitations expire. An estimate of the range of possible changes cannot be made for remaining unrecognized tax benefits because of the significant number of jurisdictions in which we do business and the number of open tax periods.
NOTE 23: BUSINESS SEGMENTS
We structure our operations primarily around the products, systems and services we sell and the markets we serve, and we report the financial results of our continuing operations in the following three reportable segments, which are also referred to as our business segments:

•
Communication Systems, serving markets in tactical communications and defense products, including tactical ground and airborne radio communications solutions and night vision technology, and in public safety networks;

•
Electronic Systems, providing electronic warfare, avionics, and command, control, communications, computers, intelligence, surveillance and reconnaissance solutions for defense and classified customers and mission-critical communication systems for civil and military aviation and other customers; and

•
Space and Intelligence Systems, providing intelligence, space protection, geospatial, complete Earth observation, universe exploration, positioning, navigation and timing, and environmental solutions for national security, defense, civil and commercial customers, using advanced sensors, antennas and payloads, as well as ground processing and information analytics.

As described in more detail in Note 1: Significant Accounting Policies under “Principles of Consolidation” and in Note 3: Discontinued Operations, in connection with our divestiture of CapRock and entering into the definitive agreement to sell IT Services in the third quarter of fiscal 2017, our other remaining operations that had been part of our former Critical Networks segment, including our ATM business primarily serving the FAA, were integrated with our Electronic Systems segment effective for the third quarter of fiscal 2017, and our Critical Networks segment was eliminated. The historical results, discussion and presentation of our business segments as set forth in our Consolidated Financial Statements and these Notes reflect the impact of these changes for all periods presented in order to present all segment information on a comparable basis. There is no impact on our previously reported consolidated statements of income, balance sheets or statements of cash flows resulting from these segment changes.

As discussed in more detail in Note 2: Accounting Changes or Recent Accounting Pronouncements, effective June 30, 2018, we adopted ASC 606 and ASU 2017-07 using the full retrospective method. The historical results, discussion and presentation of our business segments as set forth in our Consolidated Financial Statements and these
Notes reflect the impact of the adoption of ASC 606 and ASU 2017-07 for all periods presented in order to present all segment information on a comparable basis.
Segment revenue, segment operating income and a reconciliation of segment operating income to total income from continuing operations before income taxes are as follows:

	2018	2017

	(In millions)
Revenue
Communication Systems	$1,904	$1,754
Electronic Systems	2,365	2,245
Space and Intelligence Systems	1,913	1,904
Corporate eliminations	(14)	(6)
	$6,168	$5,897
Income from Continuing Operations before Income Taxes
Segment Operating Income:(1)
Communication Systems	$566	$514
Electronic Systems	432	457
Space and Intelligence Systems	331	314
Unallocated corporate expense and corporate eliminations(2)	(225)	(228)
Pension adjustment	(184)	(164)
Non-operating income(3)	156	166
Net interest expense	(168)	(170)
Total	$908	$889
_______________

(1)
In fiscal 2017, segment operating income included stranded costs and Financial Accounting Standards (“FAS”) pension income previously reported as part of our former Critical Networks segment but now re-allocated to our remaining three segments.

(2)
Unallocated corporate expense and corporate eliminations includes: (i) $101 million and $109 million in fiscal 2018 and 2017, respectively, for amortization of identifiable intangible assets acquired as a result of our acquisition of Exelis (because the acquisition of Exelis benefited the entire Company as opposed to any individual segment, the amortization of identifiable intangible assets acquired in the Exelis acquisition was recorded as unallocated corporate expense), (ii) $5 million and $58 million of Exelis acquisition-related and other charges in fiscal 2018 and 2017, respectively, (iii) $47 million of charges related to our decision to transition and exit a commercial air-to-ground LTE radio communications line of business and other items in fiscal 2018, and (iv) a $12 million non-cash adjustment for deferred compensation in fiscal 2018.

(3)
Non-operating income in fiscal 2018 includes $27 million of losses and other costs related to debt refinancing. Additional information regarding non-operating income is set forth in Note 20: Non-Operating Income.

Disaggregation of Revenue
Communication Systems: Communication Systems operates principally on a “commercial” market-driven business model through which the business segment provides ready-to-ship commercial off-the-shelf products to customers in the U.S. and internationally. Communication Systems revenue is primarily derived from fixed-price contracts and is generally recognized at the point in time when the product is received and accepted by the customer. We disaggregate Communication Systems revenue by geographical region, as we believe this category best depicts how the nature, amount, timing and uncertainty of
Communication Systems revenue and cash flows are affected by economic factors:

	2018	2017

	(In millions)
Revenue By Geographical Region
United States	$983	$811
International	921	943
	$1,904	$1,754

Electronic Systems: Electronic Systems revenue is primarily derived from U.S. Government development and production contracts and is generally recognized over time using the POC cost-to-cost method. We disaggregate Electronic Systems revenue by customer relationship, contract type and geographical region. We believe these categories best depict how the nature, amount, timing and uncertainty of Electronic Systems revenue and cash flows are affected by economic factors:

	2018	2017

	(In millions)
Revenue By Customer Relationship
Prime contractor	$1,670	$1,653
Subcontractor	695	592
	$2,365	$2,245
Revenue By Contract Type
Fixed-price(1)	$1,900	$1,833
Cost-reimbursable	465	412
	$2,365	$2,245
Revenue By Geographical Region
United States	$1,890	$1,769
International	475	476
	$2,365	$2,245
_______________

(1)	Includes revenue derived from time-and-materials contracts.
Space and Intelligence Systems: Space and Intelligence Systems revenue is primarily derived from U.S. Government development and production contracts and is generally recognized over time using the POC cost-to-cost method. We disaggregate Space and Intelligence Systems revenue by customer relationship, contract type and geographical region. We believe these categories best depict how the nature, amount, timing and uncertainty of Space and Intelligence Systems revenue and cash flows are affected by economic factors:

	2018	2017

	(In millions)
Revenue By Customer Relationship
Prime contractor	$1,384	$1,369
Subcontractor	529	535
	$1,913	$1,904
Revenue By Contract Type
Fixed-price(1)	$544	$448
Cost-reimbursable	1,369	1,456
	$1,913	$1,904
Revenue By Geographical Region
United States	$1,861	$1,821
International	52	83
	$1,913	$1,904
_______________

(1)	Includes revenue derived from time-and-materials contracts.

Total assets by business segment is as follows:

	2018	2017

	(In millions)
Total Assets
Communication Systems	$1,567	$1,543
Electronic Systems	4,174	4,090
Space and Intelligence Systems	2,193	2,117
Corporate(1)	1,917	2,362
	$9,851	$10,112
_______________

(1)
Identifiable intangible assets acquired in connection with our acquisition of Exelis in the fourth quarter of fiscal 2015 were recorded as Corporate assets because they benefited the entire Company as opposed to any individual segment. Exelis identifiable intangible asset balances of continuing operations recorded as Corporate assets were approximately $1.0 billion and $1.1 billion as of June 29, 2018 and June 30, 2017, respectively. Corporate assets also consisted of cash, income taxes receivable, deferred income taxes, deferred compensation plan investments, buildings and equipment and identifiable intangibles, and also included any assets and liabilities from discontinued operations. See Note 3: Discontinued Operations for additional information regarding discontinued operations.

Other selected financial information by business segment and geographical area is summarized below:

	2018	2017

	(In millions)
Capital Expenditures
Communication Systems	$26	$14
Electronic Systems	57	40
Space and Intelligence Systems	33	34
Corporate	20	27
Discontinued operations	—	4
	$136	$119
Depreciation and Amortization
Communication Systems	$57	$64
Electronic Systems	44	29
Space and Intelligence Systems	36	37
Corporate	122	142
Discontinued operations	—	39
	$259	$311
Geographical Information for Continuing Operations
U.S. operations:
Revenue	$5,854	$5,637
Long-lived assets	$892	$896
International operations:
Revenue	$314	$260
Long-lived assets	$8	$8
In addition to depreciation and amortization expense related to property, plant and equipment, depreciation and amortization includes intangible asset amortization and debt premium, debt discount and debt issuance cost amortization of $116 million and $125 million in fiscal 2018 and 2017, respectively.
Our products and systems are produced principally in the U.S. with international revenue derived primarily from exports. No revenue earned from any individual foreign country exceeded 5 percent of our total revenue during fiscal 2018 or 2017.
Sales made to U.S. Government customers, including foreign military sales funded through the U.S. Government, whether directly or through prime contractors, by all segments as a percentage of total revenue were 75 percent and 74 percent in fiscal 2018 and 2017, respectively. Revenue from services in fiscal 2018 was approximately 11 percent, 29 percent and 13 percent of total revenue in our Communication Systems, Electronic Systems and Space and Intelligence Systems segments, respectively.
Revenue from products and services exported from the U.S., including foreign military sales, or manufactured or rendered abroad in fiscal 2018 and 2017 was $1.3 billion (21 percent of our revenue) and $1.3 billion (22 percent of our revenue), respectively. Fiscal 2018 export revenue and revenue from international operations was principally from Europe, the Middle East, Asia, Australia, Africa and Canada.
NOTE 24: LEGAL PROCEEDINGS AND CONTINGENCIES
From time to time, as a normal incident of the nature and kind of businesses in which we are or were engaged, various claims or charges are asserted and litigation or arbitration is commenced by or against us arising from or related to matters, including but not limited to: product liability; personal injury; patents, trademarks, trade secrets or other intellectual property; labor and employee disputes; commercial or contractual disputes; strategic acquisitions or divestitures; the prior sale or use of former products allegedly containing asbestos or other restricted materials; breach of warranty; or environmental matters. Claimed amounts against us may be substantial, but may not bear any reasonable relationship to the merits of the claim or the extent of any real risk of court or arbitral awards. We record accruals for losses related to those matters against us that we consider to be probable and that can be reasonably estimated. Gain contingencies, if any, are recognized when they are realized and legal costs generally are expensed when incurred. At June 29, 2018, our accrual for the potential resolution of lawsuits, claims or proceedings that we consider probable of being decided unfavorably to us was not material. Although it is not feasible to predict the outcome of these matters with certainty, it is reasonably possible that some lawsuits, claims or proceedings may be disposed of or decided unfavorably to us and in excess of the amounts currently accrued. Based on available information, in the opinion of management, settlements, arbitration awards and final judgments, if any, which are considered probable of being rendered against us in litigation or arbitration in existence at June 29, 2018 are reserved against or would not have a material adverse effect on our financial condition, results of operations or cash flows.
Our tax filings are subject to audit by taxing authorities in jurisdictions where we conduct or conduced business. These audits may result in assessments of additional taxes that are subsequently resolved with the authorities or ultimately through legal proceedings. We believe we have adequately accrued for any ultimate amounts that are likely to result from these audits; however, final assessments, if any, could be different from the amounts recorded in our Consolidated Financial Statements. Additional information regarding audits and examinations by taxing authorities of our tax filings is set in Note 22: Income Taxes.
Environmental Matters
We are subject to numerous U.S. Federal, state, local and international environmental laws and regulatory requirements and are involved from time to time in investigations or litigation of various potential environmental issues. We or companies we have acquired are responsible, or alleged to be responsible, for environmental investigation and/or remediation of multiple sites. These sites are in various stages of investigation and/or remediation and in some cases our liability is considered de minimis. Notices from the U.S. Environmental Protection Agency (“EPA”) or equivalent state or international environmental agencies allege that a number of sites formerly or currently owned and/or operated by us or companies we have acquired, and other properties or water supplies that may be or have been impacted from those operations, contain disposed or recycled materials or wastes and require environmental investigation and/or remediation. These sites include instances of being identified as a potentially responsible party under the Comprehensive Environmental Response, Compensation and Liability Act (commonly known as the “Superfund Act”) and/or equivalent state and international laws. For example, in June 2014, the Department of Justice (“DOJ”), Environment and Natural Resources Division, notified several potentially responsible parties, including Exelis, of potential responsibility for contribution to the environmental investigation and remediation of multiple locations in Alaska. In addition, in March 2016, the EPA notified over 100 potentially responsible parties, including Exelis, of potential liability for the cost of the remediation for the 8.3-mile stretch of the Lower Passaic River, estimated by the EPA to be $1.38 billion, but the parties’ respective allocations have not been determined. Although it is not feasible to predict the outcome of environmental claims, based on available information, in the opinion of our management, any payments we may be required to make as a result of environmental claims in existence at June 29, 2018 are reserved against, covered by insurance or would not have a material adverse effect on our financial condition, results of operations or cash flows.
NOTE 25: SUBSEQUENT EVENTS
Subsequent to the end of fiscal 2018, on October 14, 2018, we announced that on October 12, 2018, we entered into an Agreement and Plan of Merger (the “Merger Agreement”), with L3 Technologies, Inc. (“L3”) and Leopard Merger Sub Inc., a wholly owned subsidiary of Harris (“Merger Sub”), pursuant to which we and L3 have agreed to combine in an all-stock merger of equals. Under the terms and subject to the conditions set forth in the Merger Agreement, L3 shareholders will receive a fixed exchange ratio of 1.30 shares of Harris common stock for each share of L3 common stock, consistent with the 60-trading day average exchange ratio of the two companies. Upon closing of the transactions contemplated by the Merger

Agreement, Harris Corporation will be re-named “L3 Harris Technologies, Inc.” and Merger Sub will merge with and into L3, with L3 being the surviving corporation and becoming a wholly-owned subsidiary of L3 Harris Technologies, Inc., which will be owned on a fully diluted basis approximately 54 percent by Harris shareholders and 46 percent by L3 shareholders. The Merger Agreement has been unanimously approved by the Board of Directors of each company. The transactions contemplated by the Merger Agreement are subject to satisfaction of customary closing conditions, including receipt of regulatory approvals and approval by the shareholders of each company, and we currently expect the closing to occur in mid-calendar year 2019, although we can give no assurances regarding the timing or occurrence of closing.

PART IV

ITEM 15.	FINANCIAL STATEMENT SCHEDULES.

Note: The information contained in this Item updates historical fiscal 2018 and fiscal 2017 financial information solely to the extent necessary to reflect the impact for those two fiscal years of retrospective application of ASC 606 and ASU 2017-07. No other historical financial information in this Item in our Fiscal 2018 Annual Report on Form 10-K (including for fiscal 2016) is being updated or is superseded. This Item also has not been updated for other changes since the filing of our Fiscal 2018 Annual Report on Form 10-K. See the Explanatory Note at the beginning of this Exhibit 99.1 for further information.

The following document is filed as a part of this Exhibit 99.1:

Page
(2) Financial Statement Schedules:
Schedule II — Valuation and Qualifying Accounts — Fiscal Years ended June 29, 2018 and June 30, 2017	74
All other schedules are omitted because they are not applicable, the amounts are not significant or the required information is shown in the Consolidated Financial Statements or the Notes thereto.

SCHEDULE II — VALUATION AND QUALIFYING ACCOUNTS
HARRIS CORPORATION AND SUBSIDIARIES
(In thousands)

Col. A	Col. B	Col. C			Col. D		Col. E
		Additions
Description	Balance at Beginning of Period	Charged to Costs and Expenses	Charged to Other Accounts — Describe		Deductions — Describe		Balance at End of Period
Year ended June 29, 2018
Amounts Deducted From
Respective Asset Accounts:
					$8	(A)
					435	(B)
					707	(C)
Allowances for collection losses	$2,815	$654	$—		$1,150		$2,319

			$(48)	(E)	$(425)	(A)
Allowances for deferred tax assets	$183,476	$(2,848)	$(48)		$(425)		$181,005
Year ended June 30, 2017
Amounts Deducted From
Respective Asset Accounts:
					$7	(A)
					551	(B)
					3,329	(C)
					3,247	(D)
Allowances for collection losses	$9,949	$—	$—		$7,134		$2,815

					$1,865	(A)
					103,371	(D)
			354	(E)	175	(F)
Allowances for deferred tax assets	$300,159	$(11,626)	$354		$105,411		$183,476
Note A — Foreign currency translation gains and losses
Note B — Disposals
Note C — Uncollectible accounts charged off, less recoveries on accounts previously charged off
Note D — Acquisitions and divestitures
Note E — Uncertain income tax positions
Note F — Accumulated other comprehensive income